Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

REGAL BELOIT CORPORATION

PHOENIX 2021, INC.

REXNORD CORPORATION

AND

LAND NEWCO, INC.

Dated as of February 15, 2021

TABLE OF CONTENTS

PAGE

ARTICLE I	DESCRIPTION OF TRANSACTION	2

1.1	The Merger	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	3
1.5	Conversion of Spinco Common Stock in the Merger	3
1.6	The Spinco Share Issuance; the Distribution	6
1.7	RMT Partner Special Dividend	6
1.8	Exchange of Spinco Common Stock	7
1.9	Closing of Transfer Books	8
1.10	Tax Consequences	8
1.11	No Appraisal Rights	8
1.12	Further Action	9
1.13	Withholding	9

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF REMAINCO AND SPINCO	9

2.1	Subsidiaries; Due Organization	9
2.2	Certificate of Formation and Other Governing Documents	10
2.3	Capitalization	10
2.4	Authority; Binding Nature of Agreement	13
2.5	Non-Contravention; Consents	14
2.6	Financial Statements	15
2.7	Absence of Changes	18
2.8	Title to and Sufficiency of Assets	18
2.9	Real Property	19
2.10	Intellectual Property	20
2.11	Contracts	23
2.12	Compliance with Legal Requirement; Regulatory Matters	25
2.13	Anti-Corruption Compliance; Trade Compliance	26
2.14	Governmental Authorizations	27
2.15	Tax Matters	27
2.16	Employee and Labor Matters; Benefit Plans	29
2.17	Environmental Matters; Product Liability	34
2.18	Insurance	36
2.19	Legal Proceedings; Orders	37
2.20	Customers, Distributors, Suppliers and Licensors	37
2.21	Ownership of RMT Partner Common Stock	38
2.22	Vote Required	38
2.23	Financial Advisor	38
2.24	Takeover Statutes	38
2.25	Acknowledgement by Remainco and Spinco	38
2.26	Spinco	39

i

2.27	Remainco Financing and Spinco Financing	39
2.28	Data Privacy and Information Security	42

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF RMT PARTNER AND MERGER SUB	43

3.1	Subsidiaries; Due Organization	44
3.2	Certificate of Formation and Other Governing Documents	45
3.3	Capitalization	46
3.4	Authority; Binding Nature of Agreement	47
3.5	Non-Contravention; Consents	48
3.6	SEC Filings; Financial Statements	49
3.7	Absence of Changes	51
3.8	Title to Assets	52
3.9	Real Property	52
3.10	Intellectual Property	53
3.11	Contracts	54
3.12	Compliance with Legal Requirement; Regulatory Matters	56
3.13	Anti-Corruption Compliance; Trade Compliance	57
3.14	Governmental Authorizations	58
3.15	Tax Matters	58
3.16	Employee and Labor Matters; Benefit Plans	60
3.17	Environmental Matters; Product Liability	64
3.18	Insurance	66
3.19	Legal Proceedings; Orders	66
3.20	Customers, Distributors, Suppliers and Licensors	67
3.21	Ownership of Remainco Common Stock	68
3.22	Vote Required	68
3.23	Financial Advisor	68
3.24	Valid Issuance	68
3.25	Takeover Statutes	68
3.26	Financing	68
3.27	Data Privacy and Information Security	70
3.28	Acknowledgement by RMT Partner and Merger Sub	71
3.29	Merger Sub	71

ARTICLE IV	CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD	72

4.1	Access and Investigation	72
4.2	Operation of the Business of the Spinco Companies	72
4.3	Operation of the Business of the RMT Partner Companies	78
4.4	Control of Other Party’s Business	82
4.5	No Solicitation	82

ARTICLE V	ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES	86

5.1	Registration Statement; Joint Proxy Statement/Prospectus	86
5.2	RMT Partner Stockholders’ Meeting	88
5.3	Remainco Stockholders’ Meeting	91

5.4	Efforts; Regulatory Approvals and Related Matters	95
5.5	Disclosure	97
5.6	Tax Matters	98
5.7	Listing	100
5.8	Resignation of Officers and Directors	100
5.9	Board of Directors of the Combined Company; Management of the Combined Company; Surviving Corporation Board	100
5.10	Section 16 Matters	100
5.11	Name of the Combined Company and Headquarters	101
5.12	Obligations of Merger Sub and Spinco	101
5.13	Securityholder Litigation	101
5.14	Financial Statements	102
5.15	Financing	104
5.16	Agreement for Exchange of Information	111
5.17	D&O Indemnification and Insurance	113
5.18	Release Documentation	114
5.19	Refinancing	114
5.20	Solvency Opinions	114
5.21	Remainco Equity Awards	114

ARTICLE VI	CONDITIONS PRECEDENT TO OBLIGATIONS OF RMT PARTNER AND MERGER SUB	115

6.1	Accuracy of Representations	115
6.2	Performance of Covenants	115
6.3	Effectiveness of Registration Statements	115
6.4	Stockholder Approval	116
6.5	Separation and Distributions	116
6.6	Cash Payment	116
6.7	RMT Partner Special Dividend	116
6.8	[Intentionally Omitted]	116
6.9	Opinion and Certificates	116
6.10	No Spinco Material Adverse Effect	117
6.11	Governmental Approvals	117
6.12	Listing	117
6.13	No Restraints	117
6.14	No Governmental Litigation	117
6.15	FIRPTA Matters	118

ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATION OF REMAINCO AND SPINCO	118

7.1	Accuracy of Representations	118
7.2	Performance of Covenants	118
7.3	Effectiveness of Registration Statements	118
7.4	Stockholder Approval	119
7.5	Separation and Distributions	119
7.6	Cash Payment	119
7.7	RMT Partner Special Dividend	119

7.8	[Intentionally Omitted]	119
7.9	Opinion and Certificates	119
7.10	No RMT Partner Material Adverse Effect	120
7.11	Governmental Approvals	120
7.12	Listing	120
7.13	No Restraints	120
7.14	No Governmental Litigation	120
7.15	Directors	120

ARTICLE VIII	TERMINATION	120

8.1	Termination	120
8.2	Effect of Termination	122
8.3	Fees and Expenses	123

ARTICLE IX	MISCELLANEOUS PROVISIONS	126

9.1	Amendment	126
9.2	Waiver	127
9.3	No Survival of Representations, Warranties and Agreements	127
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile	128
9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	128
9.6	Disclosure Letters	129
9.7	Assignability; No Third Party Rights	130
9.8	Notices	130
9.9	Cooperation	131
9.10	Severability	131
9.11	No Presumption Against Drafting Party	132
9.12	Construction	132

Exhibit A	—	Certain Definitions

Schedule A	—	Knowledge of Remainco
Schedule B	—	Knowledge of RMT Partner
Schedule C	—	Antitrust Consents and FDI Consents
Schedule D	—	Overlap Shareholder Determination Process

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 15, 2021, by and among: (i) Rexnord Corporation, a Delaware corporation (“Remainco”); (ii) Land Newco, Inc., a Delaware corporation and wholly owned indirect subsidiary of Remainco (“Spinco”); (iii) Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”); and (iv) Phoenix 2021, Inc., a Delaware corporation and wholly owned subsidiary of RMT Partner (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

Whereas, Remainco is engaged, directly and indirectly, in the Spinco Business;

Whereas, the Board of Directors of Remainco (the “Remainco Board”) has determined that the consummation of the transactions contemplated by the terms and conditions set forth in this Agreement and the Separation and Distribution Agreement, dated the date hereof (as it may be amended, modified or supplemented from time to time, the “Separation Agreement”), by and among Remainco, Spinco, and RMT Partner and the other Transaction Documents, is fair to, advisable and in the best interests of Remainco and Remainco’s stockholders;

Whereas, Rexnord, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Remainco (“Intermediateco”) currently owns all of the issued and outstanding shares of Spinco Common Stock;

Whereas, on the terms and subject to the conditions set forth in Separation Agreement, in order to effect such separation, Remainco will undertake the Internal Restructuring and, in connection therewith, effect the Spinco Contribution and, in exchange therefor, Spinco shall (i) issue to Intermediateco additional shares of Spinco Common Stock; and (ii) pay to Intermediateco the Cash Payment;

Whereas, on the terms and subject to the conditions set forth in the Separation Agreement, following the completion of the Internal Restructuring, the Spinco Contribution and the payment of the Cash Payment, Intermediateco shall own all of the issued and outstanding shares of Spinco Common Stock and Remainco and Intermediateco shall effect the Distributions;

Whereas, the Parties contemplate that, pursuant to this Agreement, immediately after the Spin-Off and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Spinco, with Spinco surviving the Merger as a wholly owned direct Subsidiary of RMT Partner, and all outstanding shares of Spinco Common Stock shall be converted into the right to receive shares of common stock of RMT Partner on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the WBCL;

Whereas, for U.S. federal income tax purposes (i) the Spinco Contribution and the Second Distribution, taken together, are intended to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (ii) each of the Distributions (other than the First Distribution) is intended to qualify as a distribution described in Section 355 of the Code, (iii) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iv) each of this Agreement and the Separation Agreement constitute “a plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

Whereas, prior to the Closing Date, if the RMT Partner Special Dividend is required in accordance with Section 1.7, the RMT Partner Board will declare the RMT Partner Special Dividend with a record date prior to the Closing Date, the payment of such RMT Partner Special Dividend to be subject to the satisfaction of conditions determined by the RMT Partner Board;

Whereas, the respective boards of directors of each of Remainco, Spinco, RMT Partner and Merger Sub have each approved and declared advisable and in the best interests of their respective stockholders this Agreement and the transactions contemplated hereby, including the Merger; and

Whereas, the parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

Now, Therefore, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

1.1       The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Spinco. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of RMT Partner, and shall succeed to and assume all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debt and duties of Merger Sub in accordance with the DGCL.

1.2       Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3       Closing; Effective Time. Unless the transactions contemplated hereby shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, at the offices of Sidley Austin LLP (“Sidley”), One South Dearborn, Chicago, Illinois 60603, on a date and time to be designated jointly by Remainco and RMT Partner, which shall be (a) no later than the later of the third Business Day following (i) the satisfaction or waiver of the conditions set forth in Articles VI and VII (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) (provided, however, that the Closing shall not occur prior to the third Business Day following the occurrence of the Ruling Event) or (b) at such other date, time or place as RMT Partner and Remainco may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date”. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by Spinco and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Remainco and RMT Partner and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”). “Ruling Event” shall mean the earlier of (a) the date on which (i) Remainco has received the Ruling from the IRS, (ii) the IRS informs Remainco and RMT Partner in writing that the IRS has declined to issue a private letter ruling that satisfies each of the requirements described in clauses (a) through (c) contemplated in the definition of Ruling or (iii) Remainco, with the written consent of RMT Partner, withdraws the Ruling Request and (b) the date nine months from the date hereof.

1.4          Certificate of Incorporation and Bylaws; Directors and Officers.

(a)          The certificate of incorporation of Spinco in effect as of the date hereof shall, following the Merger, continue as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirement;

(b)          the bylaws of Spinco in effect as of the date hereof shall, following the Merger, continue as the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirement; and

(c)          the directors of the Surviving Corporation immediately after the Effective Time shall be the New RMT Partner Directors and one individual designated by RMT Partner. The officers of the Surviving Corporation immediately after the Effective Time shall be the same individuals who are the officers of Spinco as in effect immediately prior to the Effective Time.

1.5           Conversion of Spinco Common Stock in the Merger.

(a)          Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Remainco, Spinco, RMT Partner, Merger Sub or any stockholder of Remainco or RMT Partner:

(i)       each share of Spinco Common Stock owned by Remainco, Spinco, any Subsidiary of Spinco, or any other Subsidiary of Remainco after the Distributions and immediately prior to the Effective Time (or held in Spinco’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)      each share of Spinco Common Stock owned by RMT Partner, Merger Sub or any other Subsidiary of RMT Partner immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)     except as provided in Sections 1.5(a)(i) and 1.5(a)(ii) and subject to Sections 1.5(e) and 1.5(f), each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, but after giving effect to the Distributions, shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of RMT Partner Common Stock equal to the Exchange Ratio, subject to adjustment as contemplated by Section 1.5(b) and Section 1.5(f) (other than shares canceled in accordance with Sections 1.5(a)(i) and 1.5(a)(ii)); and

(iv)       each share of the common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Corporation, which shall be a wholly owned Subsidiary of RMT Partner.

(b)          If the number of issued and outstanding shares of RMT Partner Common Stock to be received in the Merger by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (other than the Overlap Shareholders), together with the number of Overlap Shares (if any), would be less than 50.8% (the “Threshold Percentage”) of all issued and outstanding shares of RMT Partner Common Stock as of immediately following the Effective Time (including (i) any instruments that are treated as stock for U.S. federal income Tax purposes and (ii) any stock that may be issued after the Effective Time pursuant to the exercise or settlement of an option or other contract acquired or entered into on or before the Effective Time that would be regarded as having been acquired or entered into before the Effective Time as part of a “plan” of which the Spin-Off is a part within the meaning of Section 355(e) of the Code, determined without regard to any adjustment pursuant to this Section 1.5(b) (the “Share Equivalents”)), then the Exchange Ratio shall be increased such that the aggregate number of shares of RMT Partner Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (other than Overlap Shareholders (if any)), together with the Overlap Shares (if any), equals the Threshold Percentage; provided, however, that if (x) a private letter ruling from the IRS that satisfies the requirement described in clause (a) in the definition of “Ruling” has not been received by Remainco by the date that is three Business Days prior to the Closing Date or (y) such adjustment to the Exchange Ratio would otherwise result in the number of shares of RMT Partner Common Stock issued in the Merger being greater than 50.1% of all issued and outstanding shares of RMT Partner Common Stock as of immediately following the Effective Time (calculated by including any Share Equivalents), then the concept of Overlap Shareholders shall be disregarded for purposes of adjusting the Exchange Ratio and the Exchange Ratio shall instead be adjusted so that the number of shares of RMT Partner Common Stock issued in the Merger with respect to Qualified Spinco Common Stock will equal 50.1% of all issued and outstanding shares of RMT Partner Common Stock as of immediately following the Effective Time (calculated by including any Share Equivalents). For the avoidance of doubt, the parties agree that notwithstanding anything in this Agreement to the contrary, if the Overlap Calculation using Overlap Shares is used to determine the Exchange Ratio, then the Exchange Ratio shall be calculated so that the number of shares of RMT Partner Common Stock to be received in the Merger by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (other than the Overlap Shareholders), together with the number of Overlap Shares (if any), is 50.8% of all issued and outstanding shares of RMT Partner Common Stock as of immediately following the Effective Time (including any Share Equivalents). For purposes of this Agreement, the “Overlap Calculation” means the determination of the number of issued and outstanding shares of RMT Partner Common Stock to be received in the Merger by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock as contemplated in this Section 1.5(b) without giving effect to clause (x) or (y) in this Section 1.5(b). The references to “(other than the Overlap Shareholders)” in this Section 1.5(b) relates solely to the calculation of the Exchange Ratio and is not intended to describe which holders of Spinco Common Stock receive shares of RMT Partner Common Stock in the Merger, which is described in Section 1.5(a).

(c)          Definitions. For purposes of this Agreement:

(i)          “Exchange Ratio” shall mean, prior to giving effect to any adjustment as contemplated by Section 1.5(b) and Section 1.5(d), a fraction obtained by dividing (A) the New Share Issuance by (B) the number of shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time;

(ii)         “New Share Issuance” shall mean (A) the number of shares of RMT Partner Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (B) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4.

(iii)        “Overlap Shareholders” shall have the meaning set forth on Schedule D;

(iv)        “Overlap Shares” shall mean, with respect to any Overlap Shareholder, (a) the lesser of (i) the Spinco Overlap Ownership Percentage and (ii) the RMT Partner Overlap Ownership Percentage, multiplied by (b) the number of shares of RMT Partner Common Stock issued and outstanding immediately following the Effective Time;

(v)         “RMT Partner Overlap Ownership Percentage” shall mean, with respect to any Overlap Shareholder, the fraction obtained by dividing (a) the number of shares of RMT Partner Common Stock owned directly or indirectly by such Overlap Shareholder immediately following the Effective Time by (b) the number of shares of RMT Partner Common Stock issued and outstanding immediately following the Effective Time; and

(vi)        “Spinco Overlap Ownership Percentage” shall mean, with respect to any Overlap Shareholder, the fraction obtained by dividing (a) the number of shares of Spinco Common Stock owned directly or indirectly by such Overlap Shareholder immediately prior to the Effective Time by (b) the number of shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time.

(d)          If, during the period from the date of this Agreement through the Effective Time, the issued and outstanding shares of RMT Partner Common Stock are changed into a different number or class of shares by reason of any stock or interest split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by RMT Partner during such period, then the calculations set forth in Section 1.5(a)(iii) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(e)           If any shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted equity purchase agreement or other Contract with Spinco or under which Spinco has any rights, then (except to the extent provided in any binding Contract between Spinco and the holder thereof): (i) the shares of RMT Partner Common Stock issued in exchange for such shares of Spinco Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and (ii) such shares of RMT Partner Common Stock, whether represented by certificates or in book entry form, may accordingly be marked with appropriate legends. Prior to the Effective Time, Spinco shall ensure that, from and after the Effective Time, RMT Partner or the Surviving Corporation, as applicable, is entitled to exercise any such repurchase option or other right set forth in any such restricted stock or interest purchase agreement or other Contract.

(f)            No fractional shares of RMT Partner Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of shares of Spinco Common Stock who would otherwise be entitled to receive a fraction of a share of RMT Partner Common Stock (after aggregating all fractional shares of RMT Partner Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of RMT Partner Common Stock on the New York Stock Exchange on the last Business Day prior to the date on which the Merger becomes effective. Payment of cash in lieu of fractional shares of RMT Partner Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to RMT Partner of issuing fractional shares of RMT Partner Common Stock and shall not represent separately bargained-for consideration.

1.6          The Spinco Share Issuance; the Distributions.

(a)           As contemplated by the Separation Agreement, on or before the Distribution Date, Spinco shall issue and deliver to Remainco a number of shares of Spinco Common Stock so that the number of shares of Spinco Common Stock issued and outstanding equals the number of shares of Remainco Common Stock issued and outstanding as of the record date for the Spin-Off.

(b)           Immediately prior to the Merger, Remainco and Spinco shall make the Distributions pursuant to and in accordance with the provisions of this Agreement and the Separation Agreement.

1.7          RMT Partner Special Dividend. Prior to the Merger (regardless of whether the actual payment date for any RMT Partner Special Dividend is before, on or after the Effective Time), RMT Partner, subject to Legal Requirement, shall, if the number of shares of RMT Partner Common Stock to be issued in the Merger is increased as a result of an adjustment to the Exchange Ratio pursuant to Section 1.5(b), declare a special dividend pro rata to the holders of RMT Partner Common Stock as of a record date prior to the Closing Date, in an amount equal to the RMT Partner Special Dividend Amount in the aggregate (the “RMT Partner Special Dividend”). “RMT Partner Special Dividend Amount” means an amount equal to the Baseline RMT Partner Value minus the Adjusted RMT Partner Value. “Baseline RMT Partner Value” means an amount equal to the product of (i) the number of shares of RMT Partner Common Stock issued and outstanding as of the record date for the RMT Partner Special Dividend and (ii) $128.8215. “Adjusted RMT Partner Value” means if the number of shares of RMT Partner Common Stock issued in the Merger is increased as a result of Section 1.5(b), an amount equal to (i) the Baseline RMT Partner Value multiplied by (ii) a fraction obtained by dividing (A) without giving effect to Section 1.5(b), the New Share Issuance by (B) giving effect to Section 1.5(b), the total number of shares of RMT Partner Common Stock issued in the Merger.

1.8          Exchange of Spinco Common Stock.

(a)           Pursuant to Article III of the Separation Agreement, the Exchange Agent (as defined below) shall hold, for the account of the relevant Remainco stockholders, book-entry shares representing all of the issued and outstanding shares of Spinco Common Stock distributed in the Distributions. Such shares of Spinco Common Stock shall be exchanged for shares of RMT Partner Common Stock in accordance with the terms of this Section 1.8.

(b)           Prior to the Closing Date, Remainco shall appoint a reputable bank or trust company reasonably satisfactory to RMT Partner as exchange agent in the Merger (the “Exchange Agent”) pursuant to a customary exchange agent agreement providing for, among other things, the matters set forth in this Section 1.8 and otherwise reasonably satisfactory to the parties. Promptly after the Effective Time, RMT Partner shall issue and cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Spinco Common Stock, for exchange in accordance with this Section 1.8, shares of RMT Partner Common Stock in book-entry form issuable pursuant to Section 1.5 (such shares of RMT Partner Common Stock, together with any dividends or distributions pursuant to Section 1.8(d) received by the Exchange Agent with respect to such shares of RMT Partner Common Stock, are referred to collectively as the “Exchange Fund”). For the purposes of such deposit, RMT Partner will assume that there will not be any fractional shares of RMT Partner Common Stock. RMT Partner will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Remainco, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.5(f). Following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions from RMT Partner, deliver the RMT Partner Common Stock to be issued pursuant to this Section 1.8 from the shares of RMT Partner Common Stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(c)           Promptly after the Effective Time, the Exchange Agent shall, and RMT Partner shall cause the Exchange Agent to, deliver to each Person who was the record holder of shares of Spinco Common Stock immediately prior to the Effective Time (i) a notice of the effectiveness of the Merger and (ii) the number of whole shares of RMT Partner Common Stock, from the Exchange Fund, that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii) (and cash in lieu of any fractional share of RMT Partner Common Stock pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.8(d)). From and after the Effective Time, any shares formerly representing shares of Spinco Common Stock will represent only the right to receive shares of RMT Partner Common Stock (and cash in lieu of any fractional share of RMT Partner Common Stock as contemplated by Section 1.5(f) and any dividends or other distributions pursuant to Section 1.8(d)).

(d)           Subject to the effect of applicable abandoned property law, escheat law or other Legal Requirements, following the distribution of any such previously undistributed shares of RMT Partner Common Stock, there shall be paid to the record holder of such shares of RMT Partner Common Stock, without interest, at the time of the distribution, the amount of cash in lieu of any fractional share of RMT Partner Common Stock as contemplated by Section 1.5(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of RMT Partner Common Stock. RMT Partner shall deposit all such dividends and distributions in the Exchange Fund.

(e)           Any portion of the Exchange Fund that remains undistributed to the holder of any shares of Spinco Common Stock with respect to the shares of RMT Partner Common Stock that are not able to be distributed by the Exchange Agent to such holder as of the date that is one year after the Effective Time shall be delivered to RMT Partner upon demand, and any holders of shares of Spinco Common Stock who have not theretofore received their shares of RMT Partner Common Stock in accordance with this Section 1.8 shall thereafter look only to RMT Partner for satisfaction of their claims for RMT Partner Common Stock, cash in lieu of fractional shares of RMT Partner Common Stock as contemplated by Section 1.5(f) and any dividends or distributions pursuant to Section 1.8(d) with respect to shares of RMT Partner Common Stock, in each case without interest thereon.

(f)            Neither RMT Partner nor the Surviving Corporation shall be liable to any holder or former holder of shares of Spinco Common Stock or to any other Person with respect to any shares of RMT Partner Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

(g)           All shares of RMT Partner Common Stock issued upon the exchange of Spinco Common Stock, together with cash in lieu of any fractional share of RMT Partner Common Stock pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.8(d) shall have been deemed to have been paid in full satisfaction of all rights pertaining to such shares of Spinco Common Stock.

1.9          Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of Spinco Common Stock that were issued and outstanding as of the Effective Time.

1.10        Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations. Each party hereto shall cause all Tax Returns relating to the Merger filed by such party to be filed on the basis of treating the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

1.11        No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Spinco Common Stock in connection with the Merger, and Remainco and Spinco shall take all actions necessary under Section 262 of the DGCL to ensure that appraisal rights in connection with the Merger cannot be perfected by holders of shares of Spinco Common Stock on or after the Distribution Date.

1.12        Further Action. If, at any time after the Effective Time, any further action is determined by RMT Partner or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and Spinco, the officers and directors of the Surviving Corporation and RMT Partner shall be fully authorized (in the name of Merger Sub, in the name of Spinco and otherwise) to take such action.

1.13        Withholding. Each of the Exchange Agent, RMT Partner and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF REMAINCO AND SPINCO

Except as set forth (a) in the part or subpart of the Remainco Disclosure Letter corresponding to the particular Section or subsection in this Article II in which such representation and warranty appears; (b) in any other part or subpart of the Remainco Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other representation and warranty; and (c) other than with respect the representations and warranties in Section 2.3 (Capitalization), Section 2.4 (Authority; Binding Nature of Agreement), Section 2.5 (Non-Contravention; Consents), Section 2.22 (Vote Required), Section 2.23 (Financial Advisor) and Section 2.24 (Takeover Statutes), any information set forth in the Remainco SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2019 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof) to the extent it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty, other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature, each of Remainco and Spinco hereby represents and warrants to RMT Partner and Merger Sub as follows:

2.1         Subsidiaries; Due Organization.

(a)           Section 2.1 of the Remainco Disclosure Letter identifies, as of the date hereof, each existing Entity that will be a Subsidiary of Spinco, in each case, as of immediately prior to the Distributions based on the Separation Plan as of the date hereof.

(b)           Remainco and each of the Spinco Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized and validly existing. Each of the Spinco Companies is in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation, and has all necessary corporate or other entity right, power and authority: (i) to conduct its business and, if applicable, any business that will be transferred to it pursuant to the Separation Agreement in the manner in which its business is currently being conducted; (ii) to own and use its assets and, if applicable, any assets that will be transferred to it pursuant to the Transaction Documents in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound or, if applicable, which will be transferred to it pursuant to the Transaction Documents, other than in the case of clauses (i) through (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Spinco Material Adverse Effect.

(c)           Each of the Spinco Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Spinco Material Adverse Effect.

2.2          Certificate of Formation and Other Governing Documents. Remainco has delivered or Made Available to RMT Partner accurate and complete copies of the Organizational Documents of Remainco and each of the Spinco Companies that would be considered a “significant subsidiary” (as such term is defined under Regulation S-X promulgated pursuant to the Exchange Act), including all amendments thereto as in effect on the date of this Agreement. Each of Remainco and the Spinco Companies has complied with its Organizational Documents except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Spinco Material Adverse Effect.

2.3         Capitalization.

(a)           Spinco Companies Capitalization.

(i)          On the date of this Agreement the authorized capital stock of Spinco consists of 200,000,000 shares of Spinco Common Stock, $0.01 par value per share, and 10,000,000 shares of Spinco Preferred Stock, $0.01 par value per share, of which 100 shares of Spinco Common Stock have been issued and are outstanding. Immediately prior to the Distributions, all the outstanding shares of Spinco Common Stock will be owned directly by Remainco free and clear of any Encumbrance, other than restrictions under applicable securities laws. Immediately following the Distributions, (A) there will be outstanding a number of shares of Spinco Common Stock determined in accordance with this Agreement and the Separation Agreement and (B) no shares of Spinco Common Stock will be held in Spinco’s treasury. As of the date hereof and as of the Effective Time, all of the outstanding shares of Spinco Common Stock have been and will be duly authorized and validly issued, and are and will be fully paid and nonassessable and the only authorized capital stock of Spinco will be the Spinco Common Stock.

(ii)         Section 2.3(a)(ii) of the Remainco Disclosure Letter sets forth for each of the Spinco Companies as of the date hereof, (A) the number and type of equity securities of such Spinco Company outstanding and (B) the record and beneficial owner of such securities.

(iii)        Except as otherwise permitted under this Agreement, there are no outstanding or existing (A) securities of any of the Spinco Companies convertible into or exchangeable for shares of capital stock or voting securities of any of the Spinco Companies; (B) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Spinco Companies; (C) obligations of any of the Spinco Companies to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Spinco Companies or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary; (D) phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of any Spinco Company and there are no outstanding stock appreciation rights issued by any Spinco Company with respect to the capital stock or equity interests of any Spinco Company; (E) voting trusts or other agreements or understandings to which any Spinco Company is a party with respect to the voting of capital stock or equity interests of any Spinco Company; or (F) bonds, debentures, notes or other indebtedness of any Spinco Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of any Spinco Company may vote.

(iv)        All outstanding shares of Spinco Common Stock and other outstanding securities of the Spinco Companies have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Legal Requirement and (B) all requirements set forth in applicable Organizational Documents and were not issued in violation of any preemptive or participation rights. All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each Spinco Company have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each Spinco Company (other than Spinco) are, or following the Internal Restructuring will be owned beneficially and of record, directly or indirectly, by Spinco free and clear of any Encumbrances, other than restrictions under applicable securities laws.

(v)         Except for its interests in the other Spinco Companies, as of the Effective Time, Spinco will not own, directly or indirectly, any capital stock or other equity interests in, any Person.

(b)          Remainco Capitalization.

(i)           The authorized capital stock of Remainco consists of 200,000,000 shares of Remainco Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share (“Remainco Preferred Stock”). As of the close of business on February 12, 2021 (the “Specified Time”), (A) 119,592,769 shares of Remainco Common Stock were issued and outstanding; (B) zero shares of Remainco Common stock were held in the treasury of Remainco and none were held by any Subsidiary of Remainco; (C) no shares of Remainco Preferred Stock issued and outstanding or held in the treasury of Remainco; (D) 945,835 shares of Remainco Common Stock were subject to outstanding Remainco Options held by Spinco Employees, which Remainco Options have a weighted average exercise price of $24.4238, (E) an aggregate of 103,174 shares of Remainco Common Stock subject to outstanding Remainco Phantom Options held by Spinco Employees, which Remainco Phantom Options have a weighted average exercise price of $25.7170, (F) an aggregate of 346,186 shares subject to outstanding Remainco RSUs held by Spinco Employees; and (G) 254,917 shares of Remainco Common Stock were subject to outstanding Remainco PSUs held by Spinco Employees, assuming performance at target level.

(ii)         Remainco has delivered or Made Available to RMT Partner a complete and accurate list that sets forth the following information with respect to Remainco Equity Awards held by a Spinco Employee as of the Specified Time: (A) the type of such Remainco Equity Award (i.e., (1) whether a Remainco Option, Remainco Phantom Option, Remainco RSU or Remainco PSU and (2) with respect to any Remainco Option, whether the Remainco Option is intended to qualify as an “incentive stock option” under Section 422 of the Code); (B) the name of the Remainco Equity Plan under which the Remainco Equity Award was issued; (C) the number of shares of Remainco Common Stock subject to such Remainco Equity Award; (D) the per share exercise price (if any) of such Remainco Equity Award; (E) the applicable vesting schedule in respect of such Remainco Equity Award; (F) the number of shares of Remainco Common Stock which are vested and unvested with respect to the Remainco Equity Award; (G) the grant date of the Remainco Equity Award; and (H) the expiration date of the term of such Remainco Equity Award (if applicable).

(iii)        Except for the Remainco Options, Remainco Phantom Options, Remainco RSUs and Remainco PSUs referred to in Section 2.3(b)(i) or issued to an employee or independent contractor of Remainco or any of its Affiliates who is not a Spinco Employee or Spinco Independent Contractor, and except as permitted after the date of this Agreement pursuant to Section 4.2, there are no outstanding or existing (A) securities of the Remainco or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Remainco; (B) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Remainco; (C) obligations of Remainco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Remainco or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary; (D) phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of Remainco and there are no outstanding stock appreciation rights issued by Remainco with respect to the capital stock of the Remainco; (E) voting trusts or other agreements or understandings to which Remainco or any of its officers or directors is a party with respect to the voting of capital stock of Remainco or (F) bonds, debentures, notes or other indebtedness of Remainco having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of Remainco may vote.

(iv)        Since the Specified Time through the date hereof, Remainco has not issued, granted, delivered, sold, pledged, disposed of or encumbered any shares of its capital stock, except pursuant to the exercise of Remainco Options or Remainco Phantom Options described in Section 2.3(b)(ii) in accordance with their terms as in effect as of the Specified Time or the vesting of Remainco RSUs or Remainco PSUs described in Section 2.3(b)(ii) in accordance with their terms as of the Specified Time. Except as permitted after the date hereof pursuant to Section 4.2, there are no Spinco Employees or Spinco Independent Contractors with an offer letter, other employment Contract or other arrangement or Contract that contemplates a grant of options to purchase Remainco Common Stock or of any other equity or equity-based award, or who has otherwise been promised options to purchase Remainco Common Stock or other securities of Remainco, which options or other awards have not been granted as of the Specified Time.

2.4          Authority; Binding Nature of Agreement. Each of Remainco and Spinco has all requisite corporate or other entity right, power and authority to enter into and perform their respective obligations under this Agreement, the Separation Agreement and the other Transaction Documents, as applicable, to which it is or will be a party and, subject to the adoption of this Agreement by Intermediateco as the sole stockholder of Spinco (which shall occur immediately after the execution and delivery hereof) and the Required Remainco Stockholder Vote, has all requisite corporate or other entity right, power and authority to consummate the Contemplated Transactions. Each of the Remainco Board (at a meeting duly called and held and not subsequently rescinded or modified in any way) and the Spinco Board have: (a) determined that this Agreement, the Separation Agreement, the Distributions and the Merger are advisable and in the best interests of Remainco, Spinco and their respective stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement, the Separation Agreement and the other Transaction Documents by Remainco and Spinco, as applicable, and approved the Distributions and the Merger and the other Contemplated Transactions. Remainco, as the sole stockholder of Spinco prior to the Spin-Off, will have approved the Spin-Off and the other applicable Contemplated Transactions to which Remainco is a party (other than the Merger). Intermediateco, as the sole stockholder of Spinco, will adopt this Agreement and approve the Merger as sole stockholder of Spinco immediately following the execution and delivery of this Agreement. No other vote of Spinco’s stockholders is necessary to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by Remainco and Spinco, and, subject to the adoption of this Agreement by Intermediateco as sole stockholder of Spinco, and assuming the due authorization, execution and delivery of this Agreement by RMT Partner and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of each of Remainco and Spinco, enforceable against each of Remainco and Spinco in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exceptions”). The Separation Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, the Tax Matters Agreement and the Employee Matters Agreement have been (and the Transition Services Agreement will be as of immediately prior to the Distributions) duly executed and delivered, as applicable, by Remainco, Spinco and their applicable Subsidiaries that are or will be party thereto, and assuming the due authorization, execution and delivery of such agreements by RMT Partner and its Subsidiaries, each such agreement does (or, in the case of each of the Transition Services Agreement will when executed and delivered) constitute a legal, valid and binding obligation, of each of Remainco, Spinco or the applicable Subsidiary of Remainco or Spinco party thereto, as applicable, enforceable against each of them party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

2.5          Non-Contravention; Consents.

(a)           Assuming compliance with the applicable provisions of the DGCL (including the Required Remainco Stockholder Vote), the HSR Act and all applicable foreign Competition Laws and FDI Laws, the listing requirements of the New York Stock Exchange, except as set forth in Section 2.5 of the Remainco Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement or the other Transaction Documents nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of (A) Remainco or Spinco or (B) any of the other Spinco Companies;

(ii)          contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which Remainco or any of its Subsidiaries (including the Spinco Companies), is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect;

(iii)        contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Spinco Companies or that otherwise relates to the Spinco Business or to any of the assets owned or used by any of the Spinco Companies or the Spinco Business, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect;

(iv)        contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Spinco Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such Spinco Material Contract; (B) accelerate the maturity or performance of any such Spinco Material Contract (other than any Remainco Benefit Plan); or (C) cancel, terminate or modify any right, benefit, obligation or other term of such Spinco Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect; or

(v)         result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the Spinco Companies or the Spinco Business, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect.

(b)           Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL (including the Required Remainco Stockholder Vote), the HSR Act, all applicable foreign Competition Laws and FDI Laws, and the listing requirements of the New York Stock Exchange, none of Remainco or any of its Subsidiaries (including the Spinco Companies) is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement or the other Transaction Documents or (ii) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, (A) be material to the Spinco Companies or the Spinco Business or (B) prevent or materially impair or materially delay Remainco or any of its Subsidiaries (including the Spinco Companies) from performing any of the Transaction Documents or complying with any of their obligations thereunder or consummating the Contemplated Transactions.

2.6          Financial Statements.

(a)           Section 2.6(a) of the Remainco Disclosure Letter contains accurate and complete copies of unaudited balance sheet data of the Spinco Business as of December 31, 2020, December 31, 2019 and December 31, 2018 and unaudited statements of income for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 (the “Spinco Business Unaudited Financial Data”). The Spinco Business Unaudited Financial Data was prepared in good faith and derived from the books and records of Remainco and its Subsidiaries and, except as set forth on Section 2.6(a) of the Remainco Disclosure Letter, were prepared in accordance with GAAP, consistently applied as at the dates and for the periods presented (except as noted therein), and present fairly in all material respects the financial position and results of operations of the Spinco Business as of the dates and for the periods presented on the basis set forth in Section 2.6(a) of the Remainco Disclosure Letter.

(b)           When delivered pursuant to Section 5.14, the Audited Financial Statements and the Interim Financial Statements will have been prepared in accordance with GAAP and Regulation S-X promulgated pursuant to the Exchange Act, consistently applied based on the historic practices and accounting policies of Remainco (to the extent compliant with GAAP), as at the dates and for the periods presented (except as noted therein), and present fairly in all material respects the financial position, results of operations and cash flows of the Spinco Business as of the dates and for the periods presented on the basis for the periods presented (subject to year-end adjustments, in the case of the Interim Financial Statements) (it being understood that the Spinco Business has not been operated historically as a separate “standalone” entity, and therefore the Audited Financial Statements and Interim Financial Statements will reflect certain allocations made that may not reflect what would have been incurred if the Spinco Business had been a standalone business). The Audited Financial Statements and the Interim Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement.

(c)           Remainco has delivered or Made Available to RMT Partner accurate and complete copies of all Remainco SEC Documents. All statements, reports, schedules, forms and other documents required to have been filed by Remainco or its officers with the SEC since January 1, 2019 have been so filed on a timely basis. None of the Spinco Companies is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Remainco SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Remainco SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Remainco SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Remainco SEC Documents (collectively, the “Remainco Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirement. As used in the introduction to this Article II and in this Section 2.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(d)           Remainco maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to the Spinco Business. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by Remainco is reported on a timely basis to the individuals responsible for the preparation of Remainco’s filings with the SEC and other public disclosure documents. Remainco’s management has completed an assessment of the effectiveness of Remainco’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2020, and such assessment concluded that such internal control system was effective. Remainco’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Remainco, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Remainco are being made only in accordance with authorizations of management and directors of Remainco and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Remainco’s assets that could have a material effect on its financial statements.

(e)           Remainco has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Remainco’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Remainco’s ability to record, process, summarize and report financial information with respect to the Spinco Business and (ii) any fraud, whether or not material, that involves management other employees who have a significant role in Remainco’s internal control over financial reporting with respect to the Spinco Business.

(f)            Remainco’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Remainco within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Remainco, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by Remainco’s auditors for the Remainco Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(g)          None of the information to be supplied by or on behalf of Remainco or Spinco for inclusion or incorporation by reference in the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement will, after giving effect to any amendments that have theretofore been made thereto, (i) at the time the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement, respectively, is filed with the SEC; (ii) at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act; or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Remainco or Spinco for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, (x) at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of RMT Partner and Remainco; (y) at the time of the RMT Partner Stockholders’ Meeting (or any adjournment or postponement thereof); or (z) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Spinco Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Remainco or Spinco with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of RMT Partner for inclusion or incorporation by reference in the Spinco Registration Statement.

(h)           After giving effect to the Contemplated Transactions, the Spinco Business has not incurred and is not subject to any liabilities of any nature whatsoever (whether accrued, absolute, contingent or otherwise) and whether or not required to be reflected in the Spinco Business Unaudited Financial Data, except for (i) those liabilities that are reflected or reserved for in the Spinco Business Unaudited Financial Data; (ii) liabilities that have been incurred by the Spinco Business since December 31, 2020 in the ordinary course of the Spinco Business consistent with past practice and are not material to the Spinco Companies, taken as a whole, or the Spinco Business, in amount or nature; (iii) liabilities under this Agreement or the Separation Agreement or incurred or assumed in connection with the Contemplated Transactions and in compliance with this Agreement and the other Transaction Documents; and (iv) liabilities that are not, individually or in the aggregate, material to the Spinco Companies, taken as a whole, or the Spinco Business, in amount or nature.

2.7          Absence of Changes. Except as expressly contemplated by this Agreement, since December 31, 2020, (a) through the date of this Agreement, except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Separation Agreement) and actions or omissions undertaken in good faith to respond to the actual or anticipated effects of SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof), the Spinco Business has operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Spinco Material Adverse Effect. Except as expressly contemplated by this Agreement and actions or omissions undertaken in good faith to respond to the actual or anticipated effects of SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof), since December 31, 2020 through the date of this Agreement, neither the Spinco Business nor the Spinco Companies have taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of RMT Partner pursuant to Sections 4.2(b).

2.8          Title to and Sufficiency of Assets.

(a)           On the Closing Date, after giving effect to the Internal Restructuring pursuant to the Separation Agreement, the Spinco Companies will have good and valid title to, or valid and enforceable leasehold interests in, in all material respects, all of the Spinco Assets contemplated to be transferred under the Separation Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement and the Employee Matters Agreement, except where the conveyance of any such Spinco Asset requires a Consent which is not obtained, in which case (i) the provisions of Section 2.5 of the Separation Agreement will govern; (ii) Remainco (or an applicable Subsidiary) will have good and valid title to, or valid and enforceable leasehold interests in, in all material respects, such Spinco Asset; and (iii) if and when such Consent is obtained and such Spinco Assets are transferred to the Spinco Companies pursuant to Section 2.5 of the Separation Agreement, the Spinco Companies will have such title or leasehold interest in such Spinco Assets.

(b)           At the Effective Time, the Spinco Assets and the properties and rights of the Spinco Companies, taken together with the benefits of any alternative arrangements provided pursuant to Section 2.5 of the Separation Agreement, the services available from Remainco under the Transition Services Agreement and the licenses and agreements from Remainco under the Intellectual Property Matters Agreement and Real Estate Matters Agreement, will constitute all of the assets, properties and rights necessary for the conduct of the Spinco Business in all material respects as conducted during the period from June 30, 2020 to the date hereof (the “Measurement Period”) other than those assets, properties and rights disposed of or moved in the ordinary course of business.

(c)           The manufacturing, distribution, repair and warehouse facilities set forth on Section 2.8(c) of the Remainco Disclosure Letter (the “Spinco Operating Facilities”) are the only material manufacturing, distribution, repair and warehouse facilities owned or leased by Remainco or any of its Subsidiaries at which any of the Spinco Business is conducted as of the date hereof. During the Measurement Period, Remainco and its Subsidiaries have not transferred or moved any material equipment from any of the Spinco Operating Facilities to any other facility of any of the Remainco Companies (other than a Spinco Company) other than in the ordinary course of business.

2.9          Real Property.

(a)           Section 2.9(a) of the Remainco Disclosure Letter sets forth as of the date hereof the address, fee owner and description of use of all Spinco Owned Real Property. With respect to the Spinco Owned Real Property: (i) the Spinco Companies have good and marketable title to each parcel of Spinco Owned Real Property; (ii) other than the Spinco Companies, no Person has the right to use or occupy any Spinco Owned Real Property, or any material portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Spinco Owned Real Property or any material portion thereof or interest therein; and (iv) to the Knowledge of Remainco, there are no condemnation proceedings pending, threatened or proposed against any Spinco Owned Real Property and, to the Knowledge of Remainco, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Spinco Owned Real Property.

(b)           Section 2.9(b) of the Remainco Disclosure Letter sets forth as of the date hereof an accurate list of each lease or other agreement pursuant to which any of the Spinco Companies leases or uses (or intends to lease or use upon the Spinco Contribution) real property from any other Person for annual base rent payments in excess of $1,000,000 (all such real property leased or used by the Spinco Companies pursuant to the real property leases or other agreements identified or required to be identified in Section 2.9(b) of the Remainco Disclosure Letter, including all buildings, structures, fixtures and other improvements leased thereunder, is referred to as the “Spinco Leased Real Property”). After giving effect to the Contemplated Transactions described in or contemplated by the Separation Agreement and the Real Estate Matters Agreement, each of the leases or other agreements relating to the Spinco Leased Real Property will be as of the Closing (i) a valid and subsisting leasehold interest, or valid right to use, of one of the Spinco Companies; (ii) a valid and binding obligation of such Spinco Company free of Encumbrances (other than Permitted Encumbrances); and (iii) enforceable by and against such Spinco Company in accordance with its terms, except as individually or in the aggregate, would not reasonably be expected to be material to the Spinco Business. To the Knowledge of Remainco, there are no condemnation proceedings pending, threatened or proposed against any Spinco Leased Real Property and, to the Knowledge of Remainco, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Spinco Leased Real Property. Section 2.9(b) of the Remainco Disclosure Letter contains an accurate and complete list of all material subleases, occupancy agreements and other Contracts granting to any Person (other than any Spinco Company) a right of use or occupancy of any of the Spinco Leased Real Property in effect as of the date of this Agreement. There are no material disputes with respect to any lease or other agreement for any Spinco Leased Real Property. None of the Spinco Companies, nor, to the Knowledge of Remainco, any other party to any such lease or other agreement is in breach or default under such lease or other agreement, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease or other agreement, except as individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Spinco Business.

2.10        Intellectual Property.

(a)           Registered IP. Section 2.10(a) of the Remainco Disclosure Letter identifies, as of the date of this Agreement: (i) each item of Registered IP included in the Owned Spinco IP (the “Spinco Registered IP”) and (ii) any Person other than the Spinco Companies that has an ownership interest in such item of Spinco Registered IP and the nature of such ownership interest, including, for each item of Spinco Registered IP, to the extent applicable, the record owner of such item; the jurisdiction in which such item has been issued, registered or filed; and the issuance, registration or application number; provided, however, that with respect to copyrights, Section 2.10(a) of the Remainco Disclosure Letter identifies United States registered copyrights.

(b)           Inbound Licenses. Section 2.10(b)(i) of the Remainco Disclosure Letter accurately identifies each material Contract in effect as of the date of this Agreement pursuant to which any material Intellectual Property Right is or has been licensed by any Person to Remainco, any of its Subsidiaries or any of the Spinco Companies, which Contract are used in the Spinco Business, including any such licenses to any Intellectual Property Rights embodied by the Spinco Products or used in connection with or necessary to any development, manufacture, distribution, other commercialization, maintenance or support of the Spinco Products as currently conducted, other than: (i) Contracts between Remainco or its Subsidiaries, on the one hand, and their respective employees, on the other hand, in Remainco’s standard form thereof; (ii) licenses for standard commercially available off the shelf software or hardware; (iii) licenses to Open Source Code other than that set forth in Section 2.10(k); and (iv) non-exclusive licenses to third-party software or hardware that is not incorporated into, or necessary for the development, manufacturing, testing, distribution, maintenance or support of, any Spinco Product and that is not otherwise material to the Spinco Business. Except as set forth in Section 2.10(b)(ii) of the Remainco Disclosure Letter, or to the extent they constitute Shared Contracts, all such material Contracts set forth on Section 2.10(b)(i) of the Remainco Disclosure Letter are included in the Spinco Assets.

(c)           Outbound Licenses. Section 2.10(c) of the Remainco Disclosure Letter identifies each material Contract in effect as of the date of this Agreement, other than non-exclusive licenses granted to Spinco Companies’ distributors, resellers and end-user customers in connection with the sale, distribution or use of the Spinco Products in the ordinary course of business of the Spinco Companies and other than Contracts listed in Section 2.10(a) of the Remainco Disclosure Letter, to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Spinco IP, in each case in effect as of the date of this Agreement.

(d)          Ownership and Exclusive Rights. The Spinco Companies exclusively own all right, title and interest to and in the Owned Spinco IP free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the foregoing, neither Remainco nor any of its Subsidiaries has transferred to, or permitted under any Contract to which Remainco or any of its Subsidiaries is a party, any Person other than the Spinco Companies to retain ownership of, or an exclusive license to, Owned Spinco IP. No material item of Owned Spinco IP is subject to any action or outstanding Order or settlement agreement or stipulation in any dispute proceeding that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by Remainco or any of its Subsidiaries (including any Spinco Company) or affects in any material manner the validity, use, ownership, registrability or enforceability of such Owned Spinco IP.

(e)           Valid and Enforceable. As of the date hereof, the Spinco Registered IP is subsisting and to the Knowledge of Remainco, valid and enforceable, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Business.

(f)           Assignment of IP Rights. Each employee, consultant or contractor of Remainco or any Subsidiary of Remainco (including the Spinco Companies) that has contributed to the creation, development, invention, modification or improvement of material Spinco IP used in the operation of the Spinco Business has (i) entered into a written agreement with Remainco or one of its Subsidiaries (including a Spinco Company) that obliges such employee, consultant or contractor to disclose and assign to Remainco or one of its Subsidiaries (including the Spinco Companies) any and all rights, title and interests in and to the Spinco IP and (ii) assigned all such rights, title and interests to Remainco or one of its Subsidiaries (including the Spinco) in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Legal Requirement, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Business.

(g)          Protection of Trade Secrets and Proprietary Information. Remainco and each of its Subsidiaries (including the Spinco Companies) have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all trade secrets material proprietary information pertaining to the Spinco Business and the Proprietary Spinco Products.

(h)           Sufficiency. Remainco or one of its Subsidiaries (including the Spinco Companies) owns or otherwise has, and after Closing one of the Spinco Companies will have (including as a result of the transfers under the Separation Agreement), taken together with the benefits of any alternative arrangements provided pursuant to Section 2.5 of the Separation Agreement, the services available from Remainco under the Transition Services Agreement and the licenses from Remainco under and the Intellectual Property Matters Agreement, all Intellectual Property Rights needed to conduct the Spinco Business in all material respects as it is currently conducted, including as may be necessary to design, develop, copy, modify, make, have made, test, support, maintain, market, license, sublicense, offer for sale, sell, have sold, use, have used, import, export, prepare derivative works or otherwise commercialize (as applicable) the Spinco Products; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights or unfair competition, which solely is covered in Section 2.10(j).

(i)            Third-Party Infringement of Spinco IP. To the Knowledge of Remainco, (i) no Person as of, or in the two (2) years prior to, the date of this Agreement has infringed, misappropriated, or otherwise violated and (ii) no Person is as of the date of this Agreement infringing, misappropriating, or otherwise violating, any Spinco IP, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Business.

(j)            No Infringement of Third Party IP Rights. To the Knowledge of Remainco, the conduct of the Spinco Business, the Spinco Companies (including their Subsidiaries) as conducted in the past two (2) years, including the development, manufacture, use, import, export, offer for sale, sale, license, sublicense or other commercialization of any of the Spinco Products as conducted, does not and has not in the past two (2) years infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Companies, taken as a whole, or the Spinco Business. Without limiting the generality of the foregoing, as relates to the Spinco Business, including Spinco IP and the Spinco Products, as of, and in the two (2) years prior to, the date of this Agreement, no infringement, misappropriation, violation or similar claim or Legal Proceeding pertaining to any Spinco IP and no such claim or Legal Proceeding pertaining to any Spinco IP has been made since January 1, 2018 or is pending, threatened in writing or, to the Knowledge of Remainco, threatened orally against Remainco or any of its Subsidiaries (including the Spinco Business, the Spinco Companies) or, to the Knowledge of Remainco, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by Remainco or any of its Subsidiaries (including the Spinco Business and the Spinco Companies) of the foregoing with respect to such claim or Legal Proceeding, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Companies, taken as a whole, or the Spinco Business, and except as set forth in Section 2.10(j) of the Remainco Disclosure Letter, as of the date of this Agreement, no Person has made a written request against Remainco or any of its Subsidiaries (including the Spinco Business and the Spinco Companies) to be indemnified, defended, held harmless or reimbursed with respect to any such claim or Legal Proceeding, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Companies, taken as a whole, or the Spinco Business.

(k)           Open Source Code. No Proprietary Spinco Product contains, is derived from or is distributed with Open Source Code in a manner that requires under the applicable license that any Proprietary Spinco Product or part thereof (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making any Derivative; or (iii) be redistributable at no charge, in each case, except as would not reasonably be expected to be material to the Spinco Business.

2.11        Contracts.

(a)           Section 2.11(a) of the Remainco Disclosure Letter identifies each Spinco Material Contract as of the date of this Agreement. For purposes of this Agreement, “Spinco Material Contract” shall mean any Contract to which any Remainco Company is a party or by which the Spinco Business or any Spinco Company is (or following the Effective Time will be) bound:

(i)          that is material to the Spinco Business taken as a whole;

(ii)         that is identified or required to be identified in Section 2.10 of the Remainco Disclosure Letter;

(iii)        with respect to the Spinco Business, with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $10,000,000 in the 12 months ended December 31, 2020, in each case that provides exclusivity rights to any third party;

(iv)        that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary Spinco Products, (A) which supplier is the only source of supply in the market place or only supplier to the Spinco Business or (B) that imposes (1) a minimum purchase order, “take or pay” or requirements obligations, (2) discounts or rebates based on the volume of product or materials purchased or (3) any exclusivity restrictions, in each case of this clause (B), involved payments in excess of $5,000,000 in the 12 months ended December 31, 2020 or is expected to involve payments in excess of $5,000,000 in the 12 months ending December 31, 2021;

(v)         imposing any material restriction on the right or ability of the Spinco Business taken as a whole: (A) to compete with any other Person or solicit the employment of any Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person or in any geographic area;

(vi)        relates to currency hedging and with respect to which a Spinco Company will be party at the Effective Time;

(vii)       relating to Indebtedness in excess of $10,000,000 and with respect to which a Spinco Company will be party at the Effective Time;

(viii)      concerning the establishment and/or operation of a partnership, joint venture or limited liability company by a Spinco Company with a third party that is not an Affiliate of Remainco;

(ix)         relating to the acquisition or disposition of any material assets (other than in the ordinary course of business) or businesses, and with any outstanding obligations of a Spinco Company or the Spinco Business (including indemnification, guarantee, “earn-out” or other similar contingent obligations) as of the date of this Agreement;

(x)          relating to the lease, sublease, license or occupancy of any Spinco Owned Real Property or any Spinco Leased Real Property, in each case with annual base rent payments in excess of $1,000,000;

(xi)         that is material to the Spinco Business and has as a counterparty any Governmental Body or pursuant to which the Spinco Business provides any products or services as contractor or subcontractor to any Governmental Body;

(xii)        by its express terms will after the Effective Time limit or prohibit the ability of any Spinco Company to make dividends or distributions (of cash or property);

(xiii)       with any Spinco Top Customer, Spinco Top Supplier or Spinco Top Distributor pursuant to which Remainco and its Subsidiaries receives or makes payments to such Person;

(xiv)       (A) containing any provision with pricing, discounts or benefits to any customer that change based on the pricing, discounts or benefits provided to any other customer or that otherwise grant the other party to such Contract “most favored nation” or “most favored customer” status or equivalent preferential terms; or (B) containing any provision granting the other party exclusivity or other similar rights, in which case which will bind the Spinco Business or any Spinco Company after the Effective Time;

(xv)       that is a Remainco Environmental and Asbestos Indemnification Agreement; and

(xvi)      (A) that is a written Contract for the employment of any Spinco Employee located outside of the United States (1) with annual base salary and target annual cash bonus in excess of $300,000; (2) that is not terminable at will or upon notice of sixty (60) days or less for a cost (exclusive of costs arising prior to termination) of less than $600,000; or (3) that would result in any payments to such person upon consummation or solely as a result of the Contemplated Transactions; (B) that is a written Contract for the employment of any Spinco Employee located in the United States (1) with an annual base salary in excess of $350,000; (2) that is not terminable at will; or (3) that would result in any payments to such individual upon the consummation or as a result of the Contemplated Transactions (either alone or in combination with another event) and (C) that is a Collective Bargaining Agreement or similar agreement with any labor union, works council or comparable organization representing any Spinco Employee.

Remainco has delivered or Made Available to RMT Partner an accurate and complete copy of each Spinco Contract that constitutes a Spinco Material Contract.

(b)          Each Spinco Contract that constitutes a Spinco Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to, subject to Bankruptcy and Equity Exceptions.

(c)          Except as set forth in Section 2.11(c) of the Remainco Disclosure Letter: (i) neither Remainco nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any Spinco Material Contract and (ii) to the Knowledge of Remainco, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Spinco Material Contract.

(d)          Except as set forth in Section 2.11(d) of the Remainco Disclosure Letter:

(i)          no Remainco Group Member (to the extent related to the Spinco Business) nor any Spinco Company has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;

(ii)         each Remainco Group Member (to the extent related to the Spinco Business) and each Spinco Company has complied in all material respects with all Legal Requirement with respect to all Government Contracts and Government Bids; and

(iii)        no Remainco Group Member (to the extent related to the Spinco Business) nor any Spinco Company and, to the Knowledge of Remainco, no Spinco Employee, has been barred or suspended from doing business with any Governmental Body.

2.12        Compliance with Legal Requirement; Regulatory Matters. Remainco and each of its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies is, and since January 1, 2018 has been, in compliance with all applicable Legal Requirement, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect. Since January 1, 2018, none of Remainco or any of its Subsidiaries (to the extent related to the Spinco Business) or any of the Spinco Companies has received any written notice or other written communication from any Governmental Body (a) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (b) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, except as would not, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect.

2.13        Anti-Corruption Compliance; Trade Compliance.

(a)           Since January 1, 2016, none of Remainco or any of its Subsidiaries (to the extent related to the Spinco Business) or the Spinco Companies, or to the Knowledge of Remainco, any of their respective agents, channel partners, Affiliates, distributors, resellers or other representatives to the extent related to any Spinco Company or the Spinco Business (i) has directly or indirectly offered, promised or made any improper contribution, gift, bribe, rebate, payoff, influence payment or kickback or any other thing of value to any Person in respect of the Spinco Business, private or public, regardless of what form in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirement, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.) (the “FCPA”) or the UK Bribery Act of 2010 (the “UK Bribery Act”); (ii) has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirement, including the FCPA or the UK Bribery Act 2010; or (iii) has received any notice from, voluntarily provided any notice to, or, to the Knowledge of Remainco, has been investigated by, a Governmental Body with respect to Remainco or any of its Subsidiaries (to the extent related to the Spinco Business), the Spinco Business or a Spinco Company that alleges any of the foregoing. Since January 1, 2016, each of Remainco and each of its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies has had in place an operational compliance program, including adequate policies, procedures and training, intended to enhance awareness of compliance with all applicable anti-bribery, anti-corruption or other similar Legal Requirement, and has, in all material respects, kept accurate records of its activities, including financial records, in a form and manner appropriate for a business of its size and resources.

(b)           Since January 1, 2016, Remainco and each of its Subsidiaries (to the extent related to the Spinco Business), the Spinco Business and each Spinco Company and each of their respective directors, officers, and to the Knowledge of Remainco, employees have complied in all material respects, with applicable provisions of the Export Control Laws and Sanctions.

(c)           None of Remainco or any of its Subsidiaries (with respect to the Spinco Business), the Spinco Companies, any of their respective directors or officers or, to the Knowledge of Remainco, any of their respective employees, agents, channel partners, resellers or representatives is a Sanctioned Person.

(d)          Without limiting the foregoing, since January 1, 2016, no material Legal Proceeding, complaint, claim, charge, investigation or voluntary disclosure related to the Export Control Laws or Sanctions is or has been imposed, pending or, to the Knowledge of Remainco, threatened against Remainco or any of its Subsidiaries (to the extent related to the Spinco Business) or the Spinco Companies or any of their respective officers or directors, or to the Knowledge of Remainco, any of their respective employees, agents, channel partners, resellers or representatives, by or before any Governmental Body.

(e)           Since January 1, 2016, the Spinco Business, each of Remainco and each of its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies have obtained all approvals or licenses necessary for exporting and importing the Spinco Products in accordance with all applicable Export Control Laws and Import Laws, except as, individually or in the aggregate has not and would not reasonably be expected to be material to the Spinco Companies, taken as a whole, or the Spinco Business.

(f)            Since January 1, 2016, the Spinco Business and each Spinco Company and each of their respective directors, officers, and to the Knowledge of Remainco, employees, have complied and are in compliance, in all material respects, with applicable Import Laws.

(g)           Each of Remainco and each of its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies has had in place since January 1, 2016 an operational program, including policies, procedures and training, reasonably designed to promote compliance with all applicable Export Control Laws and Sanctions, except as, individually or in the aggregate has not and would not reasonably be expected to be material to the Spinco Companies, taken as a whole, or the Spinco Business.

2.14        Governmental Authorizations. Since January 1, 2018, Remainco and its Subsidiaries have held (and after giving effect to the Distributions and the other transactions contemplated by the Separation Agreement, the Spinco Companies will hold) all Governmental Authorizations necessary to enable the Spinco Companies to conduct the Spinco Business in the manner in which it is currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Spinco Business or the Spinco Companies. All such Governmental Authorizations are valid and in full force and effect. Remainco and its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies are, and at all times since January 1, 2018 have been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Spinco Business.

2.15        Tax Matters.

(a)           Each material Tax Return required to be filed by or on behalf of the respective Spinco Companies or with respect to the Spinco Business with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Spinco Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirement. All material Taxes required to be paid by or with respect to the Spinco Companies have been duly paid, except for Taxes contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)           No Spinco Company and no Spinco Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Spinco Company Returns has been granted (by Remainco, Spinco or any other Person), and no such extension or waiver has been requested from any Spinco Company.

(c)           No claim or Legal Proceeding is pending, has been asserted in writing or, to the Knowledge of Remainco, has been threatened against or with respect to any Spinco Company or with respect to the Spinco Business in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Remainco or any of its Subsidiaries with respect to the Spinco Business or with respect to any Spinco Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Spinco Companies and with respect to which adequate reserves for payment have been established on the Spinco Business Unaudited Financial Data). There are no liens for material Taxes upon any of the Spinco Assets except Permitted Encumbrances.

(d)          There are no Contracts relating to the allocation, sharing or indemnification of Taxes to which any Spinco Company is a party, other than (i) the Tax Matters Agreement, (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes and (iii) Contracts which solely involve Spinco Companies.

(e)           No Spinco Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f)           The Spinco Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(g)          No written claim has ever been made by any Governmental Body in a jurisdiction where a Spinco Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(h)          Other than in connection with the Distributions or otherwise in connection with the separation of the Spinco Business, no Spinco Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in the two years prior to the date of this Agreement.

(i)            No Spinco Company that is taxable as a corporation for U.S. federal income tax purposes is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)            Neither Remainco nor any Spinco Company has taken any action or, assuming full knowledge of the terms of this Agreement and the Transaction Documents, knows of any fact that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)           As of the date hereof, assuming that the Ruling is obtained, neither Remainco nor Spinco knows of any reason why it would not be able to deliver the representations set forth in certificates of officers of Remainco and Spinco, upon which the applicable law or accounting firms may rely in rendering the RMT Partner Tax Opinion and the Remainco Tax Opinion, or why Remainco would not be able to obtain the Ruling or the opinion contemplated by Section 7.9(a).

(l)            Section 2.15 and, to the extent related to Tax matters, Section 2.16 contain the sole and exclusive representations and warranties of RMT Partner and Merger Sub herein with respect to Tax matters

2.16        Employee and Labor Matters; Benefit Plans.

(a)           Section 2.16(a) of the Remainco Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each material Remainco Benefit Plan that is maintained in respect of Spinco Employees or Former Spinco Employee who are employed in the United States (a “US Remainco Benefit Plan”) and indicates any such US Remainco Benefit Plan that is a Spinco Benefit Plan. Remainco has delivered or Made Available to RMT Partner accurate and complete copies of the following with respect to each material US Remainco Benefit Plan, as applicable: (i) the plan document (or, in the case of any unwritten US Remainco Benefit Plan, a description of the material terms thereof), all related trust agreements, insurance contracts and policy documents, and any amendments thereto; (ii) the most recent summary plan description and any summaries of material modifications thereto; (iii) the three most recently filed annual reports (Form 5500 series), if any, with all corresponding schedules and financial statements attached thereto (including any related actuarial valuation report); (iv) the most recent IRS determination, advisory or opinion letter issued with respect to any US Remainco Benefit Plan intended to be qualified under Section 401(a) of the Code; and (v) any material notices, letters or other correspondence with the IRS, DOL, the Pension Benefit Guaranty Corporation or any other Governmental Body; provided that notwithstanding the foregoing, Remainco may deliver or Make Available to RMT Partner anonymized materials in respect of Spinco Employees or Spinco Independent Contractors located outside of the United States.

(b)           Except as set forth in Section 2.16(b) of the Remainco Disclosure Letter, to the Knowledge of Remainco, no Spinco Employee or Spinco Independent Contractor has any right, whether contractual or otherwise, and whether written or oral, to receive redundancy or severance benefits that are greater than the minimum level under local Legal Requirement (excluding contracts that permit a payment in lieu of notice).

(c)           Except as set forth in Section 2.16(c) of the Remainco Disclosure Letter or as would not reasonably be expected to result in material liability to the RMT Partner Companies (as Affiliates of the Spinco Companies on and after the Effective Time) or the Spinco Companies, (i) each of the Spinco Companies and Remainco Affiliates has timely performed all obligations required to be performed by it under each Remainco Benefit Plan; (ii) each Remainco Benefit Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirement; (iii) there are no Legal Proceedings pending or, to the Knowledge of Remainco, threatened or reasonably anticipated with respect to any such Remainco Benefit Plan, its assets or any fiduciary thereof (other than routine claims for benefits); and (iv) no event has occurred and no condition exists that would subject the RMT Partner Companies to any Tax, fine, encumbrance, material penalty or other liability imposed by ERISA, the Code or any other applicable Legal Requirement with respect to any Remainco Benefit Plan.

(d)           Each Remainco Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a currently-effective favorable determination letter (or is able to rely on an opinion or advisory letter, if applicable) as to its qualified status under the Code, and to the Knowledge of Remainco, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the tax-exempt status of any related trust.

(e)           Section 2.16(e)(i) of the Remainco Disclosure Letter sets forth a true and complete list of each benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA maintained, sponsored, contributed to or required to be contributed to by any of the Spinco Companies or any Remainco Affiliate or with respect to which any Spinco Company or Remainco Affiliate has any liability (including contingent liability) (each, an “Remainco Pension Plan”). Except as set forth in Section 2.16(e)(ii) of the Remainco Disclosure Letter, none of the Spinco Companies or any Remainco Affiliate maintains, establishes, sponsors, contributes to, has an obligation to contribute to, or has any Liability with respect to, any: (i) “defined benefit plan” within the meaning of Section 3(35) of ERISA or pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) “multiple employer plan” described in Section 413 of the Code, in each case pursuant to which a Spinco Employee is or may become eligible to receive benefits. Except as set forth in Section 2.16(e)(iii) of the Remainco Disclosure Letter, none of the Spinco Companies or any Remainco Affiliate maintains, establishes, sponsors, participates in or contributes, has an obligation to contribute to, or has any Liability with respect to, any defined benefit pension plan that is subject to any Legal Requirement other than any United States federal, state or local Legal Requirement. Except as set forth in Section 2.16(e)(iv) of the Remainco Disclosure Letter, no Remainco Benefit Plan provides, and none of the Spinco Companies or any Remainco Affiliate provides or has an obligation to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Spinco Employee or Former Spinco Employee, except as may be required by COBRA or other applicable Legal Requirement, and there have been no written communications to Spinco Employees or Former Spinco Employees which could reasonably be interpreted to promise or guarantee such employee any post-termination or retiree health, welfare, or life insurance benefits. Each Remainco Benefit Plan may be modified, amended or terminated without the consent of any Person, including any participant therein, except for any Remainco Benefit Plan that is an employment, consulting, severance or similar agreement with a Spinco Employee, Former Spinco Employee or Spinco Independent Contractor.

(f)           With respect to each Remainco Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA); (iii) other than benefit accruals under such Remainco Pension Plan in the ordinary course, no liability under Title IV or Section 302 of ERISA has been incurred by any Spinco Company or any Remainco Affiliate that has not been satisfied in full, and no condition exists that presents a risk to any Spinco Company or any Remainco Affiliate of incurring any such liability; (iv) except as set forth in Section 2.16(f)(iv) of the Remainco Disclosure Letter, such plan’s benefit liabilities under Section 4001(a)(16) of ERISA do not exceed the current value of such plan’s assets, determined in accordance with the assumptions used for funding the plan pursuant to Section 412 and Section 430 of the Code for the applicable plan year; (v) no plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; (vi) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (vii) no plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; (viii) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect; and (ix) such Remainco Pension Plan is not, and is not expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code). There has been no imposition of a lien upon property or rights to property of any Spinco Company or any Remainco Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

(g)           None of the Spinco Companies or any Remainco Affiliate has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to, any retirement or pension scheme where benefits are not money purchase benefits, as defined in section 181 of the UK Pension Schemes Act 1993, and, during the last six years, none of the Spinco Companies or any Remainco Affiliate has been connected with or an associate of (as those terms are used in the UK Pensions Act 2004) any employer that provides defined benefits. Each Spinco Company or Remainco Affiliate with employees located in the UK has at all times during the last six years materially complied with its automatic enrolment obligations under the UK Pensions Act 2008. To the Knowledge of Remainco, within the last six years, no notifiable event (as that term is defined in the UK Pensions Act 2004) has occurred in relation to any defined benefit pension plan sponsored by any Spinco Company or any Remainco Affiliate and, except as set forth in Section 2.16(g) of the Remainco Disclosure Letter, the consummation of the Merger and the other Contemplated Transactions will not constitute a notifiable event. No contribution notice, financial support direction or warning notice (as those terms are defined in the UK Pensions Act 2004) has been issued or threatened to be issued by the Pensions Regulator in relation to any defined benefit plan sponsored by any Spinco Company or any Remainco Affiliate.

(h)           Except as set forth in Section 2.16(h) of the Remainco Disclosure Letter, none of the Spinco Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(i)             Except as would not reasonably be expected to result in material liability to the RMT Partner Companies (as Affiliates of the Spinco Companies on and after the Effective Time) or any of the Spinco Companies or the imposition of Tax on any Spinco Employee or Spinco Independent Contractor under Section 409A(a)(1)(B) of the Code, each Remainco Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance with Section 409A of the Code and has complied with applicable documentary requirements of Section 409A of the Code.

(j)            Except as set forth in Section 2.16(j) of the Remainco Disclosure Letter, none of the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the Merger or any of the other Contemplated Transactions will, either alone or in conjunction with any other event: (i) entitle any Spinco Employee, Former Spinco Employee or Spinco Independent Contractor to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Spinco Employee, Former Spinco Employee or Spinco Independent Contractor; (iii) accelerate the time of payment, funding or vesting of amounts due to any Spinco Employee, Former Spinco Employee or Spinco Independent Contractor; or (iv) result in any payment under any of the Remainco Benefit Plans or any other arrangement that would not be deductible under Section 280G of the Code). Except as set forth in Section 2.16(j) of the Remainco Disclosure Letter or as would not reasonably be expected to result in material liability to Remainco or any of the Spinco Companies, each material Remainco Benefit Plan that primarily covers Spinco Employees based outside of the United States and/or that is subject to any Legal Requirement other than United States federal, state or local Legal Requirement (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Legal Requirement; (ii) if required to be registered or approved by a non-U.S. Governmental Body, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of Remainco, no event has occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; and (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Legal Requirement. With respect to each Remainco Governmental Plan, (i) Remainco and the Remainco Affiliates have complied in all material respects with the requirements thereof and (ii) no liability has been incurred by Remainco or any Remainco Affiliates with respect thereto that has not been satisfied in full (other than with respect to amounts for which the due date without penalty has not yet occurred).

(k)           Except as set forth in Section 2.16(k) of the Remainco Disclosure Letter, no notice, Governmental Authorization or consultation obligations with respect to any Spinco Employees, or any trade union, works council, staff association or other employee representative body or any Collective Bargaining Agreement, will be a condition precedent to, or triggered by, the execution of this Agreement or the other Transaction Documents or the consummation of the Merger or the other Contemplated Transactions.

(l)            Except as set forth in Section 2.16(l) of the Remainco Disclosure Letter or as would not reasonably be expected to result in material liability to Remainco or any of its Subsidiaries or any Spinco Company, Remainco and its Affiliates, including the Spinco Companies, are in compliance in all material respects with all Legal Requirement relating to terms and conditions of employment, employment practices, wages, hours of work and other labor related matters with respect to the Spinco Employees. Spinco has verified that each Spinco Employee is legally authorized to work in the jurisdiction where he or she is located. Except as set forth in Section 2.16(l) of the Remainco Disclosure Letter, there is, and since January 1, 2019, there has been, no pending or, to the Knowledge of Remainco, threatened charge, complaint, lawsuit, arbitration, audit, investigation, grievance or other Legal Proceeding brought by or on behalf of, or otherwise involving, any current or former employee, any independent contractor, any person alleged to be a current or former employee, any applicant for employment, any class of the foregoing, or any Governmental Body, that concerns the labor or employment practices or working conditions of the Spinco Companies or the Spinco Business.

(m)          Except as set forth in Section 2.16(m) of the Remainco Disclosure Letter or as would not reasonably be expected to result in material liability to Remainco or any of the Spinco Companies, (i) as of the date of this Agreement, none of the Spinco Companies is a party to any Collective Bargaining Agreement and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of Remainco, seeking to represent any employees of any of the Spinco Companies; (ii) since January 1, 2019, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Spinco Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of Remainco, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; (iv) there is no material claim or grievance pending or, to the Knowledge of Remainco, threatened against any Spinco Company arising under any Collective Bargaining Agreement; and (v) there are no labor or contractual claims that may be asserted by any labor organization, employee representative or works council that could prevent, materially delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions or otherwise have a Spinco Material Adverse Effect.

(n)          All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any Remainco Benefit Plan and any Remainco Governmental Plan, under the terms of any such Remainco Benefit Plan or Remainco Government Plan, related funding arrangement or in accordance with applicable Legal Requirement, have been paid within the time so prescribed or have been properly accrued in accordance with GAAP, except as would not reasonably be expected to result in material liability to the RMT Partner Companies (as Affiliates of the Spinco Companies on and after the Effective Time) or any of the Spinco Companies.

(o)          Section 2.16(o) of the Remainco Disclosure Letter sets forth the name (or anonymous identifier, to be supplemented with names upon Closing) of each Spinco Employee as of the date hereof, and indicates for each such employee, that employee’s hourly wage or annual salary (as applicable), exemption status, location of work, any other compensation payable (including pursuant to short term bonus, incentive or commission arrangements), date of hire, position and whether the employee is on leave and, if so, the type of leave and anticipated return date.

(p)          To the Knowledge of Remainco, since January 1, 2018, (i) no allegations of sexual or other harassment or misconduct have been made against any member of Spinco senior management, and (ii) no Legal Proceeding is pending or threatened, and no settlement agreement has been entered into, with respect to the Spinco Companies involving allegations of sexual or other harassment or misconduct by any Spinco Employee, in each case, that individually or in the aggregate, are material to the Spinco Companies, taken as a whole, or the Spinco Business.

(q)           Except as set forth on Section 2.16(q) of the Remainco Disclosure Letter, since January 1, 2018, the Spinco Companies have not implemented any employee layoffs or plant closings that would implicate the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement (collectively, the “WARN Act”). No Spinco Company has outstanding WARN Act liability. Section 2.16(q) of the Remainco Disclosure Letter, which shall be supplemented through Closing, further contains an accurate and complete list of all employees who experience an “employment loss” (as defined in the WARN Act) during the ninety (90) days prior to the Closing Date, listing for each such employee the date and nature of the employment loss and the employee’s position and work location.

(r)           Since January 1, 2016, no Spinco Employee has previously transferred to a Spinco Company, Remainco Affiliate or the Spinco Business pursuant to the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or equivalent or similar local Legal Requirement, and there are no such transferred employees who prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death where such benefits transferred to such Spinco Company, Remainco Affiliate or the Spinco Business.

(s)           To the Knowledge of Remainco, each Spinco Company and Remainco Affiliate is in material compliance with SARS-CoV-2 or COVID-19 health and safety laws and material SARS-CoV-2 or COVID-19 national and/or public health guidance with respect to employees and workplaces, including any obligation to carry out a workplace risk assessment and/or consult employees or their representatives on SARS-CoV-2 or COVID-19 health and safety matters, in each case with respect to the Spinco Business, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect.

(t)            Each Remainco Option has been granted with an exercise price greater than or equal to the fair market value of the underlying Remainco Common Stock as of the date of grant, and no Remainco Option is subject to Section 409A of the Code.

2.17        Environmental Matters; Product Liability.

(a)           Each of Remainco and its Subsidiaries (to the extent related to the Spinco Business) and the Spinco Companies is, and at all times since January 1, 2018 has been, in compliance with all Environmental Laws applicable to the Spinco Business and, to the Knowledge of Remainco, no capital or other expenditure (other than as provided in the Spinco Business Unaudited Financial Data) is required to achieve or maintain such compliance, except where any failure to comply or expenditure would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. None of Remainco or any of its Subsidiaries (to the extent related to the Spinco Business) or any of the Spinco Companies has received any written notice, demand, request for information, Order or claim alleging that it is in violation of, or may have any liability under, any Environmental Law applicable to the Spinco Business, except for any such notice, demand, request, Order or claim that would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. There is no Legal Proceeding pending or, to the Knowledge of Remainco, threatened by any Person alleging any violation of or liability under any Environmental Law affecting the Spinco Assets, the Spinco Business or the Spinco Companies that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. There has been no Release or threatened Release of, or exposure to, any Hazardous Materials on, at, under or from any Spinco Assets or any other real property currently or formerly owned, leased or operated by any of the Spinco Companies or, to the Knowledge of Remainco, at any location to which Hazardous Materials generated by any of the Spinco Companies were sent for treatment, recycling, storage or disposal in a manner that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. None of Remainco (to the extent relating to the Spinco Companies, the Spinco Business or Spinco Assets) or any of the Spinco Companies has any Environmental Liabilities (including any Environmental Liabilities retained or assumed contractually or by operation of any Legal Requirement) that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b)           Section 2.17(b)(i) of the Remainco Disclosure Letter sets forth a true, correct and complete description of all instances of the use of asbestos or silica in products manufactured, marketed, distributed or sold by Remainco or any of its Subsidiaries (to the extent related to the Spinco Business), any of the Spinco Companies or the Spinco Business or any of their respective predecessors. Section 2.17(b)(ii) of the Remainco Disclosure Letter sets forth a description, as of the date hereof, of all Legal Proceedings pending or, to the Knowledge of Remainco, threatened against the Remainco or any of its Subsidiaries (to the extent related to the Spinco Business), any of the Spinco Companies or the Spinco Business or any of their respective predecessors related to asbestos or silica-containing products or any repairs or removals required as a result of, in connection with or arising out of such products (the “Remainco Asbestos Proceedings”). Section 2.17(b)(ii) of the Remainco Disclosure Letter sets forth a true, correct and complete list of (i) all Contracts related to the acquisition or disposition of any business or division (or portion thereof), other M&A transaction or any material asset or property pursuant to which Remainco or any of its Subsidiaries is required to indemnify or hold harmless any Person with respect to any Environmental Liability or Remainco Asbestos Liability that relates to the Spinco Business or the Spinco Companies or any of their respective predecessors or otherwise pay for any such liability and (ii) any individual payments made by Remainco or any of its Subsidiaries pursuant to such Contracts since January 1, 2018 in excess of $1,000,000. “Remainco Asbestos Liability” means any liability or obligation related to asbestos or silica-containing products actually or allegedly manufactured, marketed, distributed or sold by Remainco, any of its Subsidiaries (including the Spinco Companies) or the Spinco Business or any of their respective predecessors prior to the Closing and arising out of asbestos or silica actually or allegedly contained in such products. Section 2.17(b)(iii) of the Remainco Disclosure Letter sets forth a true, correct and complete list of all Contracts or insurance policies pursuant to which Remainco or any of its Subsidiaries is entitled to indemnification or defense from any Person with respect to any Environmental Liability or Remainco Asbestos Liability that relates to the Spinco Business or the Spinco Companies or their respective predecessors (the “Remainco Environmental and Asbestos Indemnification Agreements”). Neither (1) the execution, delivery or performance of this Agreement or the other Transaction Documents nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time): contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Remainco Environmental and Asbestos Indemnification Agreement, or give any Person the right to: (A) declare a default or exercise any remedy under any such Remainco Environmental and Asbestos Indemnification Agreement; (B) accelerate the maturity or performance of any such Remainco Environmental and Asbestos Indemnification Agreement; (C) cancel, terminate or modify any right, benefit, obligation or other term of any such Remainco Environmental and Asbestos Indemnification Agreement or (D) receive any termination fee or material right or benefit under any such Remainco Environmental and Asbestos Indemnification Agreement. Each of the Remainco Environmental and Asbestos Indemnification Agreements constitutes a Spinco Asset freely transferrable to Spinco or one of the Spinco Companies (if not already held by them) in the Contemplated Transactions, is valid and in full force and effect, is enforceable in accordance with its terms and will provide funds that, to the Knowledge of Remainco, will be sufficient to cover all current and future Remainco Asbestos Liabilities (including liabilities and obligations relating to the Remainco Asbestos Proceedings) and all material Environmental Liabilities of the Spinco Business and the Spinco Companies and their respective predecessors. Neither Remainco nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any Remainco Environmental and Asbestos Indemnification Agreement and to the Knowledge of Remainco, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Remainco Environmental and Asbestos Indemnification Agreement. Since January 1, 2018, there have been no material disputes with the counterparties under any Remainco Environmental and Asbestos Indemnification Agreement, including with respect to the enforceability of any such Contract or the scope of the indemnification obligations thereunder.

(c)           Since January 1, 2016, except as, individually or in the aggregate, had or reasonably be expected to have, a Spinco Material Adverse Effect, all products sold or distributed or services provided by the Spinco Business or the Spinco Companies have complied (i) in the case of products sold or distributed or services provided pursuant to any Contract or warranty, all warranties set forth in the applicable terms and conditions thereof, (ii) in the case of products otherwise sold or distributed or services provided, all applicable warranties related to such product or services and (iii) all applicable Legal Requirement. None of the Spinco Companies or the Spinco Business have any liability for replacement or repair or for other damages relating to or arising from any goods or services rendered, in each case, since January 1, 2016, by the Spinco Companies or the Spinco Business, except as, individually or in the aggregate, had or reasonably be expected to have, a Spinco Material Adverse Effect. Since January 1, 2018, none of Remainco or any of its Subsidiaries (to the extent related to the Spinco Business), the Spinco Companies or the Spinco Business has been subject to any Legal Proceeding, or to the Knowledge of Remainco, any threatened Legal Proceeding, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product designed, developed, manufactured sold or distributed by or on behalf of Remainco or any of its Subsidiaries or any alleged failure to warn, or any alleged breach of implied warranties or representations, except as, individually or in the aggregate, had or reasonably be expected to have, a Spinco Material Adverse Effect.

2.18        Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the Spinco Business and the Spinco Companies is binding and in full force and effect as of the date of this Agreement. With respect to each such insurance policy, and except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, (i) all premiums with respect thereto are currently paid; (ii) none of the Remainco Companies is in breach or default and, to the Knowledge of Remainco, no event has occurred which, with notice or lapse or time, would constitute a breach or default or permit termination or modification of the policy; (iii) none of the Remainco or any of the Spinco Companies has received any written notice of cancellation or non-renewal of the policy; and (iv) the consummation of the Contemplated Transactions will not cause a breach, termination or modification of the policy.

2.19        Legal Proceedings; Orders.

(a)           Except as set forth in Section 2.19(a) of the Remainco Disclosure Letter, there is no material pending and served Legal Proceeding (including pursuant to Environmental Law) affecting the Spinco Assets, the Spinco Business or the Spinco Companies, or (to the Knowledge of Remainco) any pending but not served Legal Proceeding affecting the Spinco Assets, the Spinco Business or the Spinco Companies, and no Person has threatened in writing or, to the Knowledge of Remainco, orally, to commence any material Legal Proceeding affecting the Spinco Business.

(b)           There is no material Order (including pursuant to Environmental Law) to which any of the Spinco Companies or any of the Spinco Assets is subject. To the Knowledge of Remainco, no officer or other key employee of any of the Spinco Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Spinco Business.

2.20        Customers, Distributors, Suppliers and Licensors.

(a)           Section 2.20(a) of the Remainco Disclosure Letter sets forth a correct and complete list of the twenty (20) largest customers of Spinco Business on a consolidated basis, based on revenues generated during the 12 month period ended December 31, 2020 (the “Spinco Top Customers”), and the amount of revenues attributable to each such Spinco Top Customer during that period.

(b)           Section 2.20(b) of the Remainco Disclosure Letter sets forth a correct and complete list of the top twenty (20) suppliers of equipment, consumables, products, raw materials or components to the Spinco Business, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2020 (the “Spinco Top Suppliers”), and the amount of the expenditures attributable to each such Spinco Top Supplier during that period.

(c)           Section 2.20(c) of the Remainco Disclosure Letter sets forth a correct and complete list of the top seventeen (17) distributors to the Spinco Business, on a consolidated basis, based on sales of products made during the 12 month period ended December 31, 2020 (the “Spinco Top Distributors”), and the amount of the sales attributable to each such Spinco Top Distributor during that period.

(d)           Section 2.20(d) of the Remainco Disclosure Letter sets forth a correct and complete list of the top five (5) suppliers of manufacturing services to the Spinco Business, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2020 (the “Spinco Top Service Providers”), and the amount of the expenditures attributable to each such Spinco Top Service Provider during that period.

(e)           Since January 1, 2020, none of Remainco or any of its Subsidiaries (including the Spinco Companies) has received, from any Spinco Top Customer, Spinco Top Supplier, Spinco Top Service Provider or Spinco Top Distributor, written communications (i) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such Spinco Top Customer’s, Spinco Top Supplier’s, Spinco Top Distributor’s or Spinco Top Service Provider’s relationship with Remainco or any of its Subsidiaries (including the Spinco Companies) or (ii) indicating a material breach of the terms of any Contracts with such Spinco Top Customer, Spinco Top Supplier or Spinco Top Service Provider or Spinco Top Distributor, in each case, except as, individually or in the aggregate, has not been and would not reasonably be expected to be, material and adverse to the Spinco Companies, taken as a whole.

2.21        Ownership of RMT Partner Common Stock. Neither Remainco nor any of its Subsidiaries owns any shares of capital stock of RMT Partner or any of its Subsidiaries. Neither Remainco nor Spinco is, or will become prior to the Effective Time, a “significant shareholder” or an “interested stockholder” with respect to RMT Partner within the meaning of Sections 180.1130(11) and 180.1140(8), respectively, of the WBCL).

2.22        Vote Required. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Spinco Common Stock is the only vote of the holders of shares of Spinco Common Stock necessary to adopt this Agreement or approve the Contemplated Transactions. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Remainco Common Stock is the only vote of the holders of shares of Remainco Common Stock necessary to approve the Contemplated Transactions (the “Required Remainco Stockholder Vote”).

2.23        Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Remainco or any of its Subsidiaries, other than any broker, finder or investment banker whose fees will be paid for by Remainco.

2.24        Takeover Statutes. As of the date of this Agreement, there is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which Remainco or any of its Subsidiaries is a party or otherwise is bound. The Contemplated Transactions are and, as of the Closing, shall be exempt from any such stockholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which Remainco or any of its Subsidiaries is a party or otherwise is bound. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or other similar anti-takeover law applicable to Remainco or Spinco enacted under Legal Requirement applies to this Agreement, the Merger or any other Contemplated Transactions.

2.25        Acknowledgement by Remainco and Spinco. Neither Remainco nor Spinco is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III. The representations and warranties by RMT Partner and Merger Sub contained in Article III constitute the sole and exclusive representations and warranties of RMT Partner, the RMT Partner Companies and their respective Representatives in connection with the Contemplated Transactions, and each of Remainco and Spinco understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by RMT Partner and Merger Sub. Without limiting the generality of the foregoing, each of Remainco and Spinco acknowledges that, except for the representations and warranties of RMT Partner and Merger Sub contained in Article III, no representations or warranties are made by RMT Partner or Merger Sub or their respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by Remainco or Merger Sub or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to Remainco or Merger Sub or any of their respective Representatives.

2.26        Spinco. Spinco was formed solely for the purpose of engaging in the Contemplated Transactions and it has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

2.27        Remainco Financing and Spinco Financing.

(a)          Remainco Financing.

(i)          On or prior to the date of this Agreement, Remainco has delivered to RMT Partner true, complete and fully executed copies of the Remainco Commitment Letter. As of the date of this Agreement, (i) the Remainco Commitment Letter has not been amended, waived or modified in any respect; (ii) the respective commitments contained in the Remainco Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect; and (iii) to the Knowledge of Remainco, no amendment, modification, withdrawal or rescission to or of the Remainco Commitment Letter is currently contemplated other than any amendment or modification to the Remainco Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed the Remainco Commitment Letter as of the date of this Agreement, or to correct ministerial mistakes. As of the date of this Agreement, except for the Remainco Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the Remainco Financing to which Remainco or any of its Affiliates is a party, that would (v) impair the enforceability of the Remainco Commitment Letter, (w) reduce the aggregate amount of any portion of the Remainco Financing such that the aggregate amount of the Remainco Financing would be below the amount required to refinance the Remainco Debt Facilities, (x) impose new or additional conditions precedent to the Remainco Financing, (y) otherwise modify any of the conditions precedent to the Remainco Financing in a manner adverse to Remainco or (z) reasonably be expected to prevent, impair or delay the consummation of the Remainco Financing.

(ii)         As of the date of this Agreement, the Remainco Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Remainco, and, to the Knowledge of Remainco, the other parties thereto, enforceable against Remainco, and to the Knowledge of Remainco, each of the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date of this Agreement, assuming (A) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (B) the accuracy of the representations and warranties made by RMT Partner in this Agreement, (i) no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Remainco, its Affiliates or, to the Knowledge of Remainco, any other party to the Remainco Commitment Letter under any term or condition of the Remainco Commitment Letter or would result in any portion of the financing contemplated thereby being unavailable or delayed, (ii) Remainco is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Remainco in the Remainco Commitment Letter inaccurate in any material respect, and (iii) assuming satisfaction or waiver of the conditions set forth in Articles VI and VII, Remainco has no reason to believe that any of the conditions precedent set forth in the Remainco Commitment Letter will fail to be timely satisfied or that the Remainco Financing will not be available at the Closing. Remainco has fully paid any and all commitment fees, any other fees or any other amounts required by the Remainco Commitment Letter to be paid on or before the date of this Agreement and will continue to pay in full any such amounts required to be paid pursuant to the terms of the Remainco Commitment Letter as and when they become due and payable on or prior to the Closing Date. Assuming (1) the Remainco Financing is funded in accordance with the Remainco Commitment Letter, (2) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (3) the accuracy of the representations and warranties made by RMT Partner in this Agreement, the aggregate proceeds from the Remainco Financing will be sufficient to refinance the Remainco Debt Facilities and any other amounts required to be paid by Remainco in connection with the transactions contemplated by this Agreement, including the payment of all related fees and expenses. Other than as set forth in the Remainco Commitment Letter, there are no conditions precedent to the funding of the full amount of the Remainco Financing. As of the date of this Agreement, assuming (I) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (II) the accuracy of the representations and warranties made by RMT Partner in this Agreement, Remainco (x) is not aware of any fact, occurrence or condition that would cause the commitments provided in the Remainco Commitment Letter to be terminated or to become ineffective and (y) has no reason to believe that any of the conditions to the Remainco Financing (which are within its control) will not be satisfied on a timely basis or that the Remainco Financing will not be available to Remainco immediately prior to the Distributions. Notwithstanding anything to the contrary herein, the parties hereto agree that it shall not be a condition to the obligation of Remainco to effect the Closing for Remainco to obtain the Remainco Financing or the Alternative Remainco Financing.

(iii)        Upon the consummation of the Contemplated Transactions and the other Transaction Documents, Remainco will be Solvent.

(b)          Spinco Financing.

(i)           On or prior to the date of this Agreement, Spinco has delivered to RMT Partner true, complete and fully executed copies of the Spinco Commitment Letter. As of the date of this Agreement, (i) the Spinco Commitment Letter has, to the Knowledge of Remainco, not been amended, waived or modified in any respect; (ii) the respective commitments contained in the Spinco Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect; and (iii) to the Knowledge of Spinco, no amendment, modification, withdrawal or rescission to or of the Spinco Commitment Letter is currently contemplated other than any amendment or modification to the Spinco Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed the Spinco Commitment Letter as of the date of this Agreement, or to correct ministerial mistakes. As of the date of this Agreement, except for the Spinco Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the Spinco Financing to which Spinco or any of its Affiliates is a party, that would (v) impair the enforceability of the Spinco Commitment Letter, (w) reduce the aggregate amount of any portion of the Spinco Financing such that the aggregate amount of the Spinco Financing, together with cash available to Spinco of up to $2,500,000, would be below the amount required to fund the Cash Payment as contemplated by this Agreement and the Separation Agreement, (x) impose new or additional conditions precedent to the Spinco Financing, (y) otherwise modify any of the conditions precedent to the Spinco Financing in a manner adverse to Spinco or (z) reasonably be expected to prevent, impair or delay the consummation of the Spinco Financing.

(ii)          As of the date of this Agreement, the Spinco Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Spinco, and, to the Knowledge of Spinco, the other parties thereto, enforceable against Spinco, and to the Knowledge of Spinco, each of the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date of this Agreement, assuming (A) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (B) the accuracy of the representations and warranties made by RMT Partner in this Agreement, (i) no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Spinco, its Affiliates or, to the Knowledge of Spinco, any other party to the Spinco Commitment Letter under any term or condition of the Spinco Commitment Letter or would result in any portion of the financing contemplated thereby being unavailable or delayed, (ii) to the Knowledge of Remainco, Spinco is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Spinco in the Spinco Commitment Letter inaccurate in any material respect, and (iii) assuming satisfaction or waiver of the conditions set forth in Articles VI and VII of this Agreement, to the Knowledge of Remainco, Spinco has no reason to believe that any of the conditions precedent set forth in the Spinco Commitment Letter will fail to be timely satisfied or that the Spinco Financing will not be available at the Closing. Assuming (1) the Spinco Financing is funded in accordance with the Spinco Commitment Letter, (2) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (3) the accuracy of the representations and warranties made by RMT Partner in this Agreement, the aggregate proceeds from the Spinco Financing, together with cash available to Spinco of up to $2,500,000, will be sufficient to fund the Cash Payment as contemplated by this Agreement and the Separation Agreement. Other than as set forth in the Spinco Commitment Letter, there are no conditions precedent to the funding of the full amount of the Spinco Financing. As of the date of this Agreement, assuming (I) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (II) the accuracy of the representations and warranties made by RMT Partner in this Agreement, Spinco (x) is not aware of any fact, occurrence or condition that would cause the commitments provided in the Spinco Commitment Letter to be terminated or to become ineffective and (y) has no reason to believe that any of the conditions to the Spinco Financing (which are within its control) will not be satisfied on a timely basis or that the Spinco Financing will not be available to Spinco immediately prior to the Distributions. Notwithstanding anything to the contrary herein, the parties hereto agree that it shall not be a condition to the obligation of Remainco or Spinco to effect the Closing for Spinco to obtain the Spinco Financing or the Alternative Spinco Financing.

(iii)        Assuming (I) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (II) the accuracy of the representations and warranties made by RMT Partner in this Agreement, upon the consummation of the Contemplated Transactions and the other Transaction Documents, Spinco will be Solvent.

2.28        Data Privacy and Information Security.

(a)           The Spinco Companies have established a Spinco Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Spinco Information Security Program. The Spinco Companies have assessed and tested its Spinco Information Security Program on a no less than annual basis; remediated all critical, high and medium risks and vulnerabilities; and the Spinco Information Security Program has proven sufficient and compliant with Spinco Privacy Requirements in all material respects. The Spinco IT Systems currently used by the Spinco Companies are in good working condition, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the Spinco Business. All Spinco Company Data will continue to be available for Processing by the Spinco Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(b)           The Spinco Companies and, to the Knowledge of Remainco, with respect to the Processing of Spinco Company Data, its Spinco Data Processors, comply and have materially complied at all times with Spinco Company Privacy Policies and the Spinco Privacy Requirements. Except for disclosures of Personal Data permitted under Spinco Privacy Requirements, the Spinco Companies have not sold (as defined by the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.) or rented, and do not sell or rent, any Personal Data to Persons or other third parties. To the Knowledge of Remainco, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Spinco Privacy Requirements or Spinco Company Privacy Policies. Where the Spinco Companies use a Spinco Data Processor to Process Personal Data, the Spinco Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Spinco Companies’ compliance with Spinco Privacy Requirements.

(c)           The Spinco Companies and, to the Knowledge of Remainco, its Spinco Data Processors have not suffered a Data Breach requiring a notification to any Person or Governmental Body under Spinco Privacy Requirements, and have not been adversely affected by any Malicious Code or denial-of-service attacks on any Spinco IT Systems. The Spinco Companies have not received a written notice (including any enforcement notice), letter or complaint from a Governmental Body or any Person alleging noncompliance or potential noncompliance with any Spinco Privacy Requirements or Spinco Company Privacy Policies and have not been subject to any Legal Proceeding relating to noncompliance or potential noncompliance with Spinco Privacy Requirements or the Spinco Companies’ Processing of Personal Data. The Spinco Companies are not in breach or default of any Contracts relating to its Spinco IT Systems or to Spinco Company Data and do not transfer Personal Data internationally except where such transfers materially comply with Spinco Privacy Requirements and Spinco Company Privacy Policies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RMT PARTNER AND MERGER SUB

Except as set forth (a) in the part or subpart of the RMT Partner Disclosure Letter corresponding to the particular Section or subsection in this Article III in which such representation and warranty appears; (b) in any other part or subpart of the RMT Partner Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other representation and warranty; and (c) other than with respect the representations and warranties in Section 3.3 (Capitalization), Section 3.4 (Authority; Binding Nature of Agreement), Section 3.5 (Non-Contravention; Consents), Section 3.22 (Vote Required), Section 3.23 (Financial Advisor), Section 3.24 (Valid Issuance) and Section 3.25 (Takeover Statutes), any information set forth in the RMT Partner SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2019 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof) to the extent it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty, other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature, each of RMT Partner and Merger Sub hereby represents and warrants to Remainco as follows:

3.1         Subsidiaries; Due Organization.

(a)           Section 3.1(a) of the RMT Partner Disclosure Letter identifies, as of the date hereof, each Entity that is a Subsidiary of RMT Partner and indicates its jurisdiction of organization.

(b)           Each of the RMT Partner Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized and validly existing. Each of the RMT Partner Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary corporate or other entity right, power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound, other than in the case of clauses (i) through (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a RMT Partner Material Adverse Effect.

(c)           Each of the RMT Partner Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had would not reasonably be expected to have a RMT Partner Material Adverse Effect.

(d)           Except as permitted after the date of this Agreement pursuant to Section 4.3, there are no outstanding or existing (A) securities of any of the RMT Partner Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any of the RMT Partner Subsidiaries; (B) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the RMT Partner Subsidiaries; (C) obligations of any of the RMT Partner Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the RMT Partner Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any RMT Partner Subsidiary; (D) phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of any RMT Partner Subsidiary and there are no outstanding stock appreciation rights issued by any RMT Partner Subsidiary with respect to the capital stock or equity interests of any RMT Partner Subsidiary; (E) voting trusts or other agreements or understandings to which any RMT Partner Subsidiary or any of its officers or directors is a party with respect to the voting of capital stock or equity interests of any RMT Partner Subsidiary; or (F) bonds, debentures, notes or other indebtedness of any RMT Partner Subsidiary having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of any RMT Partner Subsidiary may vote.

(e)           All outstanding securities of the RMT Partner Subsidiaries have been issued and granted in compliance in all material respects with: (A) all applicable securities laws and other applicable Legal Requirement and (B) all requirements set forth in applicable Organizational Documents. All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each of RMT Partner Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each of RMT Partner Subsidiary are beneficially and of record, directly or indirectly, by RMT Partner or another RMT Partner Subsidiary free and clear of any Encumbrances, other than restrictions under applicable securities laws.

(f)            Except for its interests in the other RMT Partner Subsidiaries, RMT Partner does not own, directly or indirectly, any capital stock or other equity interests in, any Person. None of the RMT Partner Companies has any obligation in connection with any joint venture, investment Contract or similar Contract to contribute or loan any funds to any Person.

(g)           Except as set forth in Section 3.1(g) of the RMT Partner Disclosure Letter: (A) none of the capital stock, membership interests or other securities of any of the RMT Partner Subsidiaries is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right and none of the outstanding securities of any of the RMT Partner Subsidiaries were issued in violation of any preemptive or participation rights; (B) none of the outstanding capital stock, membership interests or other securities of any of the RMT Partner Subsidiaries is subject to any right of first refusal; and (C) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of or from granting any option or similar right with respect to, any capital stock, membership interests or other securities of any of the RMT Partner Subsidiaries. None of the RMT Partner Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding capital stock, membership interests or other securities of any of the RMT Partner Subsidiaries.

3.2          Certificate of Formation and Other Governing Documents. RMT Partner has delivered or Made Available to Remainco accurate and complete copies of the Organizational Documents of RMT Partner and each of the other RMT Partner Companies that would be considered a “significant subsidiary” (as such term is defined under Regulation S-X promulgated pursuant to the Exchange Act) (to the extent existing as of the date of this Agreement), including all amendments thereto as in effect on the date of this Agreement. RMT Partner and each RMT Partner Subsidiary has complied with its Organizational Documents except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a RMT Partner Material Adverse Effect.

3.3         Capitalization.

(a)           The authorized capital stock of RMT Partner consists of 100,000,000 shares of RMT Partner Common Stock and zero shares of preferred stock (“RMT Partner Preferred Stock”). As of the Specified Time, (i) 40,606,426 shares of RMT Partner Common Stock were issued and outstanding (including 16,280 RMT Partner RSAs); (ii) no shares of RMT Partner Common Stock were held in the treasury of RMT Partner and none were held by any Subsidiary of RMT Partner; (iii) no shares of RMT Partner Preferred Stock were issued and outstanding or held in the treasury of RMT Partner; (iv) 565,626 shares of RMT Partner Common Stock were subject to outstanding RMT Partner SARs; (v) 158,759 shares of RMT Partner Common Stock were subject to outstanding RMT Partner RSUs; and (vi) 85,428 shares of RMT Partner Common Stock were subject to outstanding RMT Partner PSUs, assuming performance at target level. As of the date hereof and as of the Specified Time, all of the outstanding shares of RMT Partner Common Stock have been and will be duly authorized and validly issued, and are and will be fully paid and nonassessable.

(b)           Except for the RMT Partner SARs, RMT Partner RSUs and RMT Partner PSUs referred to in Section 3.3(a) and except as permitted after the date of this Agreement pursuant to Section 4.3, there are no outstanding or existing (A) securities of the RMT Partner or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of RMT Partner; (B) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of RMT Partner; (C) obligations of RMT Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of RMT Partner or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary; (D) phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of RMT Partner and there are no outstanding stock appreciation rights issued by RMT Partner with respect to the capital stock of the RMT Partner; (E) voting trusts or other agreements or understandings to which RMT Partner or any of its officers or directors is a party with respect to the voting of capital stock of RMT Partner or (F) bonds, debentures, notes or other indebtedness of RMT Partner having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of RMT Partner may vote.

(c)           Since the Specified Time, RMT Partner has not issued, granted, delivered, sold, pledged, disposed of or encumbered any shares of its capital stock, except (A) as permitted by Section 4.3 or (B) pursuant to the exercise of RMT Partner SARs described in Section 3.3(a) in accordance with their terms as in effect as of the Specified Time or the vesting of RMT Partner RSUs or RMT Partner PSUs described in Section 3.3(b) in accordance with their terms as in effect as of the Specified Time. Except as permitted after the date hereof pursuant to Section 4.3, there are no employees, directors, independent contractors or other service providers with an offer letter, other employment Contract or other arrangement or Contract that contemplates a grant of options to purchase RMT Partner Common Stock or other equity or equity-based awards with respect to RMT Partner Common Stock, or who has otherwise been promised options to purchase RMT Partner Common Stock or other securities of RMT Partner or other equity or equity-based awards with respect to RMT Partner Common Stock or other securities of RMT Partner, which options or other awards have not been granted as of the Specified Time. All outstanding shares of RMT Partner Common Stock, and all RMT Partner Equity Awards and other outstanding securities of the RMT Partner Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirement and (ii) all requirements set forth in applicable Contracts.

3.4          Authority; Binding Nature of Agreement. Each of RMT Partner and Merger Sub have all requisite corporate right, power and authority to enter into and perform their respective obligations under this Agreement, the Separation Agreement and the other Transaction Documents, as applicable, to which it is or will be a party and, subject to obtaining the Required RMT Partner Stockholder Vote and the Required Merger Sub Stockholder Vote, respectively, to consummate the Contemplated Transactions. The RMT Partner Board (at a meeting duly called and held and not subsequently rescinded or modified in any way) and RMT Partner, as the sole stockholder of Merger Sub, have: (a) determined that this Agreement and the Merger are advisable and in the best interests of RMT Partner and its stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement, the Separation Agreement and the other Transaction Documents by RMT Partner and the issuance of shares of RMT Partner Common Stock pursuant to this Agreement; and (c) recommended the approval of the issuance of the RMT Partner Common Stock pursuant to this Agreement for purposes of New York Stock Exchange by the holders of RMT Partner Common Stock and directed that the issuance of such shares be submitted for consideration by RMT Partner’s stockholders at the RMT Partner Stockholders’ Meeting. This Agreement has been duly executed and delivered by RMT Partner and Merger Sub, and, subject to the adoption of this Agreement by RMT Partner as sole stockholder of Merger Sub, and assuming the due authorization, execution and delivery of this Agreement by Remainco and Spinco, this Agreement constitutes a legal, valid and binding obligation of each of RMT Partner and Merger Sub, enforceable against each of RMT Partner and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. The Separation Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, the Tax Matters Agreement and the Employee Matters Agreement have been (and the Transition Services Agreement will be as of immediately prior to the Distributions) duly executed and delivered by RMT Partner and its applicable Subsidiaries that are or will be party thereto, and assuming the due authorization, execution and delivery of such agreements by Remainco and its Subsidiaries, each such agreement (or, in the case of each of the Transition Services Agreement will when executed and delivered) constitute a legal, valid and binding obligation of each of RMT Partner or the applicable Subsidiary of RMT Partner party thereto, as applicable, enforceable against each of them party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

3.5          Non-Contravention; Consents.

(a)          Assuming compliance with the applicable provisions of the WBCL (including the RMT Partner Stockholder Vote), the HSR Act and all applicable foreign Competition Laws and FDI Laws, the listing requirements of the New York Stock Exchange and the requirements of the New York Stock Exchange, except as set forth in Section 3.5 of the RMT Partner Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement or the other Transaction Documents, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(i)          contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of (A) RMT Partner or (B) any of the other RMT Partner Companies;

(ii)         contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the RMT Partner Companies, or any of the assets owned or used by any of the RMT Partner Companies, is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect;

(iii)         contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the RMT Partner Companies or that otherwise relates to the RMT Partner Business or to any of the assets owned or used by any of the RMT Partner Companies, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect;

(iv)        contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any RMT Partner Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such RMT Partner Material Contract; (B) accelerate the maturity or performance of any such RMT Partner Material Contract (other than any RMT Partner Benefit Plan); or (C) cancel, terminate or modify any right, benefit, obligation or other term of such RMT Partner Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect; or

(v)         result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the RMT Partner Companies, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect.

(b)           Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the WBCL (including the RMT Partner Stockholder Vote), the HSR Act, all applicable foreign Competition Laws and FDI Laws, and the listing requirements of the New York Stock Exchange, neither RMT Partner nor any of the RMT Partner Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement or (ii) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, (A) be material to the RMT Partner Companies or (B) prevent or materially impair or materially delay RMT Partner or any of its Subsidiaries from performing any of the Transaction Documents or complying with any of their obligations thereunder or consummating the Contemplated Transactions.

3.6         SEC Filings; Financial Statements.

(a)           RMT Partner has delivered or Made Available to Remainco accurate and complete copies of all registration statements, proxy statements, RMT Partner Certifications and other statements, reports, schedules, forms and other documents filed by RMT Partner with the SEC, including all amendments thereto, since January 1, 2019 (collectively, the “RMT Partner SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by RMT Partner or its officers with the SEC since January 1, 2019 have been so filed on a timely basis. None of RMT Partner’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the RMT Partner SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the RMT Partner SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the RMT Partner SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the RMT Partner SEC Documents (collectively, the “RMT Partner Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirement. As used in the introduction to this Article III and in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)           The financial statements (including any related notes) contained or incorporated by reference in the RMT Partner SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of RMT Partner and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of RMT Partner and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the RMT Partner Companies are required by GAAP to be included in the consolidated financial statements of RMT Partner. There are no comments from the SEC or its staff pending with respect to any statements, reports, schedules, forms or other documents filed by RMT Partner with the SEC that remain outstanding and unresolved. The RMT Partner Companies are not subject to any liabilities of any nature whatsoever (whether accrued, absolute, contingent or otherwise) and whether or not required to be reflected in the latest balance sheet included in the RMT Partner SEC Documents filed with the SEC prior to the date hereof, except for (i) those liabilities that are reflected or reserved for in the latest balance sheet included in the RMT Partner SEC Documents filed with the SEC prior to the date hereof; (ii) liabilities that have been incurred by the RMT Partner Companies since January 2, 2021 in the ordinary course of the RMT Partner business consistent with past practice and are not material to the RMT Partner Companies, taken as a whole, in amount or nature; (iii) liabilities under this Agreement or the Separation Agreement or incurred in connection with the Contemplated Transactions and in compliance with this Agreement and the other Transaction Documents; and (iv) liabilities that are not, individually or in the aggregate, material to the RMT Partner Companies, taken as a whole.

(c)           RMT Partner maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by RMT Partner is reported on a timely basis to the individuals responsible for the preparation of RMT Partner’s filings with the SEC and other public disclosure documents. RMT Partner’s management has completed an assessment of the effectiveness of RMT Partner’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 28, 2019, and such assessment concluded that such internal control system was effective. RMT Partner’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of RMT Partner, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of RMT Partner are being made only in accordance with authorizations of management and directors of RMT Partner and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of RMT Partner’s assets that could have a material effect on its financial statements.

(d)           RMT Partner has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to RMT Partner’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect RMT Partner’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management other employees who have a significant role in RMT Partner’s internal control over financial reporting.

(e)           RMT Partner’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to RMT Partner within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of RMT Partner, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by RMT Partner’s auditors for the RMT Partner Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(f)            None of the information to be supplied by or on behalf of RMT Partner for inclusion or incorporation by reference in the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement will, after giving effect to any amendments that have theretofore been made thereto, (i) at the time the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement, respectively, is filed with the SEC; (ii) at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of RMT Partner for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (A) at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of RMT Partner and Remainco; (B) at the time of the RMT Partner Stockholders’ Meeting (or any adjournment or postponement thereof) and Remainco Stockholders’ Meeting (or any adjournment or postponement thereof) or (C) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of RMT Partner and Remainco or at the time of the RMT Partner Stockholders’ Meeting (or any adjournment or postponement thereof) and Remainco Stockholders’ Meeting (or any adjournment or postponement thereof), comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by RMT Partner or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Remainco for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

3.7          Absence of Changes. Except as expressly contemplated by this Agreement, since January 2, 2021, (a) through the date of this Agreement, except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Separation Agreement) and actions or omissions undertaken in good faith to respond to the actual or anticipated effects of SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof), the RMT Partner Companies have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any Effect that, individually or in the aggregate, has had or would be reasonably expected to have, a RMT Partner Material Adverse Effect. Except as expressly contemplated by this Agreement and actions or omissions undertaken in good faith to respond to the actual or anticipated effects of SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof), since January 2, 2021 through the date of this Agreement, none of the RMT Partner Companies has taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Remainco pursuant to Sections 4.3(b).

3.8          Title to Assets. The RMT Partner Companies own, and have good and valid title, in all material respects, to all assets purported to be owned by them, including: (a) all assets reflected on the RMT Partner Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the RMT Partner Interim Balance Sheet) and (b) all other assets reflected in the books and records of the RMT Partner Companies as being owned by the RMT Partner Companies. All of said assets are owned by the RMT Partner Companies free and clear of any Encumbrances, except (i) for Encumbrances securing the RMT Partner Credit Agreement; (ii) where the failure to have such good and valid title results from any liens described in Section 3.8 of the RMT Partner Disclosure Letter; or (iii) any other Permitted Encumbrance. The RMT Partner Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, and the RMT Partner Companies enjoy undisturbed possession of such leased assets, except where the failure to have such valid leasehold interest results from any liens described in Section 3.8 of the RMT Partner Disclosure Letter, liens created or otherwise imposed by Remainco or the Spinco Companies or any other Permitted Encumbrance.

3.9          Real Property.

(a)           Section 3.9(a) of the RMT Partner Disclosure Letter sets forth as of the date hereof the address, fee owner and description of use of all RMT Partner Owned Real Property. With respect to the RMT Partner Owned Real Property: (i) RMT Partner or its Subsidiaries have good and marketable title to each parcel of RMT Partner Owned Real Property; (ii) other than RMT Partner or its Subsidiaries, no Person has the right to use or occupy any RMT Partner Owned Real Property or any material portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any RMT Partner Owned Real Property or any material portion thereof or interest therein; and (iv) to the Knowledge of RMT Partner and its Subsidiaries, there are no condemnation proceedings pending, threatened or proposed against any RMT Partner Owned Real Property and, to the Knowledge of RMT Partner, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any RMT Partner Owned Real Property.

(b)           “RMT Partner Leased Real Property” means all real property leased or used by the RMT Partner Companies pursuant to real property leases or other agreements with annual base rent payments in excess of $1,000,000, including all buildings, structures, fixtures and other improvements leased thereunder. Each of the leases or other agreements relating to the RMT Partner Leased Real Property is a valid and subsisting leasehold interest, or valid right to use, of RMT Partner or one of its Subsidiaries and is a valid and binding obligation of RMT Partner or such Subsidiary free of Encumbrances (other than Permitted Encumbrances) and is enforceable by and against RMT Partner or such Subsidiary in accordance with its terms, except as, individually or in the aggregate, would not reasonably be expected to be material to the RMT Partner Companies, taken as a whole. To the Knowledge of RMT Partner, there are no condemnation proceedings pending, threatened or proposed against any RMT Partner Owned Real Property and, to the Knowledge of RMT Partner, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any RMT Partner Leased Real Property. There are no material disputes with respect to any lease or other agreement for any of the RMT Partner Leased Real Property. Neither RMT Partner, nor, to the Knowledge of RMT Partner, any other party to any such lease or other agreement is in material breach or default under such lease or other agreement, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such lease or other agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the RMT Partner Companies, taken as a whole.

3.10        Intellectual Property.

(a)           Section 3.10(a) of the RMT Partner Disclosure Letter identifies, as of the date of this Agreement, any Person other than the RMT Partner Companies that has an ownership interest in any of the RMT Partner Registered IP and the nature of such ownership interest.

(b)          Ownership and Exclusive Rights. The RMT Partner Companies as of the date of this Agreement exclusively own all right, title, and interest to and in the RMT Partner IP free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the foregoing, no RMT Partner Company has transferred to, or permitted under any Contract to which a RMT Partner Company is a party, any Person other than the RMT Partner Companies to retain ownership of, or an exclusive license to RMT Partner IP. As of the date of this Agreement, no material item of RMT Partner IP is subject to any action or outstanding Order or settlement agreement or stipulation in any dispute proceeding that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by any of the RMT Partner Companies, or affects in any material manner the validity, use, ownership, registrability or enforceability of such RMT Partner IP.

(c)           Valid and Enforceable. As of the date hereof, the RMT Partner Registered IP is subsisting and to the Knowledge of RMT Partner, valid and enforceable.

(d)           Assignment of IP Rights. Each employee, consultant or contractor of the RMT Partner Companies that has contributed to the creation, development, invention, modification or improvement of material RMT Partner IP has (i) entered into a written agreement with a RMT Partner Company that obliges such employee, consultant or contractor to disclose and assign to the RMT Partner Companies any and all rights, title and interests in and to the RMT Partner IP and (ii) assigned all such rights, title and interests to the RMT Partner Companies, in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Legal Requirement.

(e)           Protection of Trade Secrets and Proprietary Information. Each RMT Partner Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all trade secrets and material proprietary information pertaining to such RMT Partner Company and the RMT Partner Proprietary Products.

(f)           Sufficiency. RMT Partner and its Subsidiaries own or otherwise have, and after Closing will continue to have all Intellectual Property Rights needed to conduct the RMT Partner Business in all material respects as it is currently conducted, including as may be necessary to design, develop, copy, modify, make, have made, test, support, maintain, market, license, sublicense, offer for sale, sell, have sold, use, have used, import, export, prepare derivative works or otherwise commercialize (as applicable) the RMT Partner Products; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights or unfair competition, which solely is covered in Section 3.10(h).

(g)           Third-Party Infringement of RMT Partner IP. To the Knowledge of RMT Partner, no Person as of, and in the two (2) years prior to, the date of this Agreement has infringed, misappropriated, or otherwise violated, and no Person is as of the date of this Agreement infringing, misappropriating, or otherwise violating, any material RMT Partner IP.

(h)           No Infringement of Third Party IP Rights. To the Knowledge of RMT Partner, the conduct of the business of any of the RMT Partner Companies as conducted in the past two (2) years, including the development, manufacture, use, import, export, offer for sale, sale, license, sublicense or other commercialization of any of the RMT Partner Products as conducted, does not and has not in the past two (2) years infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the RMT Partner Companies, taken as a whole. Without limiting the generality of the foregoing, as relates to the RMT Partner IP and the RMT Partner Products, as of, and in the two (2) years prior to, the date of this Agreement, no infringement, misappropriation, violation or similar claim or Legal Proceeding pertaining to any material RMT Partner IP and no such material claim or Legal Proceeding pertaining to any RMT Partner IP is pending, threatened in writing, or, to the Knowledge of RMT Partner, threatened orally against any of the RMT Partner Companies or, to the Knowledge of RMT Partner, as of the date of this Agreement, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the RMT Partner Companies with respect to such claim or Legal Proceeding, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the RMT Partner Companies, taken as a whole, and except as set forth in Section 3.10(j) of the RMT Partner Disclosure Letter, as of the date of this Agreement, no Person has made a written request against a RMT Partner Company to be indemnified, defended, held harmless, or reimbursed with respect to any such claim or Legal Proceeding, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the RMT Partner Companies, taken as a whole.

(i)            Open Source Code. No Proprietary RMT Partner Product contains, is derived from, or is distributed with Open Source Code in a manner that required under the applicable license that any Proprietary RMT Partner Product or part thereof (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making any Derivative; or (iii) be redistributable at no charge, in each case, except as would not reasonably be expected to be material to the RMT Partner Companies.

3.11        Contracts.

(a)           For purposes of this Agreement, “RMT Partner Material Contract” shall mean each Contract to which any RMT Partner Company is a party or by which any of them is bound that:

 (i)          that is material to the RMT Partner Companies, taken as a whole;

(ii)         is with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $10,000,000 in the 12 months ended December 31, 2020, in each case that provides exclusivity rights to any third party;

(iii)        that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary RMT Partner Products, (A) which supplier is the only source of supply in the market place or only supplier to the RMT Partner Companies or (B) that imposes (1) a minimum purchase order, “take or pay” or requirements obligations, (2) discounts or rebates based on the volume of product or materials purchased or (3) any exclusivity restrictions, in each case of this clause (B), involved payments in excess of $5,000,000 in the 12 months ended December 31, 2020 or is expected to involve payments in excess of $5,000,000 in the 12 months ending December 31, 2021;

(iv)        imposing any material restriction on the right or ability of the RMT Partner Companies, taken as a whole: (A) to compete with any other Person or solicit the employment of any Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person or in any geographic area;

(v)         relates to currency hedging;

(vi)        relating to Indebtedness in excess of $10,000,000;

(vii)       concerning the establishment and/or operation of a partnership, joint venture or limited liability company with a third party that is not an Affiliate of RMT Partner;

(viii)      relating to the acquisition or disposition of any material assets (other than in the ordinary course of business) or businesses, and with any outstanding obligations of a RMT Partner Company (including indemnification, guarantee, “earn-out” or other similar contingent obligations) as of the date of this Agreement;

(ix)         relating to the lease, sublease, license or occupancy of any RMT Partner Owned Real Property or any RMT Partner Leased Real Property, in each case with annual base rent payments in excess of $1,000,000;

(x)          that is material to the RMT Partner Companies, taken as a whole, and has as a counterparty any Governmental Body or pursuant to which the RMT Partner Companies provide any products or services as contractor or subcontractor to any Governmental Body;

(xi)         with any RMT Partner Top Customer, RMT Partner Top Supplier or RMT Partner Top Distributor pursuant to which RMT Partner and its Subsidiaries receives or makes payments to such Person;

(xii)        (A) containing any provision with pricing, discounts or benefits to any customer that change based on the pricing, discounts or benefits provided to any other customer or that otherwise grant the other party to such Contract “most favored nation” or “most favored customer” status or equivalent preferential terms; or (B) containing any provision granting the other party exclusivity or other similar rights;

(xiii)       that is a RMT Partner Environmental and Asbestos Indemnification Agreement; and

(xiv)       that is a Collective Bargaining Agreement or similar agreement with any labor union, works council or comparable organization representing any employee of RMT Partner or any of its Subsidiaries.

RMT Partner has delivered or Made Available to Remainco an accurate and complete copy of each RMT Partner Contract that constitutes a RMT Partner Material Contract.

(b)          Each RMT Partner Contract that constitutes a RMT Partner Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to Bankruptcy and Equity Exceptions.

(c)          Except as set forth in Section 3.11(c) of the RMT Partner Disclosure Letter: (i) neither RMT Partner nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any RMT Partner Material Contract and (ii) to the Knowledge of RMT Partner, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any RMT Partner Material Contract.

(d)          Except as set forth in Section 3.11(d) of the RMT Partner Disclosure Letter:

(i)          no RMT Partner Company has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;

(ii)         each RMT Partner Company has complied in all material respects with all Legal Requirement with respect to all Government Contracts and Government Bids; and

(iii)        no RMT Partner Company has, nor to the Knowledge of RMT Partner have any of the RMT Partner Employees, been barred or suspended from doing business with any Governmental Body.

3.12        Compliance with Legal Requirement; Regulatory Matters. Each of the RMT Partner Companies is, and since January 1, 2018 has been, in compliance with all applicable Legal Requirement, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a RMT Partner Material Adverse Effect. Since January 1, 2018, none of the RMT Partner Companies has received any written notice or other written communication from any Governmental Body (i) regarding any actual, alleged or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, except as would not, individually or in the aggregate, reasonably be expected to have a RMT Partner Material Adverse Effect.

3.13        Anti-Corruption Compliance; Trade Compliance.

(a)           Since January 1, 2016, no RMT Partner Company nor, to the Knowledge of RMT Partner, any of their respective agents, channel partners, Affiliates, distributors, resellers, or other representatives with respect to the RMT Partner Business (i) has directly or indirectly offered, promised or made any improper contribution, gift, bribe, rebate, payoff, influence payment, kickback or any other thing of value to any Person, private or public, regardless of what form, in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirement, including the FCPA or the UK Bribery Act; (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirement, including the FCPA or the UK Bribery Act 2010; or (iii) has received any notice from, voluntarily provided any notice to, or, to the Knowledge of RMT Partner, has been investigated by, a Governmental Body with respect to the RMT Partner Business or a RMT Partner Company that alleges any of the foregoing. Since January 1, 2016, each of the RMT Partner Companies has had in place an operational compliance program, including adequate policies, procedures and training, intended to enhance awareness of compliance with all applicable anti-bribery, anti-corruption or other similar Legal Requirement, and has, in all material respects, kept accurate records of its activities, including financial records, in a form and manner appropriate for a business of its size and resources.

(b)           Since January 1, 2016, the RMT Partner Companies and all directors, officers, and to the Knowledge of RMT Partner, the employees of the RMT Partner Companies, have complied, in all material respects, with applicable provisions of the Export Control Laws and Sanctions.

(c)           None of the RMT Partner Companies, any of their directors or officers or, to the Knowledge of RMT Partner, any of their respective employees, agents, channel partners, resellers or representatives, is a Sanctioned Person.

(d)          Without limiting the foregoing, since January 1, 2016, no material Legal Proceeding, complaint, claim, charge, investigation, or voluntary disclosure related to the Export Control Laws or Sanctions is or has been imposed, pending or, to the Knowledge of RMT Partner, threatened against the RMT Partner Companies or any of their respective officers or directors or, to the Knowledge of RMT Partner, any of their respective employees, agents, channel partners, resellers, or representatives, by or before any Governmental Body.

(e)           Since January 1, 2016, the RMT Partner Companies have obtained all approvals or licenses necessary for exporting and importing the RMT Partner Products in accordance with all applicable Export Control Laws and Import Laws, except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the RMT Partner Companies, taken as a whole.

(f)            Since January 1, 2016, the RMT Partner Companies, and each of their respective directors, officers and, to the Knowledge of RMT Partner, employees, agents, channel partners, resellers and representatives, have complied and are in compliance, in all material respects, with all applicable Import Laws.

(g)           Each of the RMT Partner Companies has had in place since January 1, 2016, an operational program, including policies, procedures and training, reasonably designed to promote compliance with all applicable Export Control Laws and Sanctions, except as, individually or in the aggregate, has not and would not reasonably be expected to be material to the RMT Partner Companies, taken as a whole.

3.14        Governmental Authorizations. Since January 1, 2018, the RMT Partner Companies have held all Governmental Authorizations necessary to enable the RMT Partner Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to be me material and adverse to the RMT Partner Companies, taken as a whole. All such Governmental Authorizations are valid and in full force and effect. Each RMT Partner Company is, and at all times since January 1, 2018 has been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to be material and adverse to the RMT Partner Companies, taken as a whole.

3.15        Tax Matters.

(a)           Each material Tax Return required to be filed by or on behalf of the respective RMT Partner Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “RMT Partner Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirement. All material Taxes required to be paid by or with respect to the RMT Partner Companies have been duly paid, except for Taxes contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)           No RMT Partner Company and no RMT Partner Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the RMT Partner Company Returns has been granted (by RMT Partner or any other Person), and no such extension or waiver has been requested from any RMT Partner Company.

(c)           No claim or Legal Proceeding is pending, has been asserted in writing or, to the Knowledge of RMT Partner, has been threatened against or with respect to any RMT Partner Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any RMT Partner Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the RMT Partner Companies and with respect to which adequate reserves for payment have been established on the RMT Partner Interim Balance Sheet). There are no liens for material Taxes upon the assets of any of the RMT Partner Companies except Permitted Encumbrances.

(d)           There are no Contracts relating to the allocation, sharing or indemnification of Taxes to which any RMT Partner Company is a party, other than (i) the Tax Matters Agreement, (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes and (iii) any Contracts which solely involve RMT Partner Companies.

(e)           No RMT Partner Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f)           The RMT Partner Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(g)           No written claim has ever been made by any Governmental Body in a jurisdiction where a RMT Partner Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(h)           No RMT Partner Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in the two years prior to the date of this Agreement.

(i)            RMT Partner is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)            No RMT Partner Company has taken any action or, assuming full knowledge of the terms of this Agreement and the Transaction Documents, knows of any fact that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)           As of the date hereof, assuming that the Ruling is obtained, neither RMT Partner nor Merger Sub knows of any reason why it would not be able to deliver the representations set forth in certificates of officers of RMT Partner and Merger Sub, upon which the applicable law or accounting firms may rely in rendering the RMT Partner Tax Opinion and the Remainco Tax Opinion, or why RMT Partner would not be able to obtain the opinion contemplated by Section 6.9(a).

(l)            Section 3.15 and, to the extent related to Tax matters, Section 3.16, contain the sole and exclusive representations and warranties of RMT Partner and Merger Sub herein with respect to Tax matters.

3.16        Employee and Labor Matters; Benefit Plans.

(a)           RMT Partner has delivered or Made Available to Remainco accurate and complete copies of the following with respect to each material RMT Partner Benefit Plan, as applicable: (i) the plan document (or, in the case of any unwritten Remainco Benefit Plan, a description of the material terms thereof), all related trust agreements, insurance contracts and policy documents, and any amendments thereto; (ii) the most recent summary plan description and any summaries of material modifications thereto; (iii) the three most recently filed annual reports (Form 5500 series), if any, with all corresponding schedules and financial statements attached thereto (including any related actuarial valuation report); (iv) the most recent IRS determination, advisory or opinion letter issued with respect to any RMT Partner Benefit Plan intended to be qualified under Section 401(a) of the Code; and (v) any material notices, letters or other correspondence with the IRS, DOL, the Pension Benefit Guaranty Corporation or any other Governmental Body.

(b)           To the Knowledge of RMT Partner, no RMT Partner Employee or individual independent contractor to the RMT Partner Companies has any right, whether contractual or otherwise, and whether written or oral, to receive redundancy or severance benefits that are greater than the minimum level under local Legal Requirement (excluding contracts that permit a payment in lieu of notice).

(c)           Except as set forth in Section 3.16(c) of the RMT Partner Disclosure Letter or as would not reasonably be expected to result in material liability to Remainco or any of its Subsidiaries, (i) each of the RMT Partner Companies and RMT Partner Affiliates has timely performed all obligations required to be performed by it under each RMT Partner Benefit Plan; (ii) each RMT Partner Benefit Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirement; (iii) as of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of RMT Partner, threatened or reasonably anticipated with respect to any such RMT Partner Benefit Plan, its assets or any fiduciary thereof (other than routine claims for benefits); and (iv) no event has occurred and no condition exists that would subject Remainco to any Tax, fine, encumbrance, material penalty or other liability imposed by ERISA, the Code or any other applicable Legal Requirement with respect to any RMT Partner Benefit Plan.

(d)           Except as set forth in Section 3.16(d) of the RMT Partner Disclosure Letter, each RMT Partner Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a currently-effective favorable determination letter (or is able to rely on an opinion or advisory letter, if applicable) as to its qualified status under the Code, and to the Knowledge of RMT Partner, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the tax-exempt status of any related trust.

(e)            Except as set forth in Section 3.16(e)(i) of the RMT Partner Disclosure Letter, none of the RMT Partner Companies or any RMT Partner Affiliate maintains, establishes, sponsors, contributes to, has an obligation to contribute to, or has any Liability with respect to, any: (i) “defined benefit plan” within the meaning of Section 3(35) of ERISA or pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) “multiple employer plan” described in Section 413 of the Code, in each case pursuant to which a RMT Partner Employee is or may become eligible to receive benefits; or (iv) defined benefit pension plan that is subject to any Legal Requirement other than any United States federal, state or local Legal Requirement. Except as set forth in Section 3.16(e)(ii) of the RMT Partner Disclosure Letter, no RMT Partner Benefit Plan provides, and none of the RMT Partner Companies or any RMT Partner Affiliate provides or has an obligation to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any current or former RMT Partner Employee, except as may be required by COBRA or other applicable Legal Requirement, and there have been no written communications to current or former RMT Partner Employees which could reasonably be interpreted to promise or guarantee such employee any post-termination or retiree health, welfare, or life insurance benefits. Except as set forth in Section 3.16(e)(iii) of the RMT Partner Disclosure Letter, each RMT Partner Benefit Plan may be modified, amended or terminated without the consent of any Person, including any participant therein, except for any RMT Partner Benefit Plan that is an employment, consulting, severance or similar agreement with a current or former RMT Partner Employee or individual independent contractor to the RMT Partner Companies.

(f)            With respect to each RMT Partner Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA); (iii) other than benefit accruals under such RMT Partner Pension Plan in the ordinary course, no liability under Title IV or Section 302 of ERISA has been incurred by any of the RMT Partner Companies or any RMT Partner Affiliates that has not been satisfied in full, and no condition exists that presents a risk to any of the RMT Partner Companies or any RMT Partner Affiliates of incurring any such liability; (iv) such plan’s benefit liabilities under Section 4001(a)(16) of ERISA do not exceed the current value of such plan’s assets, determined in accordance with the assumptions used for funding the plan pursuant to Section 412 and Section 430 of the Code for the applicable plan year; (v) no plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; (vi) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (vii) no plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; (viii) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect; and (ix) such RMT Partner Pension Plan is not, and is not expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code). There has been no imposition of a lien upon property or rights to property of any RMT Partner Company or any RMT Partner Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

(g)           None of the RMT Partner Companies or any RMT Partner Affiliate has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to, any retirement or pension scheme where benefits are not money purchase benefits, as defined in section 181 of the UK Pension Schemes Act 1993, and, during the last six years, none of the RMT Partner Companies or any RMT Partner Affiliate has been connected with or an associate of (as those terms are used in the UK Pensions Act 2004) any employer that provides defined benefits. Each RMT Partner Company or RMT Partner Affiliate with employees located in the UK has at all times materially complied with its automatic enrolment obligations under the UK Pensions Act 2008. To the Knowledge of RMT Partner, within the last six years, no notifiable event (as that term is defined in the UK Pensions Act 2004) has occurred in relation to any defined benefit pension plan sponsored by any RMT Partner Company or any RMT Partner Affiliate and, except as set forth in Section 3.16(f) of the RMT Partner Disclosure Letter, the consummation of the Merger and the other Contemplated Transactions will not constitute a notifiable event. No contribution notice, financial support direction or warning notice (as those terms are defined in the UK Pensions Act 2004) has been issued or threatened to be issued by the Pensions Regulator in relation to any defined benefit plan sponsored by any RMT Partner Company or any RMT Partner Affiliate.

(h)           Except as set forth in Section 3.16(h) of the RMT Partner Disclosure Letter, none of the RMT Partner Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(i)            Except as would not reasonably be expected to result in material liability to RMT Partner or the imposition of Tax on any RMT Partner Employee or individual independent contractor to the RMT Partner Companies under Section 409A(a)(1)(B) of the Code, each RMT Partner Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance with Section 409A of the Code and has complied with applicable documentary requirements of Section 409A of the Code.

(j)            Except as set forth in Section 3.16(j) of the RMT Partner Disclosure Letter, none of the execution or delivery of this Agreement, stockholder approval of this Agreement, the consummation of the Merger or any of the other Contemplated Transactions will, either alone or in conjunction with any other event: (i) entitle any current or former RMT Partner Employee or individual independent contractor to the RMT Partner Companies to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former RMT Partner Employee or individual independent contractor to the RMT Partner Companies; (iii) accelerate the time of payment, funding or vesting of amounts due to any current or former RMT Partner Employee or individual independent contractor to the RMT Partner Companies; or (iv) result in any payment under any of the RMT Partner Benefit Plans or any other arrangement that would not be deductible under Section 280G of the Code.

(k)           Except as set forth in Section 3.16(k) of the RMT Partner Disclosure Letter or as would not reasonably be expected to result in material liability to RMT Partner, each material RMT Partner Benefit Plan that primarily covers RMT Partner Associates based outside of the United States and/or that is subject to any Legal Requirement other than United States federal, state or local Legal Requirement (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Legal Requirement; (ii) if required to be registered or approved by a non-U.S. Governmental Body, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of RMT Partner, no event has occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; and (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Legal Requirement. With respect to each RMT Partner Governmental Plan, (i) RMT Partner and the RMT Partner Affiliates have complied in all material respects with the requirements thereof and (ii) no liability has been incurred by RMT Partner or any RMT Partner Affiliates with respect thereto that has not been satisfied in full (other than with respect to amounts for which the due date without penalty has not yet occurred).

(l)            Except as set forth in Section 3.16(l) of the RMT Partner Disclosure Letter or as would not reasonably be expected to result in material liability to RMT Partner, RMT Partner and its Affiliates, including the RMT Partner Companies, are in compliance in all material respects with all Legal Requirement relating to terms and conditions of employment, employment practices, wages, hours, and other labor related matters with respect to the RMT Partner Employees. RMT Partner has verified that each RMT Partner Employee is legally authorized to work in the jurisdiction where he or she is located. Except as set forth in Section 3.16(l) of the RMT Partner Disclosure Letter, there is, and since January 1, 2019, there has been, no pending or, to the Knowledge of RMT Partner, threatened charge, complaint, lawsuit, arbitration, audit, investigation, grievance or other Legal Proceeding brought by or on behalf of, or otherwise involving, any current or former employee, any independent contractor, any person alleged to be a current or former employee, any applicant for employment, any class of the foregoing, or any Governmental Body, that concerns the labor or employment practices or working conditions of RMT Partner.

(m)          Except as set forth in Section 3.16(m) of the RMT Partner Disclosure Letter or as would not reasonably be expected to result in material liability to RMT Partner, (i) as of the date of this Agreement, none of the RMT Partner Companies is a party to any Collective Bargaining Agreement and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of RMT Partner, seeking to represent any employees of any of the RMT Partner Companies; (ii) since January 1, 2019 through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the RMT Partner Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of RMT Partner, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; (iv) as of the date of this Agreement, there is no material claim or grievance pending or, to the Knowledge of RMT Partner, threatened against any RMT Partner Company arising under any Collective Bargaining Agreement; and (v) as of the date of this Agreement, there are no labor or contractual claims that may be asserted by any labor organization, employee representative or works council that could prevent, materially delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions or otherwise have a RMT Partner Material Adverse Effect.

(n)           All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any RMT Partner Benefit Plan and any RMT Partner Governmental Plan, under the terms of any such RMT Partner Benefit Plan or RMT Partner Governmental Plan, related funding arrangement or in accordance with applicable Legal Requirement, have been paid within the time so prescribed or have been properly accrued in accordance with GAAP, except as would not reasonably be expected to result in material liability to RMT Partner or any of its Subsidiaries.

(o)           To the Knowledge of RMT Partner, since January 1, 2018, (i) no allegations of sexual or other harassment or misconduct have been made against any member of Spinco senior management, and (ii) no Legal Proceeding is pending or threatened, and no settlement agreement has been entered into, with respect to RMT Partner involving allegations of sexual or other harassment or misconduct by any RMT Partner Employee, in each case, that individually or in the aggregate, are material to RMT Partner.

(p)           Except as set forth on Section 3.16(p) of the RMT Partner Disclosure Letter, since January 1, 2018, RMT Partner has not implemented any employee layoffs or plant closings that would implicate the WARN Act. RMT Partner has no outstanding WARN Act liability. Section 3.16(p) of the RMT Partner Disclosure Letter, which shall be supplemented through Closing, further contains an accurate and complete list of all employees who experience an “employment loss” (as defined in the WARN Act) during the ninety (90) days prior to the Closing Date, listing for each such employee the date and nature of the employment loss and the employee’s position and work location.

(q)           To the Knowledge of RMT Partner, RMT Partner is in material compliance with SARS-CoV-2 or COVID-19 health and safety laws and material SARS-CoV-2 or COVID-19 national and/or public health guidance with respect to employees and workplaces, including any obligation to carry out a workplace risk assessment and/or consult employees or their representatives on SARS-CoV-2 or COVID-19 health and safety matters, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect.

3.17        Environmental Matters; Product Liability.

(a)           Each of the RMT Partner Companies is, and at all times since January 1, 2018 has been, in compliance with all Environmental Law and, to the Knowledge of RMT Partner, no capital or other expenditure (other than as provided in the RMT Partner SEC Documents) is required to achieve or maintain such compliance, except where any such failure to comply or expenditure would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. None of the RMT Partner Companies has received any written notice, demand, request for information, Order or claim alleging that it is in violation of, or may have any liability under, any Environmental Law, except for any such notice, demand, request, Order or claim that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. There is no Legal Proceeding pending or, to the Knowledge of RMT Partner, threatened by any Person alleging any violation of or liability under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. There has been no Release or threatened Release of, or exposure to, any Hazardous Materials on, at, under or from any real property currently or formerly owned, leased or operated by any of the RMT Partner Companies or, to the Knowledge of RMT Partner, at any location to which Hazardous Materials generated by any of the RMT Partner Companies were sent for treatment, recycling, storage or disposal in a manner that would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. None of the RMT Partner Companies has any Environmental Liabilities (including any Environmental Liabilities retained or assumed contractually or by operation of any Legal Requirement) that would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(b)           Section 3.17(b)(i) of the RMT Partner Disclosure Letter sets forth a true, correct and complete description of all instances of the use of asbestos or silica in products manufactured, marketed, distributed or sold by RMT Partner or any of its Subsidiaries, any of the RMT Partner Companies or the RMT Partner Business or any of their respective predecessors. Section 3.17(b)(ii) of the RMT Partner Disclosure Letter sets forth a description, as of the date hereof, of all Legal Proceedings pending or, to the Knowledge of RMT Partner, threatened against RMT Partner or any of its Subsidiaries, any of the RMT Partner Companies or the RMT Partner Business or any of their respective predecessors related to asbestos or silica-containing products or any repairs or removals required as a result of, in connection with or arising out of such products (the “RMT Partner Asbestos Proceedings”). Section 3.17(b)(ii) of the RMT Partner Disclosure Letter sets forth a true, correct and complete list of all Contracts related to the acquisition or disposition of any business or division (or portion thereof), other M&A transaction or any material asset or property pursuant to which RMT Partner or any of its Subsidiaries is required to indemnify or hold harmless any Person with respect to any Environmental Liability or RMT Partner Asbestos Liability that relates to the RMT Partner Business or the RMT Partner Companies or any of their respective predecessors or otherwise pay for any such liability. Section 3.17(b)(iii) of the RMT Partner Disclosure Letter sets forth a true, correct and complete list of all Contracts or insurance policies pursuant to which RMT Partner or any of its Subsidiaries is entitled to indemnification or defense from any Person with respect to any Environmental Liability or RMT Partner Asbestos Liability that relates to the RMT Partner Business or the RMT Partner Companies or their respective predecessors (the “RMT Partner Environmental and Asbestos Indemnification Agreements”). Neither (1) the execution, delivery or performance of this Agreement or the other Transaction Documents nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time): contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any RMT Partner Environmental and Asbestos Indemnification Agreement, or give any Person the right to: (A) declare a default or exercise any remedy under any such RMT Partner Environmental and Asbestos Indemnification Agreement; (B) accelerate the maturity or performance of any such RMT Partner Environmental and Asbestos Indemnification Agreement; (C) cancel, terminate or modify any right, benefit, obligation or other term of any such RMT Partner Environmental and Asbestos Indemnification Agreement or (D) receive any termination fee or material right or benefit under any such RMT Partner Environmental and Asbestos Indemnification Agreement. Each of the RMT Partner Environmental and Asbestos Indemnification Agreements is valid and in full force and effect, is enforceable in accordance with its terms and will provide funds that, to the Knowledge of RMT Partner, will be sufficient to cover all current and future Asbestos Liabilities (including liabilities and obligations relating to the RMT Partner Asbestos Proceedings) and all material Environmental Liabilities of the RMT Partner Business and the RMT Partner Companies and their respective predecessors. Neither RMT Partner nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any RMT Partner Environmental and Asbestos Indemnification Agreement and to the Knowledge of RMT Partner, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any RMT Partner Environmental and Asbestos Indemnification Agreement. Since January 1, 2018, there have been no material disputes with the counterparties under any RMT Partner Environmental and Asbestos Indemnification Agreement, including with respect to the enforceability of any such Contract or the scope of the indemnification obligations thereunder.

(c)           Since January 1, 2016, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a RMT Partner Material Adverse Effect, all products sold or distributed or services provided by the RMT Partner Business or the RMT Partner Companies have complied (i) in the case of products sold or distributed or services provided pursuant to any Contract or warranty, all warranties set forth in the applicable terms and conditions thereof, (ii) in the case of products otherwise sold or distributed or services provided, all applicable warranties related to such product or services and (iii) all applicable Legal Requirement. None of the RMT Partner Companies or the RMT Partner Business have any liability for replacement or repair or for other damages relating to or arising from any goods or services rendered, in each case, since January 1, 2016, by the RMT Partner Companies or the RMT Partner Business, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a RMT Partner Material Adverse Effect. Since January 1, 2018, none of the RMT Partner Companies or the RMT Partner Business has been subject to any Legal Proceeding, or to the Knowledge of RMT Partner, any threatened Legal Proceeding, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product designed, developed, manufactured sold or distributed by or on behalf of RMT Partner or any of its Subsidiaries or any alleged failure to warn, or any alleged breach of implied warranties or representations, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a RMT Partner Material Adverse Effect.

3.18        Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the RMT Partner Business and the RMT Partner Companies is binding and in full force and effect as of the date of this Agreement. With respect to each such insurance policy, and except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, (i) all premiums with respect thereto are currently paid; (ii) none of the RMT Partner Companies is in breach or default and, to the Knowledge of RMT Partner, no event has occurred which, with notice or lapse or time, would constitute a breach or default or permit termination or modification of the policy; (iii) none of the RMT Partner Companies has received any written notice of cancellation or non-renewal of the policy; and (iv) the consummation of the Contemplated Transactions will not cause a breach, termination or modification of the policy.

3.19        Legal Proceedings; Orders.

(a)           Except as set forth in Section 3.19(a) of the RMT Partner Disclosure Letter, there is no material pending and served Legal Proceeding (including pursuant to Environmental Law) affecting the assets of RMT Partner, the business of RMT Partner or any of the RMT Partner Companies, or (to the Knowledge of RMT Partner) any pending but not served Legal Proceeding affecting the business of RMT Partner, the assets of RMT Partner or the RMT Partner Companies and no Person has threatened in writing or, to the Knowledge of RMT Partner, orally, to commence any material Legal Proceeding affecting the RMT Partner Companies.

(b)           There is no material Order (including pursuant to Environmental Law) to which any of the RMT Partner Companies, or any of the assets of RMT Partner, is subject. To the Knowledge of RMT Partner, no officer or other key employee of any of the RMT Partner Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the RMT Partner Business.

3.20        Customers, Distributors, Suppliers and Licensors.

(a)           Section 3.20(a) of the RMT Partner Disclosure Letter sets forth a correct and complete list of the twenty (20) largest customers of RMT Partner Business on a consolidated basis, based on revenues generated during the 12 month period ended December 31, 2020 (the “RMT Partner Top Customers”), and the amount of revenues attributable to each such RMT Partner Top Customer during that period.

(b)          Section 3.20(b) of the RMT Partner Disclosure Letter sets forth a correct and complete list of the top twenty (20) suppliers of equipment, consumables, products, raw materials or components to the RMT Partner Business, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2020 (the “RMT Partner Top Suppliers”), and the amount of the expenditures attributable to each such RMT Partner Top Supplier during that period.

(c)           Section 3.20(c) of the RMT Partner Disclosure Letter sets forth a correct and complete list of the top seventeen (17) distributors to the RMT Partner Business, on a consolidated basis, based on sales of products made during the 12 month period ended December 31, 2020 (the “RMT Partner Top Distributors”), and the amount of the sales attributable to each such RMT Partner Top Distributor during that period.

(d)           Section 3.20(d) of the RMT Partner Disclosure Letter sets forth a correct and complete list of the top five (5) suppliers of manufacturing services to the RMT Partner Business, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2020 (the “RMT Partner Top Service Providers”), and the amount of the expenditures attributable to each such RMT Partner Top Service Provider during that period.

(e)           Since January 1, 2020, none of RMT Partner or any of its Subsidiaries has received, from any RMT Partner Top Customer, RMT Partner Top Supplier, RMT Partner Top Service Provider or RMT Partner Top Distributor written communications (i) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such RMT Partner Top Customer’s, RMT Partner Top Supplier’s, RMT Partner Top Service Provider’s or RMT Partner Top Distributor’s relationship with RMT Partner or any of its Subsidiaries or (ii) indicating a material breach of the terms of any Contracts with such RMT Partner Top Customer, RMT Partner Top Supplier, RMT Partner Top Service Provider or RMT Partner Top Distributor, in each case, except as, individually or in the aggregate, has not been and would not reasonably be expected to be, material and adverse to the RMT Partner Companies, taken as a whole.

3.21        Ownership of Remainco Common Stock. None of the RMT Partner Companies or, to the Knowledge of RMT Partner, any of their “affiliates” or “associates” holds or has the right to acquire any capital stock or other equity interest or right convertible into or exchangeable for capital stock of any Remainco Companies.

3.22        Vote Required. The only vote of RMT Partner’s stockholders required to consummate the Contemplated Transactions is the affirmative vote of the holders of a majority of the shares of RMT Partner Common Stock present in person or by proxy at the RMT Partner Stockholders’ Meeting in favor of the approval of the issuance of the RMT Partner Common Stock pursuant to this Agreement for the purpose of approving such issuance pursuant to listing rules of the New York Stock Exchange (the “Required RMT Partner Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or approve the Contemplated Transactions. RMT Partner is the sole stockholder of record of Merger Sub.

3.23        Financial Advisor. Except for Barclays Capital Inc. and Incentrum Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of RMT Partner or any of its Subsidiaries.

3.24        Valid Issuance. The RMT Partner Common Stock to be issued pursuant to the Merger has been duly authorized and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.25        Takeover Statutes. As of the date of this Agreement, there is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which RMT Partner or any of its Subsidiaries is a party or otherwise is bound. The Contemplated Transactions are and, as of the Closing, shall be exempt from any such stockholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which RMT Partner or any of its Subsidiaries is a party or otherwise is bound. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or other similar anti-takeover law applicable to RMT Partner or Merger Sub enacted under Legal Requirement applies to this Agreement, the Merger or any other Contemplated Transactions.

3.26        Financing.

(a)           (i) On or prior to the date of this Agreement, RMT Partner has delivered to Remainco true, complete and fully executed copies of the RMT Partner Commitment Letter. As of the date of this Agreement, (A) the RMT Partner Commitment Letter has not been amended, waived or modified in any respect; (B) the respective commitments contained in the RMT Partner Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect; and (C) to the Knowledge of RMT Partner, no amendment, modification, withdrawal or rescission to or of the RMT Partner Commitment Letter is currently contemplated other than any amendment or modification to the RMT Partner Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed the RMT Partner Commitment Letter as of the date of this Agreement. As of the date of this Agreement, except for the RMT Partner Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the RMT Partner Financing to which RMT Partner or any of its Affiliates is a party, that would (v) impair the enforceability of the RMT Partner Commitment Letter, (w) reduce the aggregate amount of any portion of the RMT Partner Financing, together with cash available to RMT Partner of up to $15,000,000, such that the aggregate amount of the RMT Partner Financing would be below the amount required to fund the RMT Partner Special Dividend as contemplated by this Agreement and the Separation Agreement, (x) impose new or additional conditions precedent to the RMT Partner Financing, (y) otherwise modify any of the conditions precedent to the RMT Partner Financing in a manner adverse to RMT Partner or (z) reasonably be expected to prevent, impair or delay the consummation of the RMT Partner Financing.

(ii)         As of the date of this Agreement, the RMT Partner Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of RMT Partner and, to the Knowledge of RMT Partner, the other parties thereto, enforceable against RMT Partner, and to the Knowledge of RMT Partner, each of the other parties thereto in accordance with its terms, subject to Bankruptcy and Equity Exceptions. As of the date of this Agreement, assuming (A) compliance by Remainco and Spinco with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (B) the accuracy of the representations and warranties made by Remainco and Spinco in this Agreement, (x) no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of RMT Partner, its Affiliates or, to the Knowledge of RMT Partner, any other party to the RMT Partner Commitment Letter under any term or condition of the RMT Partner Commitment Letter or would result in any portion of the financing contemplated thereby being unavailable or delayed, (y) RMT Partner is not aware of any fact, event or other occurrence that makes any of the representations or warranties of RMT Partner in the RMT Partner Commitment Letter inaccurate in any material respect, and (z) assuming satisfaction or waiver of the conditions set forth in Articles VI and VII, RMT Partner has no reason to believe that any of the conditions precedent set forth in the RMT Partner Commitment Letter will fail to be timely satisfied or that the RMT Partner Financing will not be available at the Closing. RMT Partner has fully paid any and all commitment fees, any other fees or any other amounts required by the RMT Partner Commitment Letter to be paid on or before the date of this Agreement and will continue to pay in full any such amounts required to be paid pursuant to the terms of the RMT Partner Commitment Letter as and when they become due and payable on or prior to the Closing Date. Assuming (1) the RMT Partner Financing is funded in accordance with the RMT Partner Commitment Letter, (2) compliance by Remainco and Spinco with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (3) the accuracy of the representations and warranties made by Remainco and Spinco in this Agreement, the aggregate proceeds from the RMT Partner Financing, together with cash available to RMT Partner of up to $15,000,000, will be sufficient to fund the RMT Partner Special Dividend as contemplated by this Agreement and the Separation Agreement, including the payment of all related fees and expenses. Other than as set forth in the RMT Partner Commitment Letter, there are no conditions precedent to the funding of the full amount of the RMT Partner Financing. As of the date of this Agreement, assuming (I) compliance by Remainco and Spinco with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (II) the accuracy of the representations and warranties made by Remainco and Spinco in this Agreement, RMT Partner (i) is not aware of any fact, occurrence or condition that would cause the commitments provided in the RMT Partner Commitment Letter to be terminated or to become ineffective and (ii) has no reason to believe that any of the conditions to the RMT Partner Financing which are within its control will not be satisfied on a timely basis. Notwithstanding anything to the contrary herein, the parties hereto agree that it shall not be a condition to the Closing for RMT Partner to obtain the RMT Partner Financing or the Alternative RMT Partner Financing. RMT Partner has fully paid any and all commitment fees, any other fees or any other amounts required by the Spinco Commitment Letter to be paid on or before the date of this Agreement.

(b)           Assuming (i) the accuracy of the representations and warranties set forth in Article II and (ii) satisfaction of the conditions to RMT Partner’s obligation to consummate the Merger, or waiver of such conditions, upon the consummation of the Contemplated Transactions and the other Transaction Documents, RMT Partner will be Solvent.

3.27        Data Privacy and Information Security.

(a)           The RMT Partner Companies have established a RMT Partner Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the RMT Partner Information Security Program. The RMT Partner Companies have assessed and tested its RMT Partner Information Security Program on a no less than annual basis; remediated all critical, high and medium risks and vulnerabilities; and the RMT Partner Information Security Program has proven sufficient and compliant with RMT Partner Privacy Requirements in all material respects. The RMT Partner IT Systems currently used by the RMT Partner Companies are in good working condition, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the RMT Partner Business. All RMT Partner Company Data will continue to be available for Processing by the RMT Partner Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(b)           The RMT Partner Companies and, to the Knowledge of RMT Partner, with respect to the Processing of RMT Partner Company Data, its RMT Partner Data Processors, comply and have materially complied at all times with RMT Partner Company Privacy Policies and the RMT Partner Privacy Requirements. Except for disclosures of Personal Data permitted under RMT Partner Privacy Requirements, the RMT Partner Companies have not sold (as defined by the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.) or rented, and do not sell or rent, any Personal Data to Persons or other third parties. To the Knowledge of RMT Partner, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any RMT Partner Privacy Requirements or RMT Partner Company Privacy Policies. Where the RMT Partner Companies use a RMT Partner Data Processor to Process Personal Data, the RMT Partner Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the RMT Partner Companies’ compliance with RMT Partner Privacy Requirements.

(c)           The RMT Partner Companies and, to the Knowledge of RMT Partner, its RMT Partner Data Processors have not suffered a Data Breach requiring notification to any Person or Governmental Body under RMT Partner Privacy Requirements, and have not been adversely affected by any Malicious Code or denial-of-service attacks on any RMT Partner IT Systems. The RMT Partner Companies have not received a written notice (including any enforcement notice), letter or complaint from a Governmental Body or any Person alleging noncompliance or potential noncompliance with any RMT Partner Privacy Requirements or RMT Partner Company Privacy Policies and have not been subject to any Legal Proceeding relating to noncompliance or potential noncompliance with RMT Partner Privacy Requirements or the RMT Partner Companies’ Processing of Personal Data. The RMT Partner Companies are not in breach or default of any Contracts relating to its RMT Partner IT Systems or to RMT Partner Company Data and do not transfer Personal Data internationally except where such transfers materially comply with RMT Partner Privacy Requirements and RMT Partner Company Privacy Policies.

3.28        Acknowledgement by RMT Partner and Merger Sub. Neither RMT Partner nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article II. The representations and warranties by Remainco and Spinco contained in Article II constitute the sole and exclusive representations and warranties of Remainco, the Spinco Companies, the other Remainco Companies and their respective Representatives in connection with the Contemplated Transactions, and RMT Partner and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Remainco and Spinco. Without limiting the generality of the foregoing, each of RMT Partner and Merger Sub acknowledges that, except for the representations and warranties of Remainco and Spinco contained in Article II, no representations or warranties are made by Remainco, the Spinco Companies, the other Remainco Companies or their respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by RMT Partner or Merger Sub or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to RMT Partner or Merger Sub or any of their respective Representatives.

3.29        Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and it has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

ARTICLE IV

CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

4.1          Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirement, upon reasonable notice, Remainco and RMT Partner shall each, and shall cause each of their respective Subsidiaries to, in each case, for the primary purposes of consummating the Contemplated Transactions and transition and integration planning: (i) provide the Representatives of the other party with reasonable access (taking into account any safety measures or Legal Requirement related to SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof)) during normal business hours (insofar as such access is reasonably required by the requesting party) to its Representatives and assets and to all existing books, records, work papers and other documents and information relating to such Entity or any of its Subsidiaries (but in the case of Remainco and its Subsidiaries, solely as it relates to the Spinco Business or the Spinco Companies), in each case as reasonably requested by RMT Partner or Remainco, as the case may be, and (ii) provide the Representatives of the other party with such copies of the existing books, records, work papers and other documents and information relating to such Entity and its Subsidiaries (but in the case of Remainco and its Subsidiaries, solely as it relates to the Spinco Business or the Spinco Companies) as reasonably requested by RMT Partner or Remainco, as the case may be. During the Pre-Closing Period, Remainco and RMT Partner shall, and shall use reasonable best efforts to cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective officers responsible for Remainco’s and RMT Partner’s financial statements and the internal controls, respectively, to discuss such matters as Remainco or RMT Partner may deem necessary or appropriate in order to enable RMT Partner to comply following the Closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto. Subject to Section 5.4 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, Remainco and RMT Partner shall provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Spinco Companies or the RMT Partner Companies, respectively, in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require Remainco or RMT Partner to disclose any information if, in the reasonable judgement of Remainco or RMT Partner, as applicable, such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirement or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement. This Section 4.1 shall not apply with respect to any Tax matters.

4.2          Operation of the Business of the Spinco Companies.

(a)           During the Pre-Closing Period, except as set forth in Section 4.2(a) of the Remainco Disclosure Letter, as otherwise contemplated by this Agreement, the Separation Agreement, any other Transaction Document, as required by Legal Requirement or if RMT Partner shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) Remainco shall and shall cause its Subsidiaries to use reasonable best efforts to conduct the business and operations of the Spinco Business in the ordinary course of business consistent with past practice; (ii) Remainco shall cause the Spinco Companies to not operate any business other than the Spinco Business; and (iii) to the extent consistent therewith, Remainco shall and shall cause its Subsidiaries to use reasonable best efforts to preserve intact the material components of their current business organization, and maintain satisfactory relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies, in each case to the extent related to the Spinco Business.

(b)          During the Pre-Closing Period, except as set forth in Section 4.2(b) of the Remainco Disclosure Letter, as otherwise contemplated by this Agreement, the Separation Agreement, any other Transaction Document, as required by Legal Requirement or if RMT Partner shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Remainco shall not and shall cause its Subsidiaries not to, and Remainco shall cause each of its Subsidiaries not to:

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities of Remainco or any of the Spinco Companies, other than: (A) dividends or distributions between or among any of the wholly-owned Subsidiaries of Remainco and Remainco; (B) in connection with the withholding of Taxes in connection with the vesting of Remainco Equity Awards (to the extent required by the terms as of the date of this Agreement or in the ordinary course consistent with past practice) or forfeitures of Remainco Equity Awards; (C) the Cash Payment; and (D) regular quarterly dividends on the Remainco Common Stock payable in accordance with past practice (including with respect to the timing of declaration and payment);

(ii)         reclassify, split, combine, subdivide or redeem any of the capital stock or other securities of Remainco or any of the Spinco Companies;

(iii)        sell, issue, grant, transfer, repurchase, subject to any Encumbrance, redeem, authorize the sale, issuance, grant, transfer, repurchase, Encumbrance or redemption of: (A) any capital stock, membership interest or other securities of Remainco or any of the Spinco Companies; (B) any option, call, warrant or right to acquire any capital stock or other security of Remainco or any of the Spinco Companies; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Remainco or any of the Spinco Companies (except that Remainco may issue shares of Remainco Common Stock upon the exercise or vesting of Remainco Equity Awards outstanding as of the date of this Agreement pursuant to the terms of such Remainco Equity Award as in effect on the date of this Agreement (it being understood that, consistent with clauses (ii) and (vi) hereof, and except as set forth in the Employee Matters Agreement, any rights to exercise or vest shall not be accelerated) and Remainco may grant Remainco Equity Awards subject to the limitations set forth in clause (iv) below; provided, further, that for the avoidance of doubt, this Section 4.2(b)(iii) does not limit Remainco in respect of any of its Subsidiaries that are not Spinco Companies);

(iv)        with respect to any Remainco Equity Awards held by any Spinco Employee, except as otherwise required by the terms of any Remainco Benefit Plan as in effect on the date of this Agreement or as permitted by the Employee Matters Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Remainco Equity Plan; (B) amend any provision of any agreement evidencing any outstanding Remainco Equity Award; (C) otherwise modify any of the terms of any outstanding Remainco Equity Award, warrant or other security or any related Contract; or (D) grant any Remainco Equity Award;

(v)         amend or permit the adoption of any amendment to the Organizational Documents of Spinco, or amend or permit the adoption of any amendment to the Organizational Documents of any other Spinco Company in a manner that is adverse to RMT Partner in any material respect;

(vi)        with respect to the Spinco Business or any Spinco Company, make or commit to make any capital expenditure in excess of $30,000,000 in the aggregate per calendar year or $10,000,000 in the aggregate per calendar quarter;

(vii)       other than in the ordinary course of business (A) amend in any material respect (other than an extension), terminate, or waive any material right or remedy under, any Spinco Material Contract, any Contract with a Spinco Top Customer, Spinco Top Supplier, Spinco Top Service Provider or Spinco Top Distributor or any other Contract that is material to the Spinco Companies (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto or (B) enter into a Contract that would be a Spinco Material Contract under clauses (v), (xi) or (xiv) of the definition thereof;

(viii)       in the case of the Spinco Business and each of the Spinco Companies, other than to the extent either contemplated by the Employee Matters Agreement or as required by applicable Legal Requirement or the terms of any Remainco Benefit Plan, Remainco Governmental Plan or Collective Bargaining Agreement, in each case as in effect as of the date of this Agreement, (A) establish, adopt, enter into, amend, modify or terminate any Remainco Benefit Plan (or any benefit plan, program, agreement or arrangement that would be a Remainco Benefit Plan if in effect on the date hereof) or Collective Bargaining Agreement except (1) that with respect to any Remainco Benefit Plan providing welfare benefits which will not be sponsored, maintained or contributed to by the Spinco Companies or the RMT Partner Companies at or following the Closing, Remainco may make amendments or modifications to such Remainco Benefit Plan in the ordinary course of business in connection with annual enrollment, (2) for ordinary course renewals of any Collective Bargaining Agreement and (3) that Remainco and the Spinco Companies may, with respect to the Spinco Business, enter into offer letters consistent with past practice in a form that has been Made Available to RMT Partner with newly hired employees (who are hired in accordance with clause (F) below) who will have an annual base salary of $250,000 or below; (B) modify the compensation or benefits of any Spinco Employee, except that Remainco may (1) increase the annual base salary, or wages, as applicable, or short-term cash incentive target opportunity of any Spinco Employee with a title of Vice President or below and an annual salary of $250,000 or below in the ordinary course of business consistent with past practice (provided that in no event shall the aggregate value of such increases exceed 10% of the aggregate value of such compensation as of the date hereof and the value of such increase with respect to any Spinco Employee exceed 25% of such Spinco Employee’s base salary or short-term cash incentive target opportunity, as applicable, as of the date hereof); (C) accelerate the timing of payment, funding or vesting under any Remainco Benefit Plan or make any discretionary payment under or contribution to any Remainco Benefit Plan or make any contribution to a trust related to a Remainco Benefit Plan which is in a form other than cash; (D) announce, implement or effect any reduction in force or layoff with respect to 100 or more of the Spinco Employees; (E) transfer or relocate any Spinco Employee (whether within the Spinco Business, or to Remainco or any Remainco Affiliate, or otherwise), other than to fill an open position within the Spinco Business or in accordance with the Employee Matters Agreement; (F) transfer the employment or services of any employee or other service provider of Remainco to the Spinco Companies, other than to fill an open position within the Spinco Business or in accordance with the Employee Matters Agreement; or (G) hire more than 100 individuals who would be Spinco Employees if employed on the date hereof (except that Remainco may (1) hire additional individuals in the ordinary course of business consistent with past practice to replace departing employees, provided that the compensation and benefits from any such new hire are substantially similar to those provided to the departing employee and the base salary of such new hire does not exceed $250,000 per annum; or (2) transfer the employment of non-Spinco employees from Spinco to Remainco and Spinco Employees from Remainco to Spinco in accordance with the Employee Matters Agreement);

(ix)         provide any Tax gross-up to any Spinco Employee or other service provider to the Spinco Business under any Remainco Benefit Plan or otherwise (including a gross-up related to Taxes under Section 4999 or 409A of the Code);

(x)         with respect to the Spinco Business or the Spinco Companies, acquire any equity interest or other interest in any other Entity or acquire, lease or license any right or other asset or property from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other Person (except in each case for: (A) assets or properties acquired, leased, licensed or disposed of by the Spinco Companies in the ordinary course of business that are not the acquisition of any equity interest or other interest in any Entity and that are not the acquisition of any business or division of any Person; (B) assets or properties that are immaterial to the business of the Spinco Companies and to the Spinco Business; or (C) sales of inventory or other assets or properties in the ordinary course of business; provided, that, in each case, such acquisitions are not reasonably likely to cause any condition to this Agreement to not be satisfied);

(xi)         make any pledge of any of the Spinco Assets or permit any of the Spinco Assets to become subject to any Encumbrances, in each case other than Permitted Encumbrances;

(xii)        with respect to the Spinco Companies or the Spinco Business, (A) make or forgive any loans, advances or capital contributions to any Person (other than (1) routine travel and business expense advances made to directors or employees in the ordinary course of business or (2) loans to Remainco or any of its Subsidiaries), (B) incur or guarantee any Indebtedness in excess of $10,000,000 in the aggregate, provided such Indebtedness does not include prepayment penalties or prohibit or limit the party’s ability to repay such Indebtedness or (C) take any action (including the incurrence or guarantee of Indebtedness) that would reasonably be expected to result in a reduction to the amount committed under the Spinco Debt Commitment Letter;

(xiii)       with respect to the Spinco Companies or the Spinco Business, other than (A) in the ordinary course of business and consistent with past practices or (B) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices or procedures in any respect;

(xiv)       change any actuarial or other assumptions used to calculate funding with respect to any Remainco Pension Plan, except as required by GAAP, the IRS or the DOL;

(xv)        with respect to the Spinco Companies or the Spinco Business, settle, pay, discharge or satisfy any Legal Proceeding or other material claim, other than settlements and compromises for payments that individually are not in excess of $5,000,000 and in the aggregate are not in excess of $20,000,000, in each case net of insurance, provided such settlements and compromises (A) do not impose any restrictions on the operation of the Spinco Business following the Effective Time, (B) do not admit wrongdoing and (C) include a full release of the Spinco Business and the Spinco Companies;

(xvi)       with respect to the Spinco Business, enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;

(xvii)      with respect to the Spinco Business, permit to expire or fail to timely renew any material Governmental Authorization;

(xviii)     with respect to the Spinco Companies or the Spinco Business, change in any material respect its cash management practices, policies or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, from such practices, policies or procedures with respect thereto used by the Spinco Business in the ordinary course of business consistent with past practice, or take or refrain from taking any action in respect of working capital of the Spinco Companies or the Spinco Business that is outside of the ordinary course of business consistent with past practices, in each case including (A) taking (or omitting to take) any action that would have the effect of materially accelerating revenues, cash receipts or the collection of accounts receivable to pre-Closing periods that would otherwise be expected to take the place or be incurred in post-Closing periods or (B) taking (or omitting to take) any action that would have the effect of materially delaying or postponing the payment of any accounts payable to post-Closing periods that would otherwise be expected to be paid in pre-Closing periods;

(xix)       take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.2);

(xx)        other than in the ordinary course of business and consistent with past practice, license, covenant not to sue, abandon, disclaim, sell, assign or grant any security interest in, to or under any material Spinco IP, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Spinco IP;

(xxi)       other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the Spinco Companies;

(xxii)      with respect to Remainco or any of the Spinco Companies, liquidate, dissolve, restructure or reorganize or adopt a plan or agreement therefor;

(xxiii)     with respect to the Spinco Companies and the Spinco Business, fail to maintain (with insurance companies substantially as financially responsible as its existing insurance insurers) insurance in at least the same amounts and against at least such risks and losses as are consistent in all material respects with past practice; or

(xxiv)     agree or commit to take any of the actions described in clauses (i) through (xxiii) of this Section 4.2(b).

(c)          During the Pre-Closing Period, Remainco shall promptly notify RMT Partner in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or that has had or would reasonably be expected to have or result in a Spinco Material Adverse Effect. No notification given to RMT Partner pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Remainco contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.2(c) will not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Article VI to be satisfied.

4.3          Operation of the Business of the RMT Partner Companies.

(a)          During the Pre-Closing Period, except as set forth in Section 4.3(b) of the RMT Partner Disclosure Letter, as otherwise contemplated by this Agreement, the Separation Agreement, any other Transaction Document, as required by Legal Requirement or if Remainco shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) RMT Partner shall and shall cause its Subsidiaries to use reasonable best efforts to conduct the business and operations of the RMT Partner Business in the ordinary course of business consistent with past practice; and (ii) to the extent consistent therewith, RMT Partner shall and shall cause its Subsidiaries to use reasonable best efforts to preserve intact the material components of their current business organization, and maintain satisfactory relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies.

(b)          During the Pre-Closing Period, except as set forth in Section 4.3(b) of the RMT Partner Disclosure Letter, as otherwise contemplated by this Agreement, the Separation Agreement or any other Transaction Document, as required by Legal Requirement or if Remainco shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), RMT Partner shall not, and RMT Partner cause the RMT Partner Subsidiaries not to:

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of any RMT Partner Company, other than: (A) dividends or distributions between or among any of the RMT Partner Companies; (B) in connection with the withholding of Taxes in connection with the vesting of RMT Partner Equity Awards (to the extent required by the terms as of the date of this Agreement or in the ordinary course consistent with past practice) or forfeitures of RMT Partner Equity Awards; and (C) regular quarterly dividends payable in accordance with past practice (including with respect to the timing of declaration and payment);

(ii)          reclassify, split, combine, subdivide or redeem any capital stock or other securities of RMT Partner;

(iii)         sell, issue, grant, transfer, repurchase, redeem, authorize the sale, issuance, grant, transfer, repurchase, subject to any Encumbrance, redeem, authorize the sale, issuance, grant, transfer, repurchase, Encumbrance or redemption of: (A) any capital stock, membership interest or other securities of any RMT Partner Companies; (B) any option, call, warrant or right to acquire any capital stock or other security of any RMT Partner Companies; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the RMT Partner Companies (except that RMT Partner may issue shares of RMT Partner Common Stock upon the vesting of any RMT Partner Equity Awards outstanding as of the date of this Agreement pursuant to the terms of such RMT Partner Equity Award as in effect on the date of this Agreement (it being understood that, consistent with clauses (iii) and (vii) hereof, any rights to exercise or vest shall not be accelerated);

(iv)        with respect to any RMT Partner Equity Awards, except as otherwise required by the terms of any RMT Partner Benefit Plan as in effect on the date of this Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the RMT Partner Equity Plans; (B) amend any provision of any agreement evidencing any outstanding RMT Partner Equity Award; (C) otherwise modify any of the terms of any outstanding RMT Partner Equity Award, warrant or other security or any related Contract; or (D) grant or any RMT Partner Equity Award;

(v)         amend or permit the adoption of any amendment to RMT Partner’s Organizational Documents;

(vi)        make any capital expenditure outside the ordinary course of business (except that the RMT Partner Companies may make any capital expenditure that: (A) is provided for in RMT Partner’s capital expense budget delivered to Remainco prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the RMT Partner Companies since the date of this Agreement but not provided for in RMT Partner’s capital expense budget delivered to Remainco prior to the date of this Agreement, does not exceed fifteen percent (15%) of the budgeted amount in the aggregate on an annual basis);

(vii)       other than in the ordinary course of business (A) amend in any material respect (other than an extension), terminate, or waive any material right or remedy under, any RMT Partner Material Contract, any Contract with a RMT Partner Top Customer, RMT Partner Top Distributor, RMT Partner Top Service Provider or RMT Partner Top Supplier, or any other Contract that is material to the RMT Partner Companies (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto or (B) enter into a Contract that would be a RMT Partner Material Contract under clauses (v), (xi) or (xiv) of the definition thereof;

(viii)       other than to the extent required by applicable Legal Requirement or the terms of any RMT Partner Benefit Plan, RMT Partner Governmental Plan or Collective Bargaining Agreement, in each case as in effect as of the date of this Agreement, (A) establish, adopt, enter into, amend, modify or terminate any RMT Partner Benefit Plan (or any benefit plan, program, agreement or arrangement that would be a RMT Partner Benefit Plan if in effect on the date hereof) or Collective Bargaining Agreement, except that (1) the RMT Partner Companies may make amendments or modifications to such RMT Partner Benefit Plans in the ordinary course of business in connection with annual enrollment, (2) the RMT Partner Companies may make ordinary course renewals of any Collective Bargaining Agreement and (3) the RMT Partner Companies may enter into offer letters consistent with past practice in a form which has been Made Available to Remainco with newly hired employees who will have an annual base salary of $250,000 or below; (B) solely with respect to the RMT Partner Employees included in the RMT Partner’s PTS business unit, modify the compensation or benefits of any RMT Partner Employee, except that RMT Partner may increase the annual base salary, or wages, as applicable, or short-term cash incentive target opportunity of any such RMT Partner Employee with a title of Vice President or below and an annual salary of $250,000 or below in the ordinary course of business consistent with past practice (provided that in no event shall the aggregate value of such increases exceed 10% of the aggregate value of such compensation as of the date hereof and the value of such increase with respect any RMT Partner Employee exceed 25% of such RMT Partner Employee’s base salary or short-term cash incentive target opportunity, as applicable, as of the date hereof); or (C) accelerate the timing of payment, funding or vesting under any RMT Partner Benefit Plan or make any discretionary payment under or contribution to any RMT Partner Benefit Plan;

(ix)         acquire any equity interest or other interest in any other Entity or acquire, lease or license any right or other asset or property from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other Person (except in each case for: (A) assets or properties acquired, leased, licensed or disposed of by RMT Partner in the ordinary course of business that are not the acquisition of any equity interest or other interest in any Entity and that are not the acquisition of any business or division of any Person; (B) assets or properties that are immaterial to the RMT Partner Business; or (C) sales of inventory or other assets or properties in the ordinary course of business; provided, that, in each case, such acquisitions are not reasonably likely to cause any condition to this Agreement to not be satisfied;

(x)          (A) make or forgive any loans, advances or capital contributions to any Person (other than (1) routine travel and business expense advances made to directors or employees in the ordinary course of business or (2) loans to any other RMT Partner Company), or (B) incur or guarantee any Indebtedness in excess of $10,000,000 in the aggregate;

(xi)         other than (A) in the ordinary course of business and consistent with past practices or (B) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices or procedures in any respect;

(xii)        settle, pay, discharge or satisfy any material Legal Proceeding or other material claim other than (A) in the ordinary course of business and (B) settlements, payments, discharges or satisfactions that, individually, are not in excess of fifteen percent (15%) of the amount reserved in connection therewith;

(xiii)       enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;

(xiv)       permit to expire or fail to timely renew any material Governmental Authorization;

(xv)       take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.3);

(xvi)       other than in the ordinary course of business and consistent with past practice, license, covenant not to sue, abandon, disclaim, sell, assign or grant any security interest in, to or under any material RMT Partner IP, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material RMT Partner IP;

(xvii)      other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the RMT Partner Companies;

(xviii)     liquidate, dissolve, restructure or reorganize RMT Partner or adopt a plan or agreement therefor;

(xix)        fail to maintain (with insurance companies substantially as financially responsible as its existing insurance insurers) insurance in at least the same amounts and against at least such risks and losses as are consistent in all material respects with past practice; or

(xx)         agree or commit to take any of the actions described in clauses (i) through (xix) of this Section 4.3(a).

(c)           During the Pre-Closing Period, RMT Partner shall promptly notify Remainco in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII impossible or that has had or would reasonably be expected to have or result in a RMT Partner Material Adverse Effect. No notification given to Remainco pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of RMT Partner contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.3(c) will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Article VII to be satisfied.

4.4          Control of Other Party’s Business. Nothing contained in this Agreement shall give Remainco or Spinco, directly or indirectly, the right to control or direct RMT Partner’s operations prior to the Effective Time. Nothing contained in this Agreement shall give RMT Partner, directly or indirectly, the right to control or direct the operations of the Spinco Business, or the business of Spinco and the Spinco Companies prior to the Effective Time. Prior to the Effective Time, each of Remainco, Spinco and RMT Partner shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

4.5          No Solicitation.

(a)           During the Pre-Closing Period, Remainco shall not, directly or indirectly, and Remainco shall cause its Subsidiaries and its and their respective officers, directors and employees not to, and use reasonable best efforts to cause the respective other Representatives of the Remainco Companies not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business; (ii) furnish any information regarding any of the Remainco Companies to any Person in connection with or in response to any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business; (iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business (other than to state that they are not currently permitted to have discussions); (iv) approve, endorse or recommend any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business; (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business; or (vi) reimburse or agree to reimburse the expenses of any other Person (other than Remainco’s Representatives) in connection with any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business.

(b)           During the Pre-Closing Period, RMT Partner shall not, directly or indirectly, and RMT Partner shall cause its Subsidiaries and its and their respective officers, directors and employees not to, and use reasonable best efforts to cause the respective other Representatives of the RMT Partner Companies not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or any Acquisition Inquiry with respect to RMT Partner; (ii) furnish any information regarding any of the RMT Partner Companies to any Person in connection with or in response to any Acquisition Proposal or any Acquisition Inquiry with respect to RMT Partner; (iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal or any Acquisition Inquiry with respect to RMT Partner (other than to state that they are not currently permitted to have discussions); (iv) approve, endorse or recommend any Acquisition Proposal or any Acquisition Inquiry with respect to RMT Partner; (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to RMT Partner; or (vi) reimburse or agree to reimburse the expenses of any other Person (other than RMT Partner’s Representatives) in connection with any Acquisition Proposal with respect to RMT Partner or any Acquisition Inquiry with respect to RMT Partner.

(c)           Notwithstanding anything in Section 4.5(b), if at any time after the execution of this Agreement and prior to the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger by the Required RMT Partner Stockholder Vote (and in no event after obtaining the Required RMT Partner Stockholder Vote), (i) RMT Partner shall receive a bona fide written Acquisition Proposal with respect to RMT Partner that did not result from a breach of Section 4.5(b) (other than an immaterial breach) and (ii) the RMT Partner Board determines in good faith after consultation with RMT Partner’s financial advisor and outside legal counsel that such Acquisition Proposal is or would reasonably be expected to lead to a RMT Partner Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the fiduciary duties of the RMT Partner Board under applicable Legal Requirement, then RMT Partner may (A) furnish information regarding the RMT Partner Companies (it being understood that in no event shall any of the RMT Partner Companies or their respective Representatives furnish any information regarding Remainco or any of its Subsidiaries (including the Spinco Companies) or the Spinco Business) to the Person making such Acquisition Proposal and its Representatives or (B) enter into discussions and negotiations with the Person making such Acquisition Proposal and its Representatives, provided that (1) prior to furnishing any such information to such Person, RMT Partner receives from such Person an executed confidentiality agreement that contains customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable in the aggregate to RMT Partner as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement and allows for RMT Partner to comply with its obligations in this Agreement; (2) RMT Partner gives Remainco prompt written notice of any such determination by the RMT Partner Board (which notice shall be no later than 24 hours after such determination by the RMT Partner Board); and (3) RMT Partner furnishes or Makes Available any non-public information furnished or Made Available to such Person to Remainco (to the extent such information has not been previously furnished or Made Available by RMT Partner to Remainco) prior to or substantially concurrent with the time it is provided or made available to such Person.

(d)           Except as expressly permitted by Section 5.2, during the Pre-Closing Period, the RMT Partner Board (or any committee thereof) shall not (i) effect RMT Partner Change in Recommendation, (ii) adopt, approve, endorse, declare advisable or recommend to RMT Partner’s shareholders an Acquisition Proposal with respect to RMT Partner other than the Contemplated Transactions, (iii) fail to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by Remainco to provide such reaffirmation after an Acquisition Proposal shall have been publicly disclosed or shall have become publicly known (provided that Remainco may only make such request once with respect to any Acquisition Proposal with respect to RMT Partner and once with respect to each material amendment to any Acquisition Proposal with respect to RMT Partner), (iv) fail to include in the Joint Proxy Statement/Prospectus the RMT Board Partner Recommendation or include in the Joint Proxy Statement/Prospectus any proposal to vote upon or consider any Acquisition Proposal with respect to RMT Partner other than the Contemplated Transactions or (v) fail to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of RMT Partner within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

(e)           Notwithstanding anything in Section 4.5(a), if at any time after the execution of this Agreement and prior to obtaining the Required Remainco Stockholder Vote (and in no event after obtaining the Required Remainco Stockholder Vote), (i) Remainco shall receive a bona fide written Acquisition Proposal with respect to Remainco that did not result from a breach of Section 4.5(a) (other than an immaterial breach) and (ii) the Remainco Board determines in good faith after consultation with Remainco’s financial advisor and outside legal counsel that such Acquisition Proposal is or would reasonably be expected to lead to a Remainco Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the fiduciary duties of the Remainco Board under applicable Legal Requirement, then Remainco may (A) furnish information regarding the Remainco Companies or Spinco Companies (it being understood that in no event shall any of the Remainco Companies, Spinco Companies or their respective Representatives furnish any information regarding RMT Partner or any of its Subsidiaries to the Person making such Acquisition Proposal and its Representatives) or (B) enter into discussions and negotiations with the Person making such Acquisition Proposal and its Representatives, provided that (1) prior to furnishing any such information to such Person, Remainco receives from such Person an executed confidentiality agreement that contains customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable in the aggregate to Remainco as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement and allows for Remainco to comply with its obligations in this Agreement; (2) Remainco gives RMT Partner prompt written notice of any such determination by the Remainco Board (which notice shall be no later than 24 hours after such determination by the Remainco Board); and (3) Remainco furnishes or Makes Available any non-public information furnished or Made Available to such Person to RMT Partner (to the extent such information has not been previously furnished or Made Available by Remainco to RMT Partner) prior to or substantially concurrent with the time it is provided or made available to such Person.

(f)            Except as expressly permitted by Section 5.3, during the Pre-Closing Period, the Remainco Board (or any committee thereof) shall not (i) effect a Remainco Change in Recommendation, (ii) adopt, approve, endorse, declare advisable or recommend to Remainco’s stockholders an Acquisition Proposal with respect to Remainco or Spinco other than the Contemplated Transactions, (iii) fail to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by RMT Partner to provide such reaffirmation after an Acquisition Proposal shall have been publicly disclosed or shall have become publicly known (provided that RMT Partner may only make such request once with respect to any Acquisition Proposal with respect to Remainco or Spinco and once with respect to each material amendment to any Acquisition Proposal with respect to Remainco or Spinco, (iv) fail to include in the Joint Proxy Statement/Prospectus the Remainco Board Recommendation or include in the Joint Proxy Statement/Prospectus any proposal to vote upon or consider any Acquisition Proposal with respect to Remainco or Spinco other than the Contemplated Transactions or (v) fail to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of Remainco within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

(g)           Each of RMT Partner and Remainco shall promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal with respect to either (i) Remainco, the Spinco Business or a Spinco Company or (ii) RMT Partner, as the case may be, or Acquisition Inquiry with respect to either (A) Remainco, the Spinco Business or a Spinco Company or (B) RMT Partner, as the case may be, advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry and any other agreements proposed to be entered into by RMT Partner or Remainco or any of their respective Subsidiaries, as the case may be, and the Person making such Acquisition Proposal or Acquisition Inquiry or any of its Subsidiaries or its or their respective Representatives, as the case may be, and any documentation in respect of such Acquisition Proposal or Acquisition Inquiry received from the proponent thereof or its Representative) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed on a reasonably prompt basis with respect to: (1) the status of any such Acquisition Proposal or Acquisition Inquiry, including, with respect to an Acquisition Proposal or Acquisition Inquiry received by RMT Partner only, any negotiations with respect thereto and (2) the status and terms of any material modification or proposed material modification thereto, copies of any written materials (including e-mail correspondence) received from the proponent thereof or its Representative proposing any such changes to any such Acquisition Proposal or Acquisition Inquiry and drafts of any agreements proposed to be entered into by RMT Partner or any of its respective Subsidiaries, as the case may be, and the Person making such Acquisition Proposal or Acquisition Inquiry or any of its Subsidiaries or its or their respective Representatives, as the case may be.

(h)           Each of RMT Partner and Remainco shall, and shall cause their respective Subsidiaries and use reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relate to any Acquisition Proposal with respect to either (i) Remainco, the Spinco Business or a Spinco Company or (ii) RMT Partner, as the case may be, or Acquisition Inquiry with respect to either (A) the Spinco Business, the Spinco Assets or a Spinco Company or (B) RMT Partner, as the case may be, and request the prompt return or destruction of all confidential information previously furnished.

(i)            Each of Remainco and RMT Partner agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of the other party to this Agreement except, in the case of (x) RMT Partner, to the extent that the RMT Partner Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the RMT Partner Board to its stockholders under applicable Legal Requirement and (y) Remainco, to the extent that the Remainco Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Remainco Board to its stockholders under applicable Legal Requirement.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

5.1          Registration Statement; Joint Proxy Statement/Prospectus.

(a)           As promptly as reasonably practicable after the date hereof (and in any event, by May 15, 2021), Remainco shall cause to be prepared the financial statements contemplated by Section 5.14(a). As promptly as reasonably practicable after the date such financial statements are delivered to RMT Partner, (i) RMT Partner and Remainco shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus, in preliminary form, and RMT Partner shall cause to be filed with the SEC the RMT Partner Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus, in preliminary form, will be included as a prospectus, and (ii) Remainco shall cause Spinco to file with the SEC a registration statement on Form 10 (together with any amendments, supplements, prospectus or information statements thereto, the “Spinco Registration Statement”), to register the shares of Spinco Common Stock to be distributed in the Distributions. Each of RMT Partner and Remainco shall cooperate with the other in connection with the preparation and filing of the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus and the Spinco Registration Statement. RMT Partner and Remainco shall file or cause to be filed such other appropriate documents with the SEC as may be applicable. Each of RMT Partner and Remainco shall: (A) cause the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus and the Spinco Registration Statement to comply as to form in all material respects with the applicable rules, regulations and requirements of the Exchange Act or Securities Act; (B) promptly notify the other of, cooperate with each other with respect to, provide the other party (and its Representatives) with a reasonable opportunity to review and comment on, and respond promptly to, any comments of the SEC or its staff with respect to the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or the Spinco Registration Statement; (C) provide the other party (and its Representatives) with a reasonable opportunity to review and comment on the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or the Spinco Registration Statement, prior to filing of any such document with the SEC, including any amendments or supplements thereto; (D) have each of the RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement become effective under the Securities Act and the Exchange Act, respectively, as promptly as reasonably practicable after each is filed with the SEC (it being understood that each of RMT Partner and Remainco shall use its reasonable best efforts to cause the RMT Partner Form S-4 Registration Statement to become effective under the Securities Act prior to the date on which the financial statements included therein would become stale for purposes of the rules promulgated by the SEC); and (E) keep each of the RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement effective through the Closing in order to permit the consummation of the Contemplated Transactions. RMT Partner shall cause the Joint Proxy Statement/Prospectus to be mailed to RMT Partner’s stockholders, and Remainco shall cause the Joint Proxy Statement/Prospectus to be mailed to Remainco’s stockholders, in each case as promptly as reasonably practicable after the RMT Partner Form S-4 Registration Statement becomes effective under the Securities Act. Each of RMT Partner and Remainco shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If, at any time prior to the Effective Time, any event or circumstance shall be discovered by either RMT Partner or Remainco, or either RMT Partner or Remainco becomes aware of any information furnished by it, in either case, that should be disclosed in an amendment or supplement to the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or the Spinco Registration Statement so that such document or documents would not include any untrue statement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party shall: (1) promptly inform the other party thereof; (2) provide the other party (and its Representatives) with a reasonable opportunity to review and comment on any amendment or supplement to the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or the Spinco Registration Statement prior to it being filed with the SEC; (3) provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (4) cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of RMT Partner or Remainco (as the case may be). Remainco acknowledges that RMT Partner’s ability to comply with its obligations under this Section 5.1 depend, in part, on Remainco’s timely compliance with Section 5.14, and therefore RMT Partner shall be afforded a reasonable period to comply with such obligations based upon the timing of Remainco providing the financial statements herein contemplated.

(b)           Each of RMT Partner and Remainco shall also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with, in the case of the RMT Partner, the issuance of RMT Partner Common Stock pursuant to the Merger and, in the case of Remainco, the distribution of shares of Spinco Common Stock in the Distributions. If any state takeover statute or similar Legal Requirement shall become applicable to the Contemplated Transactions, each of the parties and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby or by the other Transaction Documents and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.2          RMT Partner Stockholders’ Meeting.

(a)           As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Joint Proxy Statement/Prospectus and declare the RMT Partner Form S-4 Registration Statement effective, RMT Partner: (i) shall take all action necessary under all applicable Legal Requirement to call, give notice of and hold a meeting of the holders of RMT Partner Common Stock (the “RMT Partner Stockholders’ Meeting”) to vote on a proposal to approve the issuance of shares of RMT Partner Common Stock pursuant to the Merger pursuant to rules of the New York Stock Exchange and (ii) shall submit such proposal to such holders at the RMT Partner Stockholders’ Meeting. Except as set forth on Section 5.2(a) of the RMT Partner Disclosure Letter, RMT Partner shall not submit any other proposals for approval at the RMT Partner Stockholders’ Meeting without the prior written consent of Remainco (such consent not to be unreasonably withheld, conditioned or delayed). RMT Partner in consultation with Remainco shall set a record date for Persons entitled to notice of, and to vote at, the RMT Partner Stockholders’ Meeting and shall not change such record date without the prior written consent of Remainco (such consent not to be unreasonably withheld, conditioned or delayed). RMT Partner shall use its reasonable best efforts to ensure that all proxies solicited by the RMT Partner Companies and their Representatives in connection with the RMT Partner Stockholders’ Meeting are solicited in material compliance with all applicable Legal Requirement. Notwithstanding anything to the contrary contained in this Agreement, RMT Partner may after consultation with Remainco adjourn or postpone the RMT Partner Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to RMT Partner’s stockholders; (ii) if as of the time for which the RMT Partner Stockholders’ Meeting is originally scheduled there are insufficient shares of RMT Partner Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the RMT Partner Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger; provided, however, that the RMT Partner Stockholders’ Meeting shall not be postponed or adjourned for more than 30 days without the prior written consent of Remainco. Unless this Agreement shall have been terminated in accordance with Article VIII, nothing contained in this Agreement shall be deemed to relieve RMT Partner of its obligations to submit the issuance of shares of RMT Partner Common Stock pursuant to the Merger to its stockholders for a vote on the approval thereof. Unless this Agreement shall have been terminated in accordance with Article VIII, RMT Partner’s obligation to hold the RMT Partner Stockholders’ Meeting pursuant to this Section 5.2(a) shall not be affected by the commencement, public proposal or public disclosure of communication to RMT Partner of any Acquisition Proposal with respect to RMT Partner or any Acquisition Inquiry with respect to RMT Partner or by any RMT Partner Change in Recommendation.

(b)           Except to the extent permitted by Section 5.2(c): (i) the RMT Partner Board shall recommend that RMT Partner’s stockholders vote in favor of the issuance of shares of RMT Partner Common Stock pursuant to the Merger at the RMT Partner Stockholders’ Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the RMT Partner Board recommends that RMT Partner’s stockholders vote to approve the issuance of shares of RMT Partner Common Stock pursuant to the Merger at the RMT Partner Stockholders’ Meeting (such determination and recommendation being referred to as the “RMT Partner Board Recommendation”); and (iii) the RMT Partner Board Recommendation shall not be directly or indirectly withdrawn or modified (or proposed to be withdrawn or modified and the RMT Partner Board shall not have adopted, approved, endorsed, declared advisable or recommended to RMT Partner’s shareholders an Acquisition Proposal with respect to RMT Partner other than the Contemplated Transaction) by the RMT Partner Board nor any committee thereof in a manner adverse to Remainco (a “RMT Partner Change in Recommendation”).

(c)           Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger by the Required RMT Partner Stockholder Vote, the RMT Partner Board may effect, or cause RMT Partner to effect, as the case may be, a RMT Partner Change in Recommendation:

(i)            if, (A) RMT Partner has not breached its obligations under Section 4.5 (other than immaterial breaches); (B) after the date of this Agreement, RMT Partner has received a bona fide written Acquisition Proposal that did not result from a breach of Section 4.5(b) (other than an immaterial breach) and is not withdrawn; (C) the RMT Partner Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a RMT Partner Superior Proposal and failure to make a RMT Partner Change in Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the RMT Partner Board under applicable Legal Requirement (it being understood and agreed that the determination by the RMT Partner Board in this clause (C) and the delivery of the Notice of RMT Partner Superior Proposal and the public announcement that RMT Partner has delivered such notice shall not in and of itself constitute a RMT Partner Change in Recommendation); (D) prior to effecting a RMT Partner Change in Recommendation the RMT Partner Board provides Remainco written notice (a “Notice of RMT Partner Superior Proposal”) advising Remainco that RMT Partner has received a RMT Partner Superior Proposal, specifying the terms and conditions of such RMT Partner Superior Proposal, identifying the Person making such RMT Partner Superior Proposal and providing copies of any agreements intended to effect (or to finance such RMT Partner Superior Proposal, which financing commitments may include customary redactions) such RMT Partner Superior Proposal, and that the RMT Partner Board has made the determination required under clause (C) (including the basis on which such determination has been made); (E) during the four (4) Business Days (together with any subsequent shorter period as contemplated by the proviso below in this clause (E), solely for purposes of this Section 5.2, the “Notice Period”) after delivery of the Notice of RMT Partner Superior Proposal, if requested by Remainco, RMT Partner engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Remainco to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute a RMT Partner Superior Proposal (provided, that a new Notice of RMT Partner Superior Proposal shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of two (2) Business Days) shall begin following the expiration of the prior Notice Period); and (F) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes a RMT Partner Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Remainco as a result of the negotiations required by clause (E) or otherwise), and (G) the RMT Partner Board determines in good faith, after having consulted with its financial advisor and outside legal counsel, that, in light of such RMT Partner Superior Proposal, a failure to make a RMT Partner Change in Recommendation would be reasonably expected to be inconsistent with the fiduciary duties of the RMT Partner Board under applicable Legal Requirement and such Acquisition Proposal constitutes a RMT Partner Superior Proposal (taking into account (1) any modification to such offer and (2) any changes to the terms of this Agreement proposed by Remainco as a result of the negotiations required by clause (E) or otherwise); or

(ii)           if other than in connection with or as a result of the making of an Acquisition Proposal or an Acquisition Inquiry, a material development, event, effect, state of facts or change in circumstances that was not known to the RMT Partner Board or reasonably foreseeable by the RMT Partner Board occurs, arises or becomes known to the RMT Partner Board after the date of this Agreement and prior to the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger by the Required RMT Partner Stockholder Vote (such material development, event, effect, state of facts or change in circumstances being referred to as a “RMT Partner Intervening Event”) (it being understood that that in no event shall the following (or the consequences thereof) constitute a RMT Partner Intervening Event: (1) any action taken by either party pursuant to and in compliance with the covenants set forth in this Agreement, (2) the receipt, existence of or terms of an Acquisition Proposal or an Acquisition Inquiry, (3) changes in the market price or trading volume of the shares of RMT Partner Common Stock or shares of Remainco Common Stock, (4) any changes in credit ratings of Remainco, Spinco or RMT Partner or (5) Remainco, Spinco or RMT Partner meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections, provided that with respect to clauses (3) through (5), the RMT Partner Board may take into account the underlying causes of such changes or matters); (A) the RMT Partner Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that a RMT Partner Intervening Event has occurred and failure to make a RMT Partner Change in Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the RMT Partner Board under applicable Legal Requirement (it being understood and agreed that the determination by the RMT Partner Board in this clause (A) and the delivery of the Notice of RMT Partner Intervening Event and the public announcement that RMT Partner has delivered such notice shall not in and of itself constitute a RMT Partner Change in Recommendation); (B) prior to effecting a RMT Partner Change in Recommendation the RMT Partner Board provides Remainco written notice (a “Notice of RMT Partner Intervening Event”) advising Remainco of the RMT Partner Intervening Event, including a reasonable description of the terms and circumstances of such RMT Partner Intervening Event; (C) during the four (4) Business Days after the delivery to Remainco of the Notice of RMT Partner Intervening Event, if requested by Remainco, RMT Partner engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Remainco to amend this Agreement in such a manner that obviates the need for the RMT Partner Board to effect, or cause RMT Partner to effect, a RMT Partner Change in Recommendation as a result of such RMT Partner Intervening Event (provided, that a new Notice of RMT Partner Intervening Event shall be required with respect to any change in circumstances with respect to such RMT Partner Intervening Event and a new notice period of two (2) Business Days shall begin following the expiration of the prior notice period); and (D) the RMT Partner Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such RMT Partner Intervening Event, a failure to make a RMT Partner Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the RMT Partner Board to RMT Partner’s stockholders under applicable Legal Requirement.

(d)           (i) Nothing contained in this Section 5.2 will prohibit RMT Partner from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the RMT Partner Board may determine in good faith (after consultation with outside counsel) that it or RMT Partner, as applicable, is required to make under applicable Legal Requirement will constitute a violation of this Agreement; provided, however, that in any event under clause (i) or (ii) the RMT Partner Board shall not make a RMT Partner Change in Recommendation except in accordance with this Section 5.2. It is expressly understood and agreed by the parties that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a RMT Partner Change in Recommendation; provided that the RMT Partner Board expressly reaffirms the RMT Partner Board Recommendation within ten (10) Business Days of the public announcement of any applicable Acquisition Proposal.

5.3          Remainco Stockholders’ Meeting.

(a)           As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Joint Proxy Statement/Prospectus and declare the RMT Partner Form S-4 Registration Statement effective, Remainco: (i) shall take all action necessary under all applicable Legal Requirement to call, give notice of and hold a meeting of the holders of Remainco Common Stock (the “Remainco Stockholders’ Meeting”) to approve the Contemplated Transactions and (ii) shall submit such proposal to such holders at the Remainco Stockholders’ Meeting. Except as set forth on Section 5.3(a) of the Remainco Disclosure Letter, Remainco shall not submit any other proposals for approval at the Remainco Stockholders’ Meeting without the prior written consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed). Remainco, in consultation with RMT Partner shall set a record date for Persons entitled to notice of, and to vote at, the Remainco Stockholders’ Meeting and shall not change such record date without the prior written consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed). Remainco shall use its reasonable best efforts to ensure that all proxies solicited by the Remainco Companies and their Representatives in connection with the Remainco Stockholders’ Meeting are solicited in material compliance with all applicable Legal Requirement. Notwithstanding anything to the contrary contained in this Agreement, Remainco may after consultation with RMT Partner adjourn or postpone the Remainco Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to Remainco’s stockholders; (ii) if as of the time for which the Remainco Stockholders’ Meeting is originally scheduled there are insufficient shares of Remainco Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Remainco Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the Contemplated Transactions; provided, however, that the Remainco Stockholders’ Meeting shall not be postponed or adjourned for more than 30 days without the prior written consent of RMT Partner. Unless this Agreement shall have been terminated in accordance with Article VIII, nothing contained in this Agreement shall be deemed to relieve Remainco of its obligations to submit the approval of the Contemplated Transactions to its stockholders for a vote on the approval thereof. Unless this Agreement shall have been terminated in accordance with Article VIII, Remainco’s obligation to hold the Remainco Stockholders’ Meeting pursuant to this Section 5.3(a) shall not be affected by the commencement, public proposal or public disclosure of communication to Remainco of any Acquisition Proposal with respect to Remainco or any Acquisition Inquiry with respect to Remainco or by any Remainco Change in Recommendation.

(b)          Except to the extent permitted by Section 5.3(c): (i) the Remainco Board shall recommend that Remainco’s stockholders vote in favor of the approval of the Contemplated Transactions at the Remainco Stockholders’ Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Remainco Board recommends that Remainco’s stockholders vote to approve the Contemplated Transactions at the Remainco Stockholders’ Meeting (such determination and recommendation being referred to as the “Remainco Board Recommendation”); and (iii) the Remainco Board Recommendation shall not be directly or indirectly withdrawn or modified (or proposed to be withdrawn or modified and the Remainco Board shall not have adopted, approved, endorsed, declared advisable or recommended to Remainco’s shareholders an Acquisition Proposal with respect to Remainco other than the Contemplated Transaction) by the Remainco Board nor any committee thereof in a manner adverse to RMT Partner (a “Remainco Change in Recommendation”).

(c)          Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, at any time prior to obtaining the Required Remainco Stockholder Vote, the Remainco Board may effect, or cause Remainco to effect, as the case may be, a Remainco Change in Recommendation:

(i)            if, (A) Remainco has not breached its obligations under Section 4.5 (other than immaterial breaches); (B) after the date of this Agreement, Remainco has received a bona fide written Acquisition Proposal that did not result from a breach of Section 4.5(b) (other than an immaterial breach) and is not withdrawn; (C) the Remainco Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Remainco Superior Proposal and failure to make a Remainco Change in Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Remainco Board under applicable Legal Requirement (it being understood and agreed that the determination by the Remainco Board in this clause (C) and the delivery of the Notice of Remainco Superior Proposal and the public announcement that Remainco has delivered such notice shall not in and of itself constitute a Remainco Change in Recommendation); (D) prior to effecting a Remainco Change in Recommendation the Remainco Board provides RMT Partner written notice (a “Notice of Remainco Superior Proposal”) advising RMT Partner that Remainco has received a Remainco Superior Proposal, specifying the terms and conditions of such Remainco Superior Proposal, identifying the Person making such Remainco Superior Proposal and providing copies of any agreements intended to effect (or to finance such Remainco Superior Proposal, which financing commitments may include customary redactions) such Remainco Superior Proposal, and that the Remainco Board has made the determination required under clause (C) (including the basis on which such determination has been made); (E) during the four (4) Business Days (together with any subsequent shorter period as contemplated by the proviso below in this clause (E), solely for purposes of this Section 5.3, the “Notice Period”) after delivery of the Notice of Remainco Superior Proposal, if requested by RMT Partner, Remainco engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with RMT Partner to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute a Remainco Superior Proposal (provided, that a new Notice of Remainco Superior Proposal shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of two (2) Business Days) shall begin following the expiration of the prior Notice Period); and (F) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes a Remainco Superior Proposal (taking into account any changes to the terms of this Agreement proposed by RMT Partner as a result of the negotiations required by clause (E) or otherwise), and (G) the Remainco Board determines in good faith, after having consulted with its financial advisor and outside legal counsel, that, in light of such Remainco Superior Proposal, a failure to make a Remainco Change in Recommendation would be reasonably expected to be inconsistent with the fiduciary duties of the Remainco Board under applicable Legal Requirement and such Acquisition Proposal constitutes a Remainco Superior Proposal (taking into account (1) any modification to such offer and (2) any changes to the terms of this Agreement proposed by RMT Partner as a result of the negotiations required by clause (E) or otherwise); or

(ii)           if other than in connection with or as a result of the making of an Acquisition Proposal or an Acquisition Inquiry, a material development, event, effect, state of facts or change in circumstances that was not known to the Remainco Board or reasonably foreseeable by the Remainco Board occurs, arises or becomes known to the Remainco Board after the date of this Agreement and prior to obtaining the Required Remainco Stockholder Vote (such material development, event, effect, state of facts or change in circumstances being referred to as an “Remainco Intervening Event”) (it being understood that that in no event shall the following (or the consequences thereof) constitute a Remainco Intervening Event: (1) any action taken by either party pursuant to and in compliance with the covenants set forth in this Agreement, (2) the receipt, existence of or terms of an Acquisition Proposal or an Acquisition Inquiry, (3) changes in the market price or trading volume of the shares of RMT Partner Common Stock or shares of Remainco Common Stock, (4) any changes in credit ratings of Remainco, Spinco or RMT Partner or (5) Remainco, Spinco or RMT Partner meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections, provided that with respect to clauses (3) through (5), the Remainco Board may take into account the underlying causes of such changes or matters); (A) the Remainco Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that a Remainco Intervening Event has occurred and failure to make a Remainco Change in Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Remainco Board under applicable Legal Requirement (it being understood and agreed that the determination by the Remainco Board in clause (A) and the delivery of the Notice of Remainco Intervening Event and the public announcement that Remainco has delivered such notice shall not in and of itself constitute a Remainco Change in Recommendation); (B) prior to effecting a Remainco Change in Recommendation the Remainco Board provides RMT Partner written notice (a “Notice of Remainco Intervening Event”) advising RMT Partner of the Remainco Intervening Event, including a reasonable description of the terms and circumstances of such Remainco Intervening Event; (C) during the four (4) Business Days after the delivery to RMT Partner of the Notice of Remainco Intervening Event, if requested by RMT Partner, Remainco engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with RMT Partner to amend this Agreement in such a manner that obviates the need for the Remainco Board to effect, or cause Remainco to effect, a Remainco Change in Recommendation as a result of such Remainco Intervening Event (provided, that a new Notice of Remainco Intervening Event shall be required with respect to any change in circumstances with respect to such Remainco Intervening Event and a new notice period of two (2) Business Days shall begin following the expiration of the prior notice period); and (D) the Remainco Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Remainco Intervening Event, a failure to make a Remainco Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Remainco Board to Remainco’s stockholders under applicable Legal Requirement.

(d)           (i) Nothing contained in this Section 5.3 will prohibit Remainco from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Remainco Board may determine in good faith (after consultation with outside counsel) that it or Remainco, as applicable, is required to make under applicable Legal Requirement will constitute a violation of this Agreement; provided, however, that in any event under clause (i) or (ii) the Remainco Board shall not make a Remainco Change in Recommendation except in accordance with this Section 5.3. It is expressly understood and agreed by the parties that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Remainco Change in Recommendation; provided that the Remainco Board expressly reaffirms the Remainco Board Recommendation within ten (10) Business Days of the public announcement of any applicable Acquisition Proposal.

5.4          Efforts; Regulatory Approvals and Related Matters.

(a)           Each party shall file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and shall submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, RMT Partner and Remainco each shall, promptly, and, in any event, unless the parties mutually agree otherwise, (i) within fifteen (15) Business Days following the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger, (ii) within thirty (30) days following the date of this Agreement, file or if required make initial contact with the relevant agency and then file as required under the applicable foreign Competition Laws in connection with the Merger and (iii) within forty-five (45) days following the date of this Agreement, or earlier if legally required, prepare and file the initial notifications required under FDI Laws in connection with the Merger. RMT Partner and Remainco each shall use its reasonable best efforts to satisfy the conditions set forth in Section 6.11 and Section 7.11 respectively with respect to the Additional Antitrust Consents and FDI Consents required in the jurisdictions listed at Schedule C, and RMT Partner and Remainco shall each (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act and mandatory notifications required under any applicable foreign Competition Laws (the “Antitrust Filings”) and under any applicable FDI Laws (the “FDI Filings”); and (iii) promptly supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or FDI Filings which the parties may reasonably deem appropriate. Each of RMT Partner and Remainco will notify the other party promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such party from, or given by such party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings or FDI Filings, RMT Partner or Remainco, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body (and share a copy of) such amendment or supplement. Each of RMT Partner and Remainco shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, shall keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. Notwithstanding the foregoing, RMT Partner and Remainco may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 5.4(a) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Competition Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (from RMT Partner or Remainco, as the case may be) or its legal counsel. Each of the RMT Partner and Remainco shall cause its respective counsel regarding Competition Law to comply with this Section 5.4(a). Each party shall have equal rights to direct all matters with any Governmental Bodies in a manner consistent with its obligations hereunder relating to any Competition Laws or FDI Laws. In addition, each party shall have equal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or foreign direct investment clearances, preparing all substantive communications with any Governmental Body, and leading in all meetings and communications with any Governmental Body in connection with obtaining any necessary antitrust, competition or foreign direct investment clearances, in each case, in a manner consistent with its obligations hereunder.

(b)           Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 4.5(c), Section 4.5(e), Section 5.2(c), Section 5.3(c) and Section 5.4(c), each of RMT Partner, Remainco, Merger Sub and Spinco agrees to use its reasonable best efforts to satisfy each of the conditions set forth in Sections 6.11 and 7.11, consummate the Merger and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Sections 6.11 and 7.11, as applicable, to its obligations to consummate the Merger and the other Contemplated Transactions) in each case as promptly as is reasonably practicable but in any event so as to permit the Closing to occur prior to the End Date. Without limiting the generality of the foregoing, but subject to Section 5.4(c), each party to this Agreement agrees to use its reasonable best efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required under the HSR Act and applicable foreign Competition Laws and FDI Laws to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) under the HSR Act and applicable foreign Competition Laws and FDI Laws by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) lift any restraint, injunction or other legal bar to the Merger (provided that, other than fees and expenses of outside counsel and other Representatives, no party shall be required to make any payment, assume any material obligations or offer or grant any material concessions to any Person (other than any Governmental Bodies) to obtain any Consent). Notwithstanding the foregoing, nothing in this Agreement shall require RMT Partner or any of its Subsidiaries to, and no Remainco Company shall, without the prior written consent of RMT Partner, agree to any modification to or accommodation under any Contract (other than as required by a Governmental Body) or pay any fee, penalty or other consideration to any third party for any consent or approval under any Contract in connection with the consummation of the Contemplated Transactions.

(c)           RMT Partner agrees that in order to obtain the Competition Law consents set forth on Schedule C, it shall (A) execute settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Body, (B) sell, divest, convey or hold separate or otherwise take any other action that limits RMT Partner’s or any of its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of RMT Partner or Spinco or their respective Subsidiaries, or agree to take any such action, and (C) terminate existing relationships, contractual rights or obligations of Spinco or RMT Partner or their respective Subsidiaries, in each case of such clauses (A) through (C), to the extent necessary to obtain the Competition Law approvals set forth on Schedule C (any such action is referred to as a “Remedial Action”). Remainco and the Remainco Companies shall not, and Spinco and the Spinco Companies shall not, take or agree to any Remedial Action without the prior written consent of RMT Partner. With respect to the Spinco Business and the Spinco Companies, Remainco and Spinco shall take any Remedial Actions requested by RMT Partner provided such Remedial Actions do not result in a Burdensome Condition, as defined below. Notwithstanding anything in this Agreement to the contrary, in no event shall RMT Partner, any of its Subsidiaries, the Spinco Business, or the Spinco Companies be required to suffer, take, agree to, commit or consent to or undertake any Remedial Action to the extent such Remedial Action, individually or together with other Remedial Actions, relates to any assets, facilities, contracts, businesses, business lines or business divisions of RMT Partner or any of its Affiliates or any of the Spinco Companies or the Spinco Business that contributed, individually or in the aggregate with other assets, facilities, contracts, businesses, business lines or business divisions subject to Remedial Actions, to the generation of $95,000,000 or more of revenue from third-party sales in calendar year 2020 calculated in accordance with GAAP (irrespective of whether such revenue was revenue of RMT Partner, any Affiliate of RMT Partner, any Spinco Company, the Spinco Business or any combination thereof) (any such requirements, individually or in the aggregate, a “Burdensome Condition”). Nothing in this Section 5.4 shall require Remainco, RMT Partner or their respective Subsidiaries to take or agree to take any Remedial Action unless the effectiveness of such agreement or action is conditioned upon Closing. If alternatives to one or more Remedial Actions are available which would result in the parties resolving objections, if any, as may be asserted with respect to any of the Contemplated Transactions under one or more Competition Laws set forth on Schedule C, as between Remainco and Spinco, on the one hand, and RMT Partner, on the other hand, RMT Partner shall be entitled to make the final determination as to which of such alternative Remedial Actions to pursue. In the event that a Remedial Action is consummated, RMT Partner shall be entitled to the proceeds thereof regardless of whether such Remedial Action is consummated by Remainco, Spinco, RMT Partner or their respective Subsidiaries. The proceeds of such Remedial Action shall not be taken into account when determining the Spinco Cash Amount (as such term is defined in the Separation Agreement) or the Minimum Cash Amount (as such term is defined in the Separation Agreement) and the other effects of such Remedial Action shall not otherwise be taken into account in the determination of the Adjustment Amount (as such term is defined in the Separation Agreement).

(d)           Subject to the terms and conditions of this Agreement, including subject to Section 4.5(c), Section 4.5(e), Section 5.2(c), Section 5.3(c) and Section 5.4(b), each party shall not, and shall cause its Affiliates not to, knowingly take any action, including, acquire or agree to acquire any business or entity, or otherwise acquire or agree to acquire any assets, if doing so would reasonably be expected to materially delay or prevent consummation of the Contemplated Transactions.

5.5          Disclosure. RMT Partner and Remainco shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions. Remainco shall consult with RMT Partner and consider the views and comments of RMT Partner before Remainco or any of the Spinco Companies or any of their Representatives sends any emails or other documents to the Spinco Employees generally or otherwise communicates with the Spinco Employees generally, with respect to the Merger or any of the other Contemplated Transactions. RMT Partner shall consult with Remainco and consider the views and comments of Remainco before any of the RMT Partner Companies or any of their Representatives sends any emails or other documents to the Remainco Employees generally or otherwise communicate with the Remainco Employees generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (b) each party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the New York Stock Exchange, in which case such party shall use its reasonable best efforts to consult in good faith with the other party hereto prior to issuing any such press release or making any such public announcement or statement; (c) RMT Partner need not consult with Remainco in connection with any press release, public statement or filing to be issued or made with respect to any RMT Partner Change in Recommendation; and (d) Remainco need not consult with RMT Partner in connection with any press release, public statement or filing to be issued or made with respect to any Remainco Change in Recommendation.

5.6          Tax Matters.

(a)           Remainco shall:

(i)            work collaboratively with RMT Partner in preparing and submitting the Ruling Request, and seeking the Ruling;

(ii)           provide RMT Partner with a draft of the Ruling Request within twenty (20) days following the date hereof and modify such Ruling Request to include any reasonable comments of RMT Partner prior to submitting such Ruling Request to the IRS;

(iii)          obtain the written consent of RMT Partner to file the Ruling Request;

(iv)          apply for the Ruling, and submit the Ruling Request to the IRS, not later than thirty (30) days after the date hereof unless RMT Partner consents to an extension of such timing in writing, such consent not to be unreasonably withheld;

(v)           deliver to RMT Partner a copy of the Ruling Request submitted to the IRS as soon as practicable;

(vi)          use reasonable best efforts to cause the delivery of the Remainco Tax Opinion and the Ruling;

(vii)         in connection with the Ruling Request, (A) consider in good faith and undertake, subject to the consent not unreasonably withheld of Remainco, any reasonable actions requested by RMT Partner and keep RMT Partner informed of all material actions taken or proposed to be taken by Remainco (such actions being subject to the approval of RMT Partner, which approval shall not be unreasonably withheld) and, to RMT Partner’s knowledge, the IRS; (B) reasonably in advance of the submission of any supplemental submissions with respect thereto, provide RMT Partner with a draft thereof, and accept any reasonable comments of RMT Partner on such submission; (C) provide RMT Partner with copies of all written items sent by Remainco to the IRS and received by Remainco from the IRS with respect to the request; provided, however, that Remainco may redact any information relating solely to Remainco (and not, for the avoidance of doubt, relating to the Spinco Business or the Spinco Companies) that Remainco, in its good faith judgment, considers to be confidential and not germane to RMT Partner’s or Spinco’s obligations under this Agreement or any other Transaction Document (provided, however, that no information relating to Overlap Shareholders shall be redacted); (D) use reasonable efforts to include RMT Partner in any telephonic, email, in person communications or other contacts with the IRS concerning the substance or timing of the Ruling Request or Ruling and promptly provide RMT Partner with detailed information concerning any material telephonic, email, in person communications or other contacts with the IRS in which RMT Partner is not included; (E) not withdraw or agree to limit any of the requested Rulings without the written consent of RMT Partner; and (F) subject to applicable Legal Requirement, jointly develop and implement with RMT Partner, acting in good faith, the strategy to obtain the ruling and undertake any reasonably appropriate action related thereto.

(viii)        beginning on the date that is thirty (30) days following the date hereof, and every thirty (30) days thereafter until the Closing Date, deliver to RMT Partner a certificate, in form and substance reasonably satisfactory to RMT Partner, certifying that (A) the representation set forth in Section 2.15(k) is true and correct as if made on the date of such certificate and (B) Remainco has consulted with Morgan, Lewis & Bockius LLP (“Morgan Lewis”) and Morgan Lewis has indicated that it expects the condition set forth in Section 7.9(a) to be satisfied as it relates to the Remainco Tax Opinion based on the most recent Monthly Overlap Shareholder Spreadsheet or the Preliminary Overlap Shareholder Spreadsheet (as such terms are defined in Exhibit D) and assuming that the Ruling is received; and

(ix)          if notified by Morgan Lewis that Morgan Lewis expects the Ruling will not be delivered by the Closing Date or that it expects to be unwilling or unable to issue the Remainco Tax Opinion at the Closing (including, for the avoidance of doubt, based on the most recent Monthly Spreadsheet or the Preliminary Overlap Shareholder Spreadsheet and assuming that the Ruling is received), or upon discovery of any other fact that could reasonably be expected to prevent the delivery of the Ruling or the Remainco Tax Opinion, promptly notify and consult in good faith with RMT Partner.

(b)          RMT Partner shall:

(i)            use reasonable best efforts to cause the delivery of the RMT Partner Tax Opinion;

(ii)           beginning on the date that is thirty (30) days following the date hereof, and every thirty (30) days thereafter until the Closing Date, deliver to Remainco a certificate, in form and substance reasonably satisfactory to Remainco, stating that (A) the representation set forth in Section 3.13(k) is true and correct as if made on the date of such certificate and (B) it has consulted with Sidley and Sidley has indicated that it expects the condition set forth in Section 6.9(a) to be satisfied as it relates to the Remainco Tax Opinion; and

(iii)          if notified by Sidley that Sidley expects to be unwilling or unable to issue the RMT Partner Tax Opinion at the Closing, or upon discovery of any other fact that could reasonably be expected to prevent the delivery of the RMT Partner Tax Opinion, promptly notify and consult in good faith with Remainco.

5.7          Listing. As promptly as practicable following the date hereof, RMT Partner shall use reasonable best efforts to cause the shares of RMT Partner Common Stock to be issued pursuant to the Merger, including the RMT Partner Common Stock to be issued upon (a) the exercise of exchanged Remainco Options and (b) the vesting and issuance of exchanged Remainco RSUs, to be approved for listing (subject to notice of issuance) on the New York Stock Exchange at or prior to the Effective Time.

5.8          Resignation of Officers and Directors. Remainco shall use reasonable best efforts to obtain and deliver to RMT Partner at or prior to the Effective Time the resignation of each officer and director of each of the Spinco Companies other than those continuing in office in accordance with Section 5.9 as officers and directors of the Surviving Corporation in the Merger, which resignations shall be effective as of immediately following the Effective Time.

5.9          Board of Directors of the Combined Company; Management of the Combined Company; Surviving Corporation Board. Following the date hereof and prior to the Effective Time, RMT Partner and Remainco shall mutually agree, acting reasonably, on two independent directors from the Remainco Board (the “New RMT Partner Directors”) to, as of the Effective Time, serve on the RMT Partner Board until the next annual meeting of the RMT Partner shareholders. It is further understood and agreed that RMT Partner shall take such action as is reasonably necessary to appoint the New RMT Partner Directors to, as of the Effective Time, (a) allow such New RMT Partner Directors to serve on the board of directors of Spinco and (b) constitute a majority of the directors of the Surviving Corporation.

5.10        Section 16 Matters. Subject to the following sentence, prior to the Effective Time, each of RMT Partner, Remainco and Spinco shall take all such steps as may be required (to the extent permitted under applicable Legal Requirement) to approve in advance in accordance with the procedures set forth in Rule 16b-3 under the Exchange Act (and any applicable no-action letters issued by the SEC) any dispositions of shares of Spinco Common Stock (including derivative securities with respect to shares of Spinco Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is subject to Article 16 of the Exchange Act with respect to Spinco as an officer or director of Spinco, and any acquisitions of RMT Partner Common Stock (including derivative securities with respect to RMT Partner Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is or will be subject to Article 16 of the Exchange Act with respect to RMT Partner as an officer or director of RMT Partner. At least ten (10) calendar days prior to the Closing Date, Remainco shall furnish the following information to RMT Partner for each Person who, immediately after the Effective Time, will become subject to the requirements of Article 16 of the Exchange Act with respect to RMT Partner as an officer or director of RMT Partner (to the extent then known): (a) the number of shares of Spinco Common Stock held by such Person and expected to be exchanged for shares of RMT Partner Common Stock pursuant to the Merger; (b) the number of shares of Remainco Common Stock underlying Remainco Equity Awards held by such Person and expected to be exchanged by RMT Partner into shares of RMT Partner Common Stock in connection with the Merger; (c) the number of other derivative securities (if any) with respect to Remainco Common Stock or shares of Spinco Common Stock held by such Person and expected to be converted into shares of RMT Partner Common Stock or derivative securities with respect to RMT Partner Common Stock in connection with the Merger; and (d) the EDGAR codes for each such Person.

5.11        Name of the Combined Company and Headquarters. The name of RMT Partner and its headquarters will not be changed at the Effective Time or as a result of the Merger or any of the other Contemplated Transactions. During the period beginning on the Closing Date and ending on the three (3) year anniversary of the Closing Date, RMT Partner shall not relocate the headquarters of Spinco.

5.12        Obligations of Merger Sub and Spinco.

(a)           RMT Partner shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation, to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement. Remainco shall take all action necessary to cause Spinco, prior to the Effective Time, to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

(b)           Remainco shall, in its capacity as sole equityholder of Intermediateco, cause Intermediateco, as the sole stockholder of Spinco, to adopt this Agreement and approve the Merger at a meeting of the sole stockholder to be held as soon as practicable following the execution and delivery of this Agreement. RMT Partner shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following the execution and delivery of this Agreement.

5.13        Securityholder Litigation.

(a)           Prior to the Effective Time, Remainco shall give RMT Partner the right to participate in the defense or settlement of any securityholder litigation against Remainco and/or the Remainco Board relating to the Contemplated Transactions. Prior to the Effective Time, Remainco shall not enter into or agree to any settlement with respect to such securityholder litigation without RMT Partner’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), other than disclosure-only settlements or settlements involving exclusively money damages.

(b)           Prior to the Effective Time, RMT Partner shall give Remainco the right to participate in the defense or settlement of any securityholder litigation against RMT Partner and/or the RMT Partner Board relating to the Contemplated Transactions. Prior to the Effective Time, RMT Partner shall not enter into or agree to any settlement with respect to such securityholder litigation without Remainco’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), other than disclosure-only settlements or settlements involving exclusively money damages.

(c)           For purposes of this Section 5.13, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to applicable settlements as set forth in Section 5.13(a) or 5.13(b), as applicable.

5.14        Financial Statements.

(a)           As promptly as practicable following the date hereof (and in any event by no later than May 15, 2021), Remainco shall deliver to RMT Partner the following audited combined financial statements for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the Registration Statements, for Spinco for such periods as so required: the balance sheets as of December 31, 2020 and March 31, 2020 and the related statements of income, comprehensive income, equity and cash flows for the nine-month period ended December 31, 2020 and the twelve month fiscal year ended March 31, 2020 and March 31, 2019 and any other audited financial statements relating to the Spinco Companies or the Spinco Business required by the rules and regulations of the SEC to be included in the Registration Statements, in each case accompanied by a report satisfying the requirements of Regulation S-X of the independent registered public accounting firm for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement, for Spinco (collectively, the “Initial Audited Financial Statements”, and the date on which Remainco delivers to RMT Partner the Initial Audited Financial Statements, the “Initial Audited Financial Statements Delivery Date”). In the event that the Closing Date is 60 days or more after the end of the fiscal year ending December 31, 2021, Remainco shall deliver to RMT Partner as promptly as practicable (but in no event later than 90 days after the end of such fiscal year), the audited combined financial statements for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement, for Spinco as of the end of, and for, such fiscal year consisting of the balance sheets as of the end of such fiscal years and the statements of income, comprehensive income, equity and cash flows for such fiscal years as are required under Regulation S-X, in each case accompanied by a report satisfying the requirements of Regulation S-X of the independent registered public accounting firm for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the Registration Statements, for Spinco (together with the Initial Audited Financial Statements, the “Audited Financial Statements”); provided that Remainco will reasonably cooperate, as may be reasonably requested by RMT Partner, with RMT Partner in connection with RMT Partner’s and Spinco’s completion of the audit for the Audited Financial Statements in the event that the Closing Date occurs prior to the 60th day after the end of the fiscal year ending December 31, 2021. Remainco shall provide RMT Partner with a reasonable opportunity to review preliminary draft of the Audited Financial Statements in advance of delivery pursuant to this Section 5.14(a). On the Initial Audited Financial Statements Delivery Date, Remainco shall deliver to RMT Partner a reasonably detailed reconciliation of the Initial Audited Financial Statements to the Spinco Business Unaudited Financial Data.

(b)           For the quarterly period ending March 31, 2021 and each subsequent quarterly period ending prior to the Closing Date, other than any calendar quarter ending December 31 (each, an “Interim Financial Period”), Remainco shall deliver to RMT Partner the combined unaudited financial statements of the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the Registration Statements, for Spinco as of the end of, and for, such Interim Financial Period (the “Interim Financial Statements”) consisting of the combined balance sheets as of the end of such Interim Financial Period and combined statements of income, comprehensive income, equity and cash flows for such Interim Financial Period (and the portion of the fiscal year then ended) and the corresponding period of the prior fiscal year, which will, if such financial statements are required by the rules and regulations of the SEC to be included in the Registration Statements, have been reviewed by the independent registered public accounting firm for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the Registration Statements, for Spinco as provided in AS 4105, Interim Financial Information. The Interim Financial Statements will be delivered as promptly as practicable following the end of the corresponding Interim Financial Period but no later than 60 days after the end of such Interim Financial Period; provided that in no event shall Remainco be required to deliver any Interim Financial Statements prior to the Initial Audited Financial Statements Delivery Date.

(c)           In connection with the filing of the RMT Partner Form S-4 Registration Statement and other SEC filings, Remainco shall use its commercially reasonable efforts during the Pre-Closing Period and after the Closing to (i) cooperate with RMT Partner in connection with RMT Partner’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, and for the twelve (12) month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.14(a), and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Remainco to discuss the materials prepared and delivered pursuant to this Section 5.14(c).

5.15        Financing.

(a)           RMT Partner shall, and shall cause its Subsidiaries to (subject to RMT Partner’s right to obtain Permitted Alternative Financing), use reasonable best efforts to obtain the RMT Partner Financing as promptly as reasonably practicable after the date of this Agreement on the terms and conditions (including market flex) contained in the RMT Partner Commitment Letter. RMT Partner shall, and shall cause its Subsidiaries to, (subject to RMT Partner’s right to obtain Permitted Alternative Financing in accordance with the conditions herein) use reasonable best efforts to (i) comply with and maintain in full force and effect the RMT Partner Commitment Letter in accordance with the terms thereof and negotiate and execute definitive agreements with respect thereto, on the terms and conditions (including market flex) contained in the RMT Partner Commitment Letter (or on such other terms acceptable to RMT Partner and the applicable Financing Sources so long as such other terms would not (x) delay or prevent the Closing, (y) adversely impact or delay in any respect the likelihood of the funding of the RMT Partner Financing (or satisfaction of the conditions to obtaining the RMT Partner Financing) or (z) adversely impact the ability of RMT Partner to enforce its rights against the other parties to the RMT Partner Commitment Letter or the definitive agreements with respect thereto (in each case, in accordance with their terms) or the ability of RMT Partner to timely consummate the transactions contemplated hereby (the “RMT Partner Financing Agreements”)) and shall deliver to Remainco a copy thereof as promptly as reasonably practicable; (ii) satisfy or cause the satisfaction of all conditions in the RMT Partner Commitment Letter and the RMT Partner Financing Agreements that are within its control or, if necessary or deemed advisable by RMT Partner, seek the waiver of conditions applicable to RMT Partner and its Affiliates contained in the RMT Partner Commitment Letter and the RMT Partner Financing Agreements; (iii) in the event of a breach or purported breach thereof by the RMT Partner Financing Lenders, fully enforce its rights to funding under the RMT Partner Commitment Letter and the RMT Partner Financing Agreements; and (iv) draw upon and consummate the RMT Partner Financing (including by instructing the RMT Partner Financing Lenders and the other Persons providing the RMT Partner Financing to provide such RMT Partner Financing) prior to or substantially contemporaneously with the Merger. In the event any funds in the amounts set forth in the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein (in each case other than on account of (A) any Permitted Alternative Financing having been obtained or (B) the commitments under the RMT Partner Commitment Letter being replaced with commitments set forth in the RMT Partner Financing Agreements), RMT Partner shall, and shall cause its Subsidiaries, to use reasonable best efforts to obtain as promptly as reasonably practicable any such portion from alternative sources, including, subject to Section 5.15(d) on terms that shall not expand the conditions or other contingencies to the funding, from those set forth in the RMT Partner Commitment Letter or reduce the committed amount, in an amount sufficient, when added to the portion of the RMT Partner Financing that is available, together with cash available to RMT Partner up to $15,000,000, to finance the RMT Partner Special Dividend (the “Alternative RMT Partner Financing”) and, when obtained, to provide promptly to Remainco a copy (with any fee letter redacted in a customary manner to the extent required by the applicable financing sources) of, a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the RMT Partner Financing that is available, to finance the RMT Partner Special Dividend (the “Alternative RMT Partner Commitment Letter”); provided, however, that in no event shall RMT Partner be required to pay any fees or any interest rates applicable to the RMT Partner Financing materially in excess of those contemplated by the RMT Partner Commitment Letter or otherwise agree to other terms and conditions (including market flex) that are materially less favorable in the aggregate to RMT Partner than those in the RMT Partner Commitment Letter as in effect as of the date hereof. To the extent an Alternative RMT Partner Commitment Letter is obtained, the provisions in this Section 5.15(a) shall apply to such Alternative RMT Partner Commitment Letter. For the avoidance of doubt, if the RMT Partner Financing or the Alternative RMT Partner Financing, as applicable, is available and all conditions to Closing set forth in Articles VI and VII have been satisfied or waived or will be satisfied or waived at the Closing, RMT Partner shall, subject to RMT Partner’s right to obtain Permitted Alternative Financing, use reasonable best efforts to take all actions necessary to incur the indebtedness provided under the RMT Partner Financing or the Alternative RMT Partner Financing, as applicable, to the extent necessary to fund the RMT Partner Special Dividend (if any).

(b)           Remainco shall, and shall cause its Subsidiaries to, (subject to Remainco’s right to obtain Permitted Alternative Financing), use reasonable best efforts to obtain the Remainco Financing as promptly as reasonably practicable after the date of this Agreement on the same terms and conditions (including market flex) contained in the Remainco Commitment Letter. Remainco shall, and shall cause its Subsidiaries to, (subject to Remainco’s right to obtain Permitted Alternative Financing in accordance with the conditions herein), use reasonable best efforts to (i) comply with and maintain in full force and effect the Remainco Commitment Letter in accordance with the terms thereof and negotiate and execute definitive agreements with respect thereto, on the terms and conditions (including market flex) contained in the Remainco Commitment Letter (or on such other terms acceptable to Remainco and the applicable financing sources so long as such other terms would not (x) delay or prevent the Closing, (y) adversely impact or delay in any respect the likelihood of the funding of the Remainco Financing (or satisfaction of the conditions to obtaining the Remainco Financing) or (z) adversely impact the ability of Remainco to enforce its rights against the other parties to the Remainco Commitment Letter or the definitive agreements with respect thereto (in each case, in accordance with their terms) or the ability of Remainco to timely consummate the transactions contemplated hereby (the “Remainco Financing Agreements”) and shall deliver to RMT Partner a copy thereof as promptly as reasonably practicable; (ii) satisfy or cause the satisfaction of all conditions in the Remainco Commitment Letter and the Remainco Financing Agreements that are within its control or, if necessary or deemed advisable by Remainco, seek the waiver of conditions applicable to Remainco and its Affiliates contained in the Remainco Commitment Letter and the Remainco Financing Agreements; (iii) in the event of a breach or purported breach thereof by the Remainco Financing Lenders, fully enforce its rights to funding under the Remainco Commitment Letter and the Remainco Financing Agreements; and (iv) draw upon and consummate the Remainco Financing (including by instructing the Remainco Financing Lenders and the other Persons providing the Remainco Financing to provide such Remainco Financing) prior to or substantially contemporaneously with the Distributions. In the event any funds in the amounts set forth in the Remainco Commitment Letter or the Remainco Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Remainco Commitment Letter or the Remainco Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein (in each case other than on account of (A) any Permitted Alternative Financing having been obtained or (B) the commitments under the Remainco Commitment Letter being replaced with commitments set forth in the Remainco Financing Agreements), Remainco shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain as promptly as reasonably practicable any such portion from alternative sources, including, subject to Section 5.15(d) on terms that shall not expand the conditions or other contingencies to the funding, from those set forth in the Remainco Commitment Letter or reduce the amount committed, in an amount sufficient, when added to the portion of the Remainco Financing that is available, to finance the amount set forth in the Remainco Commitment Letter (the “Alternative Remainco Financing”) and, when obtained, to provide promptly to RMT Partner a copy (with any fee letter redacted in a customary manner to the extent required by the applicable financing sources) of a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Remainco Financing that is available, to finance the amount set forth in the Remainco Commitment Letter (the “Alternative Remainco Commitment Letter”); provided, however, that in no event shall Remainco be required to pay any fees or any interest rates applicable to the Remainco Financing materially in excess of those contemplated by the Remainco Commitment Letter or otherwise agree to other terms and conditions (including market flex) that are materially less favorable in the aggregate to Remainco than those in the Remainco Commitment Letter as in effect as of the date hereof. To the extent an Alternative Remainco Commitment Letter is obtained, the provisions in this Section 5.15(b) shall apply to such Alternative Remainco Commitment Letter. For the avoidance of doubt, if the Remainco Financing or the Alternative Remainco Financing, as applicable, is available and all conditions to Closing set forth in Articles VI and VII have been satisfied or waived or will be satisfied or waived at the Closing, Remainco shall, subject to Remainco’s right to obtain Permitted Alternative Financing, use reasonable best efforts to take all actions necessary to incur the indebtedness provided under the Remainco Financing or the Alternative Remainco Financing, as applicable.

(c)           Remainco and Spinco shall, and shall cause their respective Subsidiaries to (subject to Spinco’s right to obtain Permitted Alternative Financing), use reasonable best efforts to obtain the Spinco Financing as promptly as reasonably practicable after the date of this Agreement on the same terms and conditions (including market flex) contained in the Spinco Commitment Letter. Remainco and Spinco shall, and shall cause their respective Subsidiaries to (subject to Spinco’s right to obtain Permitted Alternative Financing in accordance with the conditions herein), use reasonable best efforts to (i) comply with and maintain in full force and effect the Spinco Commitment Letter in accordance with the terms thereof and negotiate and execute definitive agreements with respect thereto, on the terms and conditions (including market flex) contained in the Spinco Commitment Letter (or on such other terms acceptable to Spinco and the applicable Financing Sources so long as such other terms would not (x) delay or prevent the Closing, (y) adversely impact or delay in any respect the likelihood of the funding of the Spinco Financing (or satisfaction of the conditions to obtaining the Spinco Financing) or (z) adversely impact the ability of Spinco to enforce its rights against the other parties to the Spinco Commitment Letter or the definitive agreements with respect thereto (in each case, in accordance with their terms) or the ability of Spinco to timely consummate the transactions contemplated hereby) (the “Spinco Financing Agreements” and, together with the RMT Partner Financing Agreements and the Remainco Financing Agreements, the “Financing Agreements”) and shall deliver to RMT Partner a copy thereof as promptly as reasonably practicable; (ii) satisfy or cause the satisfaction of all conditions in the Spinco Commitment Letter and the Spinco Financing Agreements that are within its control or, if necessary or deemed advisable by Spinco, seek the waiver of conditions applicable to Spinco and its Affiliates contained in the Spinco Commitment Letter and the Spinco Financing Agreements; (iii) in the event of a breach or purported breach thereof by the Spinco Financing Lenders, fully enforce its rights to funding under the Spinco Commitment Letter and the Spinco Financing Agreements; and (iv) draw upon and consummate the Spinco Financing (including by instructing the Spinco Financing Lenders and the other Persons providing the Spinco Financing to provide such Spinco Financing) prior to or substantially contemporaneously with the Distributions. RMT Partner will pay in full any and all commitment fees, any other fees or any other amounts (other than indemnity claims, which shall be governed by Section 5.15(f)) required to be paid pursuant to the terms of the Spinco Commitment Letter (and any Alternative Spinco Commitment Letter) as and when they become due and payable (including, without limitation, any alternate transaction fees or similar fees set forth in the Spinco Commitment Letter or any Alternative Spinco Commitment Letter). In the event any funds in the amounts set forth in the Spinco Commitment Letter or the Spinco Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Spinco Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein (in each case other than on account of (A) any Permitted Alternative Financing having been obtained or (B) the commitments under the Spinco Commitment Letter being replaced with commitments set forth in the Spinco Financing Agreements), Remainco and Spinco shall, and shall cause their respective Subsidiaries to, in consultation with RMT Partner, use reasonable best efforts to obtain as promptly as reasonably practicable any such portion from alternative sources, including, subject to Section 5.15(d) on terms that shall not expand the conditions or other contingencies to the funding, from those set forth in the Spinco Commitment Letter or reduce the amount committed, in an amount sufficient, when added to the portion of the Spinco Financing that is available, together with cash available to Spinco of up to $2,500,000 to fund the Cash Payment as contemplated by this Agreement and the Separation Agreement (the “Alternative Spinco Financing” and together with the Alternative RMT Partner Financing and the Alternative Spinco Financing, the “Alternative Financings”) and, when obtained, to provide promptly to RMT Partner a copy of a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Spinco Financing that is available, to fund the Cash Payment as contemplated by this Agreement and the Separation Agreement (the “Alternative Spinco Commitment Letter” and, together with the Alternative RMT Partner Commitment Letter and the Alternative Remainco Commitment Letter, the “Alternative Commitment Letters”); provided, however, that in no event shall Spinco be required to pay any fees or any interest rates applicable to the Spinco Financing materially in excess of those contemplated by the Spinco Commitment Letter or otherwise agree to other terms and conditions (including market flex) that are materially less favorable in the aggregate to Spinco than those in the Spinco Commitment Letter as in effect as of the date hereof. To the extent an Alternative Spinco Commitment Letter is obtained, the provisions in this Section 5.15(c) shall apply to such Alternative Spinco Commitment Letter. For the avoidance of doubt, if the Spinco Financing or the Alternative Spinco Financing, as applicable, is available and all conditions to Closing set forth in Articles VI and VII have been satisfied or waived or will be satisfied or waived at the Closing, Spinco shall, subject to Spinco’s right to obtain Permitted Alternative Financing, use reasonable best efforts to take all actions necessary to incur the indebtedness provided under the Spinco Financing or the Alternative Spinco Financing, as applicable.

(d)           Each of (x) RMT Partner and (y) Remainco and Spinco, as applicable, shall give the other prompt written notice (i) of any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letters, the Financing Agreements, the Alternative Commitment Letters or the definitive agreements with respect thereto (the “Alternative Financing Agreements;” the terms and conditions of which shall not expand upon the conditions to Closing or other contingencies to the funding on the closing date of the Alternative Financings as set forth in the Alternative Commitment Letters), in each case, of which it becomes aware; (ii) of any actual withdrawal, repudiation or termination of the Financings or commitments for the Financings by any of the Lenders of which it becomes aware; (iii) of the receipt by it of any written notice from any Person with respect to any material dispute or disagreement between or among any of the parties to the Commitment Letters or the Financing Agreements and, if applicable, the Alternative Commitment Letters or the Alternative Financing Agreements; (iv) of any amendment or modification of, or waiver under, the Commitment Letters or the Financing Agreements and, if applicable, the Alternative Commitment Letters or the Alternative Financing Agreements or any related fee letters; or (v) if for any reason it believes in good faith that it or its Subsidiaries will not be able to timely obtain all or any portion of the RMT Partner Financing, the Remainco Financing or Spinco Financing, as applicable, on the terms and in the manner or from the sources contemplated by the RMT Partner Commitment Letter, the Remainco Commitment Letter or the Spinco Commitment Letter, as applicable, or the RMT Partner Financing Agreements, the Remainco Financing Agreements or the Spinco Financing Agreements, as applicable, and, if and as applicable, the Alternative Commitment Letters or the Alternative Financing Agreements. Each of (x) RMT Partner and (y) Remainco and Spinco, as applicable, shall keep the other reasonably informed (in reasonable detail) with respect to all material activity concerning the Financings and, if applicable, the Alternative Financings, including by providing copies of all definitive agreements (with any fee letter with respect to the RMT Partner Financing redacted in a customary manner to the extent required by the applicable financing sources) and upon reasonable request therefor, each of (x) RMT Partner and (y) Remainco and Spinco, as applicable, shall promptly provide the other with any information relating to the Financings. Each of (x) RMT Partner and (y) Remainco and Spinco, as applicable, shall not, and shall cause their respective Subsidiaries not to, without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement, restate, substitute, replace, terminate, assign or agree to any waiver under the Commitment Letters, any Alternative Commitment Letters, any Financing Agreements or any Alternative Financing Agreements, in each case, to which it or its Subsidiaries is a party, in a manner that (1) reduces the aggregate amount of any Financing such that the aggregate amount of such Financing, together with cash available to RMT Partner of up to $15,000,000 or Spinco of up to $2,500,000, as applicable, would be below the amount required to repay the Remainco Debt Facilities, fund the Cash Payment or to fund the RMT Partner Special Dividend as contemplated by this Agreement and the Separation Agreement, as applicable, (2) modifies or expands upon any of the conditions precedent to any Financing from those set forth in the Commitment Letters or the Alternative Commitment Letters, as applicable, or add any new conditions precedent to such Financing from those set forth in the Commitment Letters or the Alternative Commitment Letters, as applicable, in each case in a manner that would reasonably be expected to materially delay or prevent the funding of such Financing (or satisfaction of the conditions to such Financing), or (3) is reasonably expected to prevent, impede or delay the availability of any Financing; provided that additional lenders and financing sources may be added to the Commitment Letters or any Alternative Commitment Letter after the date hereof or thereof with a concomitant reduction in the commitment of the lenders party thereto on the date hereof or thereof. Notwithstanding anything to the contrary contained in this Agreement, RMT Partner and Spinco (subject to the consent of RMT Partner), as applicable, shall have the right, at any time and from time to time, to substitute other debt financing for all or any portion of the RMT Partner Financing or Spinco Financing, as applicable (or, if applicable, the Alternative RMT Partner Financing or Alternative Spinco Financing, as applicable) from the same and/or alternative financing sources (each, a “Permitted Alternative Financing”); provided that any such Permitted Alternative Financing (A) must be consistent with the Tax-Free Status of the Transactions; (B) shall not expand on the conditions precedent or contingencies to the funding on the closing date of the Financings or, if applicable, the Alternative Financings, as set forth in such agreements, in a manner that would reasonably be expected to materially delay or prevent the funding of such Financing or Alternative Financing (or satisfaction of the conditions to such Financing or Alternative Financing); (C) shall not reduce the amount of the RMT Partner Financing from that contemplated under the RMT Partner Commitment Letter or the amount of the Spinco Financing from that contemplated under the Spinco Commitment Letter, in each case, as in effect on the date hereof; and (D) shall not prevent impair or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. For purposes of this Agreement, (x) the terms “Commitment Letter,” and “RMT Partner Commitment Letter”, as applicable, shall include the applicable commitment letter (and the related fee letter) entered into by RMT Partner or any of its respective Subsidiaries in connection with a Permitted Alternative Financing, (y) the terms “Commitment Letter,” and “Spinco Commitment Letter”, as applicable, shall include the applicable commitment letter (and the related fee letter) entered into by Spinco or any of its respective Subsidiaries (subject to the consent of RMT Partner) in connection with a Permitted Alternative Financing and (z) the term “Financing Agreement” shall include any definitive agreement with respect to any Permitted Alternative Financing. Notwithstanding anything to the contrary set forth herein, Remainco and Spinco shall not, and shall not permit or cause their respective Subsidiaries to, amend, modify, supplement, replace, waive or change any provision in the Spinco Commitment Letter or any of the Spinco Financing Agreements, Alternative Spinco Financing Agreements or Permitted Alternative Financing with respect to the Spinco Financing without the prior written consent of RMT Partner; provided that Spinco or its Subsidiaries may modify, supplement or amend the Spinco Commitment Letter or any of the Spinco Financing Agreements or Alternative Spinco Financing Agreements to implement any market flex exercised by the Spinco Financing Sources in accordance with the Spinco Commitment Letter as of the date hereof or, subject to Section 5.15(c), as in effect as of the date that an Alternative Spinco Commitment Letter becomes effective.

(e)          Subject to Section 5.15(f) and the remaining provisions of this Section 5.15(e), Remainco shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide such reasonable cooperation to RMT Partner, subject to the expense allocation set forth in Section 5.15(f), in connection with the arrangement of the RMT Partner Financing, or, if applicable, the Alternative RMT Partner Financing or the Permitted Alternative Financing, as may be reasonably requested by RMT Partner, including:

(i)            participation in a reasonable number of meetings, drafting sessions, rating agency and roadshow presentations and due diligence sessions in connection with the RMT Partner Financing, at reasonable times and locations upon reasonable prior notice;

(ii)           [Reserved];

(iii)          assisting RMT Partner and its Financing Sources in the preparation of (A) a customary offering document (including a private placement memorandum, prospectus, offering memorandum or any similar document) for all or a portion of the RMT Partner Financing and, if applicable, the Alternative RMT Partner Financing, but only with respect to the information included therein regarding the Spinco Business and Spinco, and (B) bank information memoranda and bank syndication materials and similar documents required in connection with the RMT Partner Financing and, if applicable, the Alternative RMT Partner Financing, in each case to the extent information contained therein relates to the Spinco Business or Spinco;

(iv)          taking customary corporate actions with respect to the Spinco Business and Spinco, subject to the occurrence of the Effective Time, reasonably requested by RMT Partner that are necessary to permit the consummation of the RMT Partner Financing and, if applicable, the Alternative RMT Partner Financing (including cooperating to facilitate the granting of guarantees by, or pledging of, granting of security interests in and obtaining perfection of any liens on collateral owned by, the Spinco Companies in connection with the RMT Partner Financing and, if applicable, the Alternative RMT Partner Financing (including (A) subject to Clause (VII) of the proviso below, entering into the applicable Financing Agreements or Alternative Financing Agreements and (B) using reasonable best efforts to deliver to RMT Partner original copies of all certificated securities evidencing any equity interests owned by any of the Spinco Companies in any of its U.S. subsidiaries substantially concurrently with the Closing));

(v)           providing customary authorization and management representation letters with respect to the information provided by Remainco for inclusion in any confidential information memorandum or lender presentation representing that such information does not include material non-public information about Remainco, its Subsidiaries and the Spinco Business, and designating such information provided by Remainco for presentation to the Financing Sources as suitable to be made available to lenders who do not wish to receive material non-public information with respect to Remainco and its Subsidiaries;

(vi)          providing reasonable assistance to the Financing Sources (including by providing customary certificates and representation letters) in obtaining from independent auditors for the Spinco Business and Spinco, auditor comfort letters (including customary “negative assurances”) and consents or authorization letters to the inclusion of auditor reports in marketing materials for the RMT Partner Financing relating to debt securities and, if applicable, the Alternative RMT Partner Financing;

(vii)         cooperating with the Financing Sources’ due diligence with respect to the Spinco Business and Spinco, to the extent customary and reasonable but without the need to deliver any legal opinions;

(viii)        providing at least three (3) Business Days prior to the Distribution Date all documentation and other information about the Spinco Business and Spinco required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least ten (10) Business Days prior to the anticipated Distribution Date; and

(ix)          facilitating the Lien and Guarantee Release;

provided that in all cases such activities do not (I) unreasonably interfere with or unreasonably disrupt the ongoing operation and management of Remainco or the Spinco Business; (II) cause any representation or warranty or covenant contained in this Agreement to be breached; (III) cause any condition to the Closing set forth in Article VI or VII to fail to be satisfied or otherwise cause any breach of this Agreement; (IV) require Remainco to pay any fees other than any amounts payable pursuant to Section 5.14(e), (V) require provision or access to or disclosure of information that Remainco reasonably determines would jeopardize any attorney-client privilege of Remainco or any of its Subsidiaries, provided that Remainco shall use its reasonable best efforts to provide or disclose such information to the extent possible without jeopardizing such privilege, (VI) require Remainco or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or Legal Requirement or would reasonably be expected to result in the contravention, violation or breach of any Contract to which Remainco or any of its Subsidiaries is a party; provided that this clause (VI) shall in no way limit Remainco or Spinco’s obligations pursuant to Section 5.19 or (VII) involve any binding commitment by or obligation of Remainco or Spinco or their respective Subsidiaries (other than, in the case of Spinco, the execution of customary underwriting or purchase agreements in connection with any bond financing to be entered into shortly before the Distribution Date), which is not conditioned on the Closing (and any such commitment or obligations shall automatically terminate without liability to Remainco or any of its Subsidiaries or Affiliates upon the termination of this Agreement); provided, further, that no obligation of Spinco or its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time (except for customary authorization letters, management representation letters or other documents delivered to Remainco’s, Spinco’s or RMT Partner’s accountants) and Spinco and its Subsidiaries shall not be required to take any action that would reasonably be expected to cause any director, officer or employee of Remainco or its Subsidiaries to incur any personal liability. All non-public or other confidential information provided by Remainco or any of its Subsidiaries or Representatives pursuant to this section shall be kept confidential in accordance with the Confidentiality Agreement.

(f)            RMT Partner shall be responsible for (i) all of its out-of-pocket, third party fees and expenses and indemnity claims related to the RMT Partner Financing and (ii) payment of all commitment fees, any other fees or any other amounts arising under the RMT Partner Financing, the Spinco Financing and any Permitted Alternative Financings in respect thereof (including, without limitation, any alternate transaction fees or similar fees set forth in the Spinco Commitment Letter or any Alternative Spinco Commitment Letter), and all reasonable and documented out-of-pocket, third party fees and expenses and any indemnity claims of Remainco Companies, the Spinco Companies or their respective Representatives, relating to, arising out of, by reason of or otherwise in connection with the RMT Partner Financing and the Spinco Financing (and any Permitted Alternative Financings in respect thereof), except, in the case of this clause (ii), to the extent any such indemnity claim arose as a result of bad faith, willful misconduct by the Remainco Companies, the Spinco Companies or their respective Representatives or as a result of the historical information specifically for use in connection with the Spinco Financing. Remainco shall be responsible for all of its out-of-pocket, third party fees and expenses and indemnity claims related to the Remainco Financing. Notwithstanding anything to the contrary, RMT Partner shall, promptly upon request by Remainco, reimburse Remainco or Spinco, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by Remainco or Spinco (or the Remainco Companies or Spinco Companies) or their respective Representatives, as applicable, in connection with such cooperation contemplated by Section 5.15(e). RMT Partner shall to the fullest extent permitted by law indemnify, defend and hold harmless the Remainco Companies, the Spinco Companies and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them relating to, arising out of, by reason of or otherwise in connection with the RMT Partner Financing and the Spinco Financing or the RMT Partner Financing and any Permitted Alternative Financings in respect thereof (including any action taken in accordance with this Section 5.15) and any information utilized in connection therewith (other than historical information provided in writing by the Remainco Companies specifically for use in connection therewith), in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, willful misconduct or material breach of this Section 5.15 by the Remainco Companies, the Spinco Companies or their respective Representatives or as a result of the of the Remainco Companies or Spinco Companies providing historical information specifically for use in connection with the Spinco Financing or the RMT Partner Financing or any Permitted Alternative Financing in respect thereof.

5.16        Agreement for Exchange of Information.

(a)           Generally. RMT Partner and its Affiliates, on the one hand, and Remainco and its Affiliates, on the other hand, will provide, or cause to be provided, to the other party, at any time after the Effective Time and until the later of (i) the sixth anniversary of the Effective Time and (ii) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, reasonable access during normal business hours (insofar as such access is reasonably required by the requesting party), any Shared Information specifically identified in such written request in its possession or under its control in order to enable the applicable party to comply with Legal Requirement. Each of RMT Partner and Remainco agree to make their respective personnel reasonably available during regular business hours to discuss any Shared Information exchanged pursuant to this Section 5.16. The requesting party shall, promptly upon request by the party providing such information, reimburse the providing party for all documented and reasonable third-party out-of-pocket costs incurred by providing party or its Subsidiaries in connection with this Section 5.16(a). Notwithstanding the foregoing or the following provisions of this Section 5.16, the Tax Matters Agreement will govern the sharing, exchange and retention of Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters.

(b)           Financial Information.

(i)            Until the end of the sixth full fiscal year occurring after the Closing Date, Remainco and its Subsidiaries will reasonably cooperate in good faith with RMT Partner to enable RMT Partner to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements that include the financial results of Spinco or any of the Spinco Companies. RMT Partner agrees to promptly reimburse Remainco for the reasonable out-of-pocket third-party costs, if any, incurred in connection with this Section 5.16(b)(i).

(ii)           Until the end of the sixth full fiscal year occurring after the Closing Date, RMT Partner and its Subsidiaries will cooperate in good faith with Remainco to enable Remainco to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Spinco Companies were consolidated with those of Remainco. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (A) RMT Partner will authorize and reasonably request that its auditors make available to Remainco’s auditors, within a reasonable time prior to the date of Remainco’s auditors opinion or review report, both (1) the personnel who performed or will perform the annual audits and quarterly reviews of Spinco and (2) work papers related to such annual audits and quarterly reviews, to enable Remainco’s auditors to perform any procedures reasonably necessary to take responsibility for the work of Spinco’s auditors as it relates to Remainco’s auditors’ opinion or report and (B) until all governmental audits are complete, RMT Partner will provide reasonable access during normal business hours for Remainco’s internal auditors, counsel and other designated representatives to (1) the premises of the Spinco Companies, all Information (and duplicating rights) within the knowledge, possession or control of the Spinco Companies and (2) the officers and employees of the Spinco Companies, so that Remainco may conduct reasonable audits relating to the financial statements provided by the Spinco Companies; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Spinco Companies. Remainco agrees to promptly reimburse RMT Partner for the reasonable out-of-pocket third-party costs and expenses, if any, incurred in connection with this Section 5.16(b)(ii).

(c)           Ownership of Information. Any Information owned at a particular moment in time by a party hereto that is provided to another party hereto pursuant to this Section 5.16(c) remains the property of the party that owned and provided such Information. Except as expressly provided in the Transaction Documents, no party hereto nor any of their Affiliates hereunder grants or confers rights of license in any Information owned by such party or any of its Affiliates to any other party hereto or its Affiliates hereunder.

(d)           Record Retention. Each party hereto agrees to use its commercially reasonable efforts to retain all Shared Information that relates to the operations of the Spinco Business or any of the Spinco Companies in its respective possession or control at the Effective Time for a period of six (6) years following the Effective Time.

(e)           Costs of Providing Information. Except as provided in Section 5.16(f), the party to this Agreement requesting Shared Information will be responsible for paying the third-party fees and expenses incurred by the parties in connection with complying with the provisions of this Section 5.16.

(f)            Production of Witnesses; Privileged Matters. With respect to (i) the production of witnesses and (ii) the attorney-client and work product privileged information, following the Effective Time, the respective rights and obligations of Remainco and its Subsidiaries, on the one hand, and the Spinco Companies, on the other hand, to produce witnesses and to maintain, preserve, assert or waive any or all privileges will be governed by the Separation Agreement.

5.17        D&O Indemnification and Insurance.

(a)           From and after the Effective Time, RMT Partner and the Surviving Corporation shall, and RMT Partner agrees that it shall cause the Surviving Corporation to, indemnify and hold harmless each Person who at the Effective Time is a present or former director or officer of any Spinco Company (each a “D&O Indemnitee”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that a D&O Indemnitee is or was a director or officer of a Spinco Company or is or was serving at the request of a Spinco Company as an officer, director, manager, member, trustee, fiduciary, employee or agent of another Person at or prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Remainco or any of its Subsidiaries (including the Spinco Companies), as the case may be, would have been permitted under the Organizational Documents of Spinco in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents). Without limiting the foregoing, RMT Partner shall cause Spinco and its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exculpation or exoneration (including provisions relating to expense advancement) of the Spinco Companies’ respective former and current officers and directors that are no less favorable to those Persons than the provisions of the Organizational Documents of such Spinco Companies, as applicable, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by any Legal Requirement.

(b)           RMT Partner shall procure, at its sole cost and expense, a prepaid, non-cancelable six (6)-year “tail” insurance policy, endorsement or otherwise, effective as of the Effective Time, containing terms not less favorable than the terms of directors’ and officers’ liability insurance covering any directors and officers of the Spinco Companies who are currently covered by the directors’ and officers’ liability insurance policies of Remainco and its Subsidiaries (including the Spinco Companies) with respect to matters existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 5.17(f) shall be continued in respect of such claim until the final disposition thereof.

(c)           Notwithstanding anything contained in this Agreement to the contrary, this Section 5.17(c) shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of RMT Partner and Spinco and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of any Spinco Company and his or her heirs and representatives. In the event that RMT Partner or Spinco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of RMT Partner or Spinco, as the case may be, shall succeed to the obligations set forth in this Section 5.17. The provisions of this Section 5.17 are intended to be in addition to the rights otherwise available to any D&O Indemnitee by law, charter, statute, bylaw or Contract.

5.18        Release Documentation. On or prior to the Closing Date, Remainco shall provide to RMT Partner guarantee and/or lien release documentation as may be necessary or advisable to release the Spinco Companies as borrowers or guarantors, as applicable, under any existing indebtedness for borrowed money of Remainco and its Subsidiaries (including under the Remainco Debt Facilities) and the release and termination of any and all Encumbrances granted in connection with such indebtedness, on the assets of Spinco Assets and the Spinco Companies, in each case, in form and substance reasonably satisfactory to RMT Partner (collectively, the “Lien and Guarantee Release”); provided that Remainco shall provide drafts of such Lien and Guarantee Release documentation at least three (3) Business Days prior to the Closing Date.

5.19        Refinancing.

(a)           On or prior to the Closing Date, RMT Partner shall repay, repurchase, redeem, call for redemption or otherwise amend the RMT Partner Existing Indebtedness, to the extent applicable, so that the consummation of the Contemplated Transactions will not result in a breach thereof or a default or event of default thereunder.

(b)           On or prior to the Closing Date, Remainco shall repay, repurchase, redeem, call for redemption or otherwise amend the Remainco Debt Facilities so that the consummation of the Contemplated Transactions will not result in a breach thereof or a default or event of default thereunder.

5.20        Solvency Opinions. Each of RMT Partner and Remainco shall provide the valuation firm contemplated to give the Solvency Opinions reasonable access to all of the information reasonably necessary for the valuation firm to provide the Solvency Opinions. In the event that the valuation firm indicates it is unable to provide one or more of the Solvency Opinions, Remainco and RMT Partner shall use their reasonable best efforts to take any commercially reasonable actions so as to allow the valuation firm to provide the Solvency Opinions; provided, however, in no event shall Remainco or RMT Partner be required to agree to any amendments or modifications to this Agreement, the Separation Agreement or any other Transaction Document.

5.21        Remainco Equity Awards. Remainco will Make Available to RMT Partner an updated version of the list referenced in Section 2.3(b)(ii) to reflect any applicable changes thereto no later than thirty (30) days prior to the anticipated Closing Date and periodically thereafter prior to the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF RMT PARTNER AND MERGER SUB

The obligations of RMT Partner and Merger Sub to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

6.1          Accuracy of Representations. (a) The representations and warranties of Remainco set forth in Section 2.3 (Capitalization) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for in accuracies that are de minimis in the aggregate, (b) the representations and warranties of Remainco set forth in Section 2.7(b) (Absence of Certain Changes) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (c) the representations and warranties of Remainco set forth in Section 2.1(b) (Subsidiaries; Due Organization), Section 2.4 (Authority; Binding Nature of Agreement), Section 2.21 (Ownership of RMT Partner Common Stock), Section 2.22 (Vote Required), Section 2.23 (Financial Advisor) and Section 2.27 (Takeover Statutes) shall be true and correct (without giving effect to any qualification as to materiality, Spinco Material Adverse Effect or similar qualifications set forth therein) in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (d) the other representations and warranties of Remainco set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality, Spinco Material Adverse Effect or similar qualification set forth therein) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Spinco Material Adverse Effect.

6.2          Performance of Covenants. The covenants and obligations in this Agreement and the other Transaction Documents that Remainco, Spinco or the other Spinco Companies are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3          Effectiveness of Registration Statements. (a) The RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; (b) no stop order shall have been issued by the SEC and remain in effect suspending the effectiveness of any such registration statement; (c) no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or be threatened by the SEC with the intention of suspending the effectiveness of any such registration statement; and (d) the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.

6.4          Stockholder Approval. The issuance of shares of RMT Partner Common Stock pursuant to the Merger shall have been duly approved by the applicable Required RMT Partner Stockholder Vote and the Contemplated Transactions shall have been duly approved by the applicable Required Remainco Stockholder Vote.

6.5          Separation and Distributions. The Internal Restructuring, and the transfer of assets and assumption of liabilities contemplated by, as applicable, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement to occur prior to the Closing, in each case, shall have been consummated in all material respects in accordance with and subject to the terms of this Agreement, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement. The Spinco Contribution and the Distributions shall have been consummated in accordance with the terms of the Separation Agreement and this Agreement. The Transition Services Agreement shall have been executed and delivered by the parties (other than RMT Partner or Merger Sub) thereto.

6.6          Cash Payment. Remainco shall have received the Cash Payment immediately before the Distributions in accordance with the terms of the Separation Agreement.

6.7          RMT Partner Special Dividend. The RMT Partner Board shall, if required pursuant to Section 1.7, have declared the RMT Partner Special Dividend with a record date prior to the Closing Date.

6.8          [Intentionally Omitted]

6.9          Opinion and Certificates.

(a)          RMT Partner and Merger Sub shall have received the following opinions and certificate, each of which shall be in full force and effect and shall not have been withdrawn or rescinded:

(i)            a written opinion of Sidley, in form and substance reasonably acceptable to RMT Partner, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by RMT Partner, Merger Sub, Spinco or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock) (such opinion, the “RMT Partner Tax Opinion”). In rendering such opinion, Sidley may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of RMT Partner, Merger Sub, Remainco, and Spinco. Each of RMT Partner, Merger Sub, Remainco and Spinco shall furnish to Sidley any customary representations and covenants reasonable requested in connection with the RMT Partner Tax Opinion;

(ii)           an opinion from a nationally recognized valuation firm selected by RMT Partner that (A) immediately following the Distributions, Remainco and its Subsidiaries, on a consolidated basis, will be Solvent, (B) immediately following the RMT Partner Special Dividend, RMT Partner and its Subsidiaries, on a consolidated basis, will be Solvent and (C) immediately following the Merger, RMT Partner and its Subsidiaries, on a consolidated basis, will be Solvent (collectively, the “Solvency Opinions”); and

(iii)          a certificate executed by the Chief Executive Officer of Remainco confirming that the conditions set forth in Sections 6.1, 6.2, 6.5 and 6.10 have been duly satisfied.

(b)           Remainco and Spinco shall have received the opinion described in Section 7.9(a) and such opinion shall remain in full force and effect and shall not have been withdrawn or rescinded.

6.10        No Spinco Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Spinco Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Spinco Material Adverse Effect.

6.11        Governmental Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any applicable Consents required under the Competition Laws of the other jurisdictions that are listed at Schedule C (collectively, the “Additional Antitrust Consents”) shall have been obtained and remain in full force and effect. Any applicable Consents required under any FDI Laws of the jurisdictions that are listed at Schedule C as finally determined pursuant to Section 5.4(a) (collectively, the “FDI Consents”) shall have been obtained and remain in full force and effect.

6.12        Listing. The shares of RMT Partner Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

6.13        No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the performance of this Agreement or the other Transaction Documents or the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement or the other Transaction Documents or Merger or the other Contemplated Transactions that makes consummation of the Merger or the other Contemplated Transactions or the performance of this Agreement or the other Transaction Documents illegal.

6.14        No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; or (b) seeking actions in connection with the Merger or any of the other Contemplated Transactions that, individually or in the aggregate, would reasonably be expected to result in a Burdensome Condition.

6.15        FIRPTA Matters. No more than thirty (30) days prior to the Closing Date, Remainco shall deliver to RMT Partner a statement described in Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations certifying that the interests of Spinco are not U.S. real property interests.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATION OF REMAINCO AND SPINCO

The obligations of Remainco and Spinco to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

7.1          Accuracy of Representations. (a) The representations and warranties of RMT Partner set forth in Section 3.3 (Capitalization) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for in accuracies that are de minimis in the aggregate, (b) the representations and warranties of RMT Partner set forth in Section 3.7(b) (Absence of Certain Changes) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (c) the representations and warranties of RMT Partner set forth in Section 3.1(b) (Subsidiaries; Due Organization), Section 3.4 (Authority; Binding Nature of Agreement), Section 3.21 (Ownership of Remainco Common Stock), Section 3.22 (Vote Required), Section 3.23 (Financial Advisor), Section 3.24 (Valid Issuance) and Section 3.25 (Takeover Statutes) shall be true and correct (without giving effect to any qualification as to materiality, RMT Partner Material Adverse Effect or similar qualification set forth therein) in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (d) the other representations and warranties of RMT Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality, RMT Partner Material Adverse Effect or similar qualification set forth therein) individually or in the aggregate, has not had, and would not reasonably be expected to have, a RMT Partner Material Adverse Effect.

7.2          Performance of Covenants. The covenants and obligations in this Agreement and the other Transaction Documents that RMT Partner and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3          Effectiveness of Registration Statements. (a) The RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; (b) no stop order shall have been issued by the SEC and remain in effect suspending the effectiveness of any such registration statement; (c) no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or be threatened by the SEC with the intention of suspending the effectiveness of any such registration statement; and (d) the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.

7.4          Stockholder Approval. The issuance of shares of RMT Partner Common Stock pursuant to the Merger shall have been duly approved by the applicable Required RMT Partner Stockholder Vote and the Contemplated Transactions shall have been duly approved by the applicable Required Remainco Stockholder Vote.

7.5          Separation and Distributions. The Internal Restructuring, and the transfer of assets and assumption of liabilities contemplated by, as applicable, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement to occur prior to the Closing, in each case, shall have been consummated in all material respects in accordance with and subject to the terms of this Agreement, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement. The Spinco Contribution and the Distributions shall have been consummated in accordance with the terms of the Separation Agreement and this Agreement. The Transition Services Agreement shall have been executed and delivered by the parties (other than RMT Partner or Merger Sub) thereto.

7.6          Cash Payment. Remainco shall have received the Cash Payment immediately before the Distributions in accordance with the terms of the Separation Agreement.

7.7          RMT Partner Special Dividend. The RMT Partner Board shall, if required pursuant to Section 1.7, have declared the RMT Partner Special Dividend with a record date prior to the Closing Date.

7.8          [Intentionally Omitted]

7.9          Opinion and Certificates. Remainco shall have received the following opinions and certificate, each of which shall be in full force and effect and shall not have been withdrawn or rescinded.

(a)           a written opinion of Morgan Lewis, in form and substance reasonably acceptable to Remainco, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, and based on the Ruling (if received), (i) the Spinco Contribution, taken together with the First Distribution, will qualify as a reorganization pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code, in which no gain or loss is recognized by Intermediateco, except to the extent the Cash Payment exceeds Intermediateco’s adjusted tax basis in the Spinco Common Stock and assuming Remainco transfers to creditors or distributes to shareholders the cash received in the Cash Payment in pursuance of the reorganization within the meaning of Section 361(b)(1) of the Code; (ii) each of the Distributions will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and/or 368 of the Code, in each case for U.S. federal income tax purposes; and (iii) the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by RMT Partner, Merger Sub, Spinco or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock) (such opinion, the “Remainco Tax Opinion”). In rendering such opinion, Morgan Lewis may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of RMT Partner, Merger Sub, Remainco and Spinco, and on the Ruling (if received). Each of RMT Partner, Merger Sub, Remainco and Spinco shall furnish to Morgan Lewis any customary representations and covenants reasonable requested in connection with the Remainco Tax Opinion;

(b)           the Solvency Opinions; and

(c)           a certificate executed by the Chief Executive Officer of RMT Partner confirming that the conditions set forth in Sections 7.1, 7.2 and 7.10 have been duly satisfied.

7.10        No RMT Partner Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any RMT Partner Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a RMT Partner Material Adverse Effect.

7.11        Governmental Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the Additional Antitrust Consents and FDI Consents shall have been obtained and remain in full force and effect.

7.12        Listing. The shares of RMT Partner Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

7.13        No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the performance of this Agreement or the other Transaction Documents or the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement or the other Transaction Documents or Merger or the other Contemplated Transactions that makes consummation of the Merger or the other Contemplated Transactions or the performance of this Agreement or the other Transaction Documents illegal.

7.14        No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; or (b) seeking actions in connection with the Merger or any of the other Contemplated Transactions that, individually or in the aggregate, would reasonably be expected to result in a Burdensome Condition.

7.15        Directors. Effective as of the Effective Time, the directors to be appointed to the RMT Partner Board pursuant to Section 5.9 shall have been so appointed.

ARTICLE VIII

TERMINATION

8.1          Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the Required RMT Partner Stockholder Vote and/or Required Remainco Stockholder Vote, except as otherwise provided below):

(a)           by mutual written consent of RMT Partner and Remainco;

(b)           by either RMT Partner or Remainco if the Merger shall not have been consummated by November 15, 2021 (such applicable date, the “End Date”); provided, however, that (i) if, on such date, any or all of the conditions to Closing set forth in Sections 6.11, 6.13 6.14, 7.11, 7.13 or 7.14 shall not have been satisfied but all other conditions to Closing in Articles VI and VII shall have been satisfied (or are capable of being satisfied on such date if the Closing were to occur on such date), then either Remainco or RMT Partner may extend the End Date to February 14, 2022 by delivery of written notice of such extension to the other party, in which case the End Date shall be deemed for all purposes to be such later date; provided, however, that if, on such later date, any or all of the conditions to Closing set forth in Sections 6.11, 6.13, 6.14, 7.11, 7.13 or 7.14 shall not have been satisfied but all other conditions to Closing in Articles VI and 7 shall have been satisfied (or are capable of being satisfied on such date if the Closing were to occur on such later date), then either Remainco or RMT Partner may again extend the End Date to May 14, 2022 by delivery of written notice of such extension to the other party, in which case the End Date shall be deemed for all purposes to be such later date), and (ii) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time (it being understood that RMT Partner and Merger Sub, on the one hand, and Remainco and Spinco, on the other hand, shall each be considered a single party for purposes of this Section 8.1(b));

(c)           by either RMT Partner or Remainco if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other Contemplated Transactions or the performance of this Agreement or the other Transaction Documents; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time (it being understood that RMT Partner and Merger Sub, on the one hand, and Remainco and Spinco, on the other hand, shall be considered a single party for purposes of this Section 8.1(c));

(d)           by either Remainco or RMT Partner if: (i) the RMT Partner Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and RMT Partner’s stockholders shall have taken a final vote on the issuance of shares of RMT Partner Common Stock pursuant to the Merger and (ii) the issuance of shares of RMT Partner Common Stock pursuant to the Merger shall not have been approved at the RMT Partner Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required RMT Partner Stockholder Vote;

(e)           by Remainco (at any time prior to the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger by the Required RMT Partner Stockholder Vote) if a RMT Partner Triggering Event shall have occurred;

(f)            by RMT Partner if: (i) any of Remainco’s or Spinco’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 6.1 would not then be satisfied or (ii) any of Remainco’s or Spinco’s covenants or obligations contained in this Agreement or the other Transaction Documents shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Remainco’s or Spinco’s representations and warranties (as of the date of this Agreement, or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Remainco or Spinco is curable by Remainco or Spinco by the End Date and Remainco and Spinco are continuing to exercise their reasonable best efforts to cure such inaccuracy or breach, then RMT Partner may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured prior to the earlier of (x) the end of the thirty (30) day period commencing on the date that RMT Partner gives Remainco written notice of such inaccuracy or breach and (y) the date that is three (3) Business Days prior to the End Date;

(g)           by Remainco if: (i) any of RMT Partner’s or Merger Sub’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 7.1 would not then be satisfied or (ii) any of RMT Partner’s or Merger Sub’s covenants or obligations contained in this Agreement or the other Transaction Documents shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of RMT Partner’s or Merger Sub’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by RMT Partner or Merger Sub is curable by RMT Partner or Merger Sub by the End Date and RMT Partner and Merger Sub are continuing to exercise their reasonable best efforts to cure such inaccuracy or breach, then Remainco may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured prior to the earlier of (x) the end of the thirty (30) day period commencing on the date that Remainco gives RMT Partner written notice of such inaccuracy or breach and (y) the date that is three (3) Business Days prior to the End Date;

(h)           by RMT Partner (at any time prior to the approval of the Contemplated Transactions by the Required Remainco Stockholder Vote) if a Remainco Triggering Event shall have occurred; or

(i)            by either Remainco or RMT Partner if: (i) the Remainco Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Remainco’s stockholders shall have taken a final vote on the approval of the Contemplated Transactions and (ii) the consummation of the Contemplated Transactions shall not have been approved at the Remainco Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required Remainco Stockholder Vote.

8.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) subject to Section 8.3(d) and Section 8.3(g), the termination of this Agreement shall not relieve any party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3          Fees and Expenses.

(a)          Except as set forth in Section 5.15, this Section 8.3 or otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that RMT Partner and Remainco shall share equally all (i) printing and mailing costs associated with the Spinco Registration Statement, the RMT Partner Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and (ii) SEC filing fees relating to the Contemplated Transactions. For the avoidance of doubt, all fees and expenses incurred by the Spinco Companies in connection with this Agreement and the Contemplated Transactions (other than those incurred in respect of the Spinco Financing) shall be deemed to be Liabilities of Remainco.

(b)          In the event that:

(i)            this Agreement is terminated by Remainco pursuant to Section 8.1(e); or

(ii)           this Agreement is terminated by RMT Partner or Remainco pursuant to Section 8.1(d), and (A) after the date of this Agreement but before the RMT Partner Stockholders’ Meeting a bona fide Acquisition Proposal with respect to RMT Partner shall have been made or shall have been publicly announced to or shall have become publicly known by the shareholders of RMT Partner generally, and (B) within twelve (12) months after such termination RMT Partner shall have entered into a definitive agreement to consummate, or shall have consummated, any Acquisition Proposal; provided, for purposes of this Section 8.3(b)(ii), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%;

then RMT Partner shall pay to Remainco, in cash by wire transfer of same-day funds, (1) in the case of a fee payable pursuant to clause (b)(i), within three Business Days after termination of this Agreement; and (2) in the case of a fee payable pursuant to clause (b)(ii) above, upon the consummation of such Acquisition Proposal, a nonrefundable fee in the amount of $150,000,000 (the “RMT Partner Termination Fee”). Notwithstanding anything to the contrary contained herein, the rights of Remainco under this Section 8.3 are independent of and in addition to such rights and remedies Remainco may have under Section 9.5 or at law, in equity, in contract, in tort or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto. For the avoidance of doubt, Remainco may simultaneously pursue (i) a grant of specific performance pursuant to Section 9.5, (ii) its rights and remedies at law, in equity, in contract, in tort or otherwise, and (iii) payment of the RMT Partner Termination Fee pursuant to Section 8.3(b).

(c)          In the event that:

(i)            this Agreement is terminated by RMT Partner pursuant to Section 8.1(h); or

(ii)           this Agreement is terminated by RMT Partner or Remainco pursuant to Section 8.1(i), and (A) after the date of this Agreement but before the Remainco Stockholders’ Meeting a bona fide Acquisition Proposal with respect to Spinco or Remainco shall have been made or shall have been publicly announced to or shall have become publicly known by the stockholders of Remainco generally, and (B) within twelve (12) months after such termination Remainco shall have entered into a definitive agreement to consummate, or shall have consummated, any Acquisition Proposal; provided, for purposes of this Section 8.3(c)(ii), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%;

then Remainco shall pay to RMT Partner, in cash by wire transfer of same-day funds, (1) in the case of a fee payable pursuant to clause (c)(i), within three Business Days after termination of this Agreement; and (2) in the case of a fee payable pursuant to clause (c)(ii) above, upon the consummation of such Acquisition Proposal, a nonrefundable fee in the amount of $150,000,000 (the “Remainco Termination Fee”). Notwithstanding anything to the contrary contained herein, the rights of RMT Partner under this Section 8.3 are independent of and in addition to such rights and remedies RMT Partner may have under Section 9.5 or at law, in equity, in contract, in tort or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto. For the avoidance of doubt, RMT Partner may simultaneously pursue (i) a grant of specific performance pursuant to Section 9.5, (ii) its rights and remedies at law, in equity, in contract, in tort or otherwise, and (iii) payment of the Remainco Termination Fee pursuant to Section 8.3(c).

(d)          In the event that:

(i)            Remainco shall be entitled to receive the RMT Partner Termination Fee pursuant to this Section 8.3, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Remainco in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that if actually paid in full, the RMT Partner Termination Fee shall represent the sole and exclusive remedy of Remainco and its Affiliates in the circumstances in which it is payable and Remainco and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against RMT Partner or its Affiliates or any Financing Source, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against RMT Partner (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of the RMT Partner Companies) or any Financing Source in connection with or arising out of the termination of this Agreement, any breach (whether such breach is intentional, unintentional, willful or otherwise) of or by RMT Partner or Merger Sub giving rise to such termination, the failure of the Merger and the other Contemplated Transactions to be consummated, the failure by RMT Partner or Merger Sub to perform under this Agreement or failure by RMT Partner or Merger Sub to perform any obligation under Legal Requirement (in each case, whether such failure is intentional, unintentional, willful or otherwise).

(ii)           RMT Partner shall be entitled to receive the Remainco Termination Fee pursuant to this Section 8.3, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by RMT Partner in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that if actually paid in full, the Remainco Termination Fee shall represent the sole and exclusive remedy of RMT Partner and its Affiliates in the circumstances in which it is payable and RMT Partner and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against Remainco or its Affiliates or any Financing Source, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against Remainco (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of the Remainco Companies) or any Financing Source in connection with or arising out of the termination of this Agreement, any breach (whether such breach is intentional, unintentional, willful or otherwise) of or by Remainco or Spinco giving rise to such termination, the failure of the Merger and the other Contemplated Transactions to be consummated, the failure by Remainco or Spinco to perform under this Agreement or failure by Remainco or Spinco to perform any obligation under Legal Requirement (in each case, whether such failure is intentional, unintentional, willful or otherwise).

(e)           If:

(i)            RMT Partner fails to pay when due any amount payable by RMT Partner under this Section 8.3, then: (i) RMT Partner shall reimburse Remainco for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Remainco of its rights under this Section 8.3 and (ii) RMT Partner shall pay to Remainco interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (A) 300 basis points over the “prime rate” (as published by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid or (B) the maximum rate permitted by applicable Legal Requirement.

(ii)           Remainco fails to pay when due any amount payable by Remainco under this Section 8.3, then: (i) Remainco shall reimburse RMT Partner for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by RMT Partner of its rights under this Section 8.3 and (ii) Remainco shall pay to RMT Partner interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (A) 300 basis points over the “prime rate” (as published by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid or (B) the maximum rate permitted by applicable Legal Requirement.

(f)            Notwithstanding anything to the contrary contained in this Agreement, (i) RMT Partner in no event shall be obligated to pay the RMT Partner Termination Fee more than once, regardless of the number of agreements and occurrences that would otherwise result in multiple payments thereof and (ii) Remainco in no event shall be obligated to pay the Remainco Termination Fee more than once, regardless of the number of agreements and occurrences that would otherwise result in multiple payments thereof.

(g)           Without limiting the rights of RMT Partner and Spinco under the RMT Partner Commitment Letter or Spinco Commitment Letter, or of RMT Partner, Spinco or any of their respective Subsidiaries under any RMT Partner Financing Agreement or Spinco Financing Agreements and notwithstanding anything to the contrary contained in this Agreement, Remainco agrees that none of (i) the RMT Partner Financing Sources or Spinco Financing Sources or (ii) any of the respective Affiliates of such Financing Sources or any of such Financing Sources’ or their respective Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, advisors, or representatives or any of their respective successors or assigns (the Persons referred to in this clause (ii) being collectively referred to as the “Financing Source Related Parties”) shall have any liability or obligation to Remainco, its stockholders or its Affiliates (other than Spinco) relating to this Agreement or any of the transactions contemplated hereby (including the RMT Partner Financing and the Spinco Financing), whether at law, in equity, in contract, in tort or otherwise.

(h)           Without limiting the rights of Remainco under the Remainco Commitment Letter or of RMT Partner, Spinco, Remainco or any of their respective Subsidiaries under any Financing Agreements and notwithstanding anything to the contrary contained in this Agreement, each of RMT Partner and Spinco agrees that none of (i) the Remainco Financing Sources or (ii) any of the Remainco Financing Sources’ Financing Source Related Parties shall have any liability or obligation to RMT Partner, Spinco, their respective stockholders or their respective Affiliates (other than Remainco) relating to this Agreement or any of the transactions contemplated hereby (including the Remainco Financing), whether at law, in equity, in contract, in tort or otherwise.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1          Amendment. This Agreement may be amended with the approval of the respective RMT Partner Board and Remainco Board at any time prior to the Effective Time (whether before or after obtaining the Required RMT Partner Stockholder Vote and/or the Required Remainco Stockholder Vote); provided, however, that, after obtaining any such approval, no amendment shall be made which by law or regulation of the New York Stock Exchange requires further approval of RMT Partner’s stockholders or Remainco’s stockholders, as applicable, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, the second sentence of Section 8.3(d)(i), the second sentence of Section 8.3(d)(ii), Section 8.3(g), Section 8.3(g), Section 9.2(c), the last sentence of Section 9.5, the last sentence of Section 9.7 and this sentence (and the definitions related thereto and any other provision of this Agreement to the extent that an amendment, supplement or other modification of such provision would modify the substance of the foregoing specified provisions) may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source.

9.2          Waiver.

(a)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party would otherwise have.

(b)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by a duly authorized officer on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the second sentence of Section 8.3(d)(i), the second sentence of Section 8.3(d)(ii), Section 8.3(g), Section 8.3(h), the last sentence of Section 9.1, the last sentence of Section 9.5, the last sentence of Section 9.7), and this sentence (and the definitions related thereto and any other provision of this Agreement to the extent that a waiver of such provision would modify the substance of the foregoing specified provisions) may not be waived in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source.

9.3          No Survival of Representations, Warranties and Agreements. The covenants and agreements that by their terms are to be performed following the Closing pursuant to this Agreement, the Separation Agreement or any other Transaction Document shall survive the Closing in accordance with their terms, and all other covenants and agreements herein and therein, including the covenants and agreements that by their terms are to be performed at or prior to the Closing, shall terminate and shall not survive the Closing. None of the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

9.4          Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Separation Agreement and the other Transaction Documents, including the schedules, exhibits and amendments hereto and the other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, the other party shall re-execute original forms thereof and deliver them to the requesting party. No party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such party forever waives any such defense.

9.5          Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Notwithstanding the foregoing, all matters relating to the fiduciary duties of the RMT Partner Board shall be governed and construed in accordance with the Legal Requirements of the State of Wisconsin without regard to the conflicts of Legal Requirement thereof that would require the application of the Legal Requirement of any other jurisdiction. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirement, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirement, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other proceeding is improper; or (z) this Agreement, the other Transaction Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document in accordance with the provisions of Section 9.8 will be effective service of process for any claim, action, suit or other proceeding in Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that: (i) it will not bring or support any legal proceeding against the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any dispute relating to any Financing, in any forum other than the United States federal court located in, or if that court does not have subject matter jurisdiction, in any New York state court located in, the Borough of Manhattan in the City of New York, New York; (ii) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any claims or causes of action relating to any Financing, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; (iii) it will not bring or permit any of its controlled Affiliates to bring or support anyone else in bringing any such legal action in any other court; and (iv) the provisions of this Section 9.5 relating to the waiver of jury trial shall apply to any legal proceeding described in clause (i) of this sentence.

 9.6          Disclosure Letters. The Remainco Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article II. The RMT Partner Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article III. For purposes of this Agreement: (a) each statement or other item of information set forth in the Remainco Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of Remainco and Spinco contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements and (b) each statement or other item of information set forth in the RMT Partner Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of RMT Partner and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements. The Remainco Disclosure Letter and RMT Partner Disclosure Letter shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made without the prior written consent of Remainco and RMT Partner. Any purported update or modification to the Remainco Disclosure Letter or RMT Partner Disclosure Letter after the date hereof without the prior written consent of the other party shall be disregarded.

9.7          Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect, except that Remainco or RMT Partner may assign all or any portion of its rights or obligations to any of its Financing Sources pursuant to the terms of the applicable Financing for purposes of creating a security interest herein or otherwise assigning as collateral security in respect of such Financing. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything in this Agreement to the contrary, the (i) Financing Sources shall be third-party beneficiaries of the second sentence of Section 8.3(d)(i), the second sentence of Section 8.3(d)(ii), Section 8.3(g), Section 8.3(h), the last sentence of Section 9.1, Section 9.2(c), the last sentence of Section 9.5 and this sentence and (ii) the D&O Indemnitees shall be third-party beneficiaries of Section 5.17 and this sentence.

9.8          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that notices delivered pursuant to Section 8.1(b) for purposes of extending the End Date may be delivered on non-Business Days; provided further that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to RMT Partner or Merger Sub:

Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com

if to Remainco or Spinco:

Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson and Andrew L. Milano
Phone: (212) 309-7092 and (212) 309-6252
Fax: (212) 309-6001
Email: alec.dawson@morganlewis.com and andrew.milano@morganlewis.com

and

Richards, Layton & Finger, P.A.
920 North King Street
P.O. Box 551
Wilmington, DE 19801
Attention: Mark Gentile and Stephanie Norman
Phone: (302) 651-7722 and (302) 651-7756
Email: gentile@rlf.com and norman@rlf.com

9.9          Cooperation. Following the Closing, RMT Partner and Merger Sub, on the one hand, and Remainco and Spinco, on the other hand, agree to cooperate fully with Remainco and Spinco and RMT Partner and Merger Sub, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.10        Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11        No Presumption Against Drafting Party. Each of Remainco, Spinco, RMT Partner and Merger Sub acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule that would require interpretation of any claimed ambiguities in this Agreement or any of the other Transaction Documents against the drafting party has no application and is expressly waived.

9.12        Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)           As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(f)            As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(g)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(h)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)            Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

REGAL BELOIT CORPORATION

By:	/s/ Louis V. Pinkham
Name:	Louis V. Pinkham
Title:	Chief Executive Officer

PHOENIX 2021, INC.

By:	/s/ Louis V. Pinkham
Name:	Louis V. Pinkham
Title:	President

REXNORD CORPORATION

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President and Chief Executive Officer

LAND NEWCO, INC.

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President

 [Signature page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by RMT Partner to Remainco or Spinco or by Remainco to RMT Partner) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by RMT Partner to Remainco or Spinco or by Remainco to RMT Partner) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly: (a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 20% or more of any class of equity or voting securities of such Entity or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity; or (iii) in which such Entity issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity; (b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity or its Subsidiaries that constitute or account for 20% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 20% or more of the fair market value of the consolidated assets of such Entity and its Subsidiaries, taken as a whole; (c) any issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of such Entity; or (d) any liquidation or dissolution of such Entity.

An “Affiliate” of any Person shall mean any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

A “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirement to be closed in the State of Wisconsin.

Exhibit A - 1

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, and any similar state or local Legal Requirement.

“Code” shall have the meaning set forth in the Tax Matters Agreement.

“Collective Bargaining Agreement” shall mean any collective bargaining agreements, Contracts, memoranda of understanding, side letter agreements, works council and any other staff representation agreement, or similar agreements and understandings with any labor organization, labor union, works council, employee association or other employee representative.

“Commitment Letters” shall mean the RMT Partner Commitment Letter, the Remainco Commitment Letter and the Spinco Commitment Letter.

“Competition Laws” shall mean applicable supranational, national, federal, state, provincial or local Legal Requirement designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement.

 “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of October 27, 2020, between Remainco and RMT Partner.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, the Spinco Contribution, the Internal Restructuring, the RMT Partner Special Dividend, the Cash Payment, the Distributions and the other transactions contemplated by the Transaction Documents; provided, however, where such term is used in connection with the approval of the Contemplated Transactions by Remainco’s stockholders such term shall be deemed to refer to the Contemplated Transactions to be submitted to a vote of Remainco’s stockholders in the Joint Proxy Statement/Prospectus.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Data Breach” shall mean any unauthorized Processing of Spinco Company Data or Spinco IT Systems, or RMT Partner Company Data or RMT Partner IT Systems, as applicable, or any other data security incident requiring notification to any Person or Governmental Body under Spinco Privacy Requirements or RMT Partner Privacy Requirements, as applicable.

“Derivative” shall mean: (i) any derivative work (as defined in Section 101 of the U.S. Copyright Act) of any copyrighted work and (ii) any improvement, modification, alteration, adaptation, enhancement or new version of any technology.

“DGCL” shall mean the Delaware General Corporation Law.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

Exhibit A - 2

“Distributions” shall have the meaning set forth in the Separation Agreement.

“DOL” shall mean the U.S. Department of Labor.

“Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and among Remainco, Spinco and RMT Partner and attached to the Separation Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” shall mean any applicable Legal Requirement relating to pollution or the protection of the environment, natural resources or human health and safety (in respect of exposure to Hazardous Materials), including any Legal Requirement relating to the use, treatment, storage, transportation, handling, manufacturing, processing, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

“Environmental Liabilities” shall mean any claims, demands, liabilities or obligations under or pursuant to Environmental Law, whether contingent or fixed, actual or potential, including any claims, demands, liabilities or obligations arising out of or based on the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or any actual or alleged violation of or non-compliance with any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Existing Remainco Credit Agreement” shall mean the Third Amended and Restated First Lien Credit Agreement, dated as of August 21, 2013, among, inter alios, RBS Global, Inc., Rexnord LLC, the lenders party thereto from time to time and Credit Suisse AG, as administrative agent, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Existing Remainco Indenture” shall mean that certain Indenture, dated as of December 7, 2017, among, inter alios, RBS Global, Inc., Rexnord LLC, the guarantors party thereto from time to time, and Wells Fargo Bank, National Association, as trustee.

Exhibit A - 3

“Existing Remainco Securitization Facility” shall mean (a) that certain Amended and Restated Receivables Sale and Servicing Agreement, dated as of September 25, 2020, by and among Rexnord Industries, LLC, Rexnord Funding LLC and the other parties thereto, as amended, restated, amended and restated supplemented or otherwise modified from time to time and (b) that certain Receivables Funding and Administration Agreement, dated as of September 25, 2020, by and among Rexnord Funding LLC, Mizuho Bank, Ltd. and the other parties thereto, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Export Control Laws” shall mean (a) U.S. export and anti-boycott laws, and regulations implemented thereunder, including the Arms Export Control Act of 1976 (22 U.S. Code Ch. 39), the Export Administration Act of 1979 (50 U.S. Code §§ 2401 et. seq.), the Export Administration Regulations (15 C.F.R. Part 730 et. seq.), the Export Control Reform Act of 2018 (50 U.S. Code §§ 4801-4852), the International Traffic in Arms Regulations (22 C.F.R. Part 120), et. seq.) and (b) export control programs and regulations administered by the United Nations Security Council, the European Union and its Member States, the United Kingdom and relevant Governmental Bodies in other applicable jurisdictions.

“FDI Laws” shall mean applicable supranational, national, federal, state, provincial or local Legal Requirement designed or intended to prohibit, restrict or regulate investment made by any Person into business interests located in a foreign country.

“Financings” means collectively the RMT Partner Financing, the Remainco Financing and the Spinco Financing

“Financing Sources” means the RMT Partner Financing Sources, the Remainco Financing Sources and the Spinco Financing Sources.

“First Distribution” shall have the meaning set forth in the Separation Agreement.

“Former Spinco Employee” means “Spinco Former Employee,” as such term is defined in the Employee Matters Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Government Bid” shall mean any offer to sell made by the Spinco Companies or the RMT Partner Companies, as applicable, prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been made thirty (30) days or more prior to the date of this Agreement.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind, between the Spinco Companies or the RMT Partner Companies, as applicable, on one hand, and (i) any Governmental Body; (ii) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to a contract with a Governmental Body if such subcontractor is acting in its capacity as a subcontractor, on the other hand.

Exhibit A - 4

“Governmental Approvals” shall have the meaning set forth in the Separation Agreement.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange).

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, per- and polyfluoroalkyl substances, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or may form the basis of liability under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Import Laws” shall mean all Legal Requirement related to the import of merchandise and duties applied upon the import of merchandise, such as antidumping and countervailing duties, as well as related special programs administered by relevant customs and tax authorities, such as maquiladora programs, implemented and administered by U.S. Customs and Border Protection and the U.S. Department of Commerce, and similar relevant Governmental Bodies in other applicable jurisdictions.

“Indebtedness” shall have the meaning set forth in the Separation Agreement; provided, however, for purposes of this Agreement Indebtedness shall not include any Indebtedness solely between one or more Spinco Companies.

“Information” shall mean information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement among Remainco, Spinco and RMT Partner, dated as of the date hereof and attached to the Separation Agreement.

Exhibit A - 5

“Intellectual Property Rights” shall have the meaning of “Intellectual Property” set forth in the Separation Agreement.

“Internal Restructuring” shall have the meaning set forth in the Separation Agreement.

“IRS” shall have the meaning set forth in the Tax Matters Agreement.

“Joint Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to (i) RMT Partner’s stockholders in connection with the RMT Partner Stockholders’ Meeting and (ii) Remainco’s stockholders in connection with the Remainco Stockholders’ Meeting.

“Knowledge of Remainco” or a similar phrase shall mean the actual knowledge of the Persons set forth on Schedule A.

“Knowledge of RMT Partner” or a similar phrase shall mean the actual knowledge of the Persons set forth on Schedule B.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, agency, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange).

“Lenders” shall mean the Remainco Financing Lenders, Spinco Financing Lenders and the RMT Partner Financing Lenders.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Made Available” or “Make Available” shall mean that: (a) with respect to any information, document or other material to which Remainco has given RMT Partner or its Representatives access: either (x) (i) such information, document or material was made available by Remainco for review by RMT Partner or RMT Partner’s Representatives at least twenty-four (24) hours prior to the execution of this Agreement in the virtual data room maintained by Remainco on the data site from Intralinks, Inc. in connection with the Contemplated Transactions (it being understood that a document that was only made available for review in the virtual data room in the twenty-four (24) hours prior to the execution of this Agreement shall only be deemed to have been made available if Remainco shall have promptly notified RMT Partner or its outside legal counsel that such document was uploaded into the virtual data room) and (ii) RMT Partner or RMT Partner’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by Remainco with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database and (b) with respect to any information, document or other material to which RMT Partner has given Remainco or its Representatives access: either (x) (i) such information, document or material was made available by RMT Partner for review by Remainco or Remainco’s Representatives at least twenty-four (24) hours prior to the execution of this Agreement in the virtual data room maintained by RMT Partner on the data site from Intralinks, Inc. in connection with the Contemplated Transactions (it being understood that a document that was only made available for review in the virtual data room in the twenty-four (24) hours prior to the execution of this Agreement shall only be deemed to have been made available if RMT Partner shall have promptly notified Remainco or its outside legal counsel that such document was uploaded into the virtual data room) and (ii) Remainco and Remainco’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by RMT Partner, with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database. As used in this definition of “Made Available,” the term “file” and variations thereof shall be construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

Exhibit A - 6

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

“Organizational Documents” shall mean (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Owned Spinco IP” shall mean all Spinco IP that is owned or purported to owned by Spinco or any of its Subsidiaries.

Exhibit A - 7

“Owned Real Property” shall mean all Spinco, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto that is owned.

“Permitted Encumbrances” shall mean (i) any lien for current taxes not yet due and payable as of the Closing Date or that are being contested in good faith and for which appropriate reserves have been established to the extent required by GAAP; (ii) zoning, building codes and other Spinco use Legal Requirement regulating the use or occupancy of any real property or the activities currently conducted thereon that are imposed by any Governmental Body that do not or would not materially impair the use or occupancy of such real property in the operation of the business as currently conducted thereon; (iii) easements, covenants, conditions, restrictions and other similar matters affecting title to any real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business as currently conducted thereon; (iv) licenses granted in the ordinary course of business; (v) solely with respect to the Spinco Companies, liens described in Section 2.6(a) of the Remainco Disclosure Letter, and solely with respect to the RMT Partner Companies, liens described in Section 3.6 of the RMT Partner Disclosure Letter; and (vi) Encumbrances that affect the underlying fee interest of any leased real property.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Spinco Privacy Requirements or RMT Partner Privacy Requirements, as applicable; or (c) any other information that allows the identification of a natural person.

“Processing”, “Process” or “Processed” shall mean any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification or any other processing (as defined by Spinco Privacy Requirements or RMT Partner Privacy Requirements, as applicable) of such Spinco Company Data or Spinco IT Systems, or RMT Partner Company Data or RMT Partner IT Systems, as applicable.

“Proprietary Spinco Product” shall have the meaning set forth in the definition of “Spinco Products.”

Exhibit A - 8

“Qualified Spinco Common Stock” means Spinco Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Distributions (within the meaning of Section 355(e) of the Code); provided, however, that for the avoidance of doubt, Spinco Common Stock actually acquired in the Distributions shall be Qualified Spinco Common Stock unless acquired with respect to or in exchange for Remainco Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Distributions (within the meaning of Section 355(e) of the Code).

 “Real Estate Matters Agreement” shall mean the Real Estate Matters Agreement between Remainco, Spinco and RMT Partner, dated as of the date hereof and attached to the Separation Agreement.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, internet domain names and registered trademarks and all applications for any of the foregoing.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Remainco Affiliate” shall mean any trade or business (whether or not incorporated) that would be treated together with any of the Spinco Companies as a “single employer” within the meaning of Section 4001 of ERISA or Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Remainco Benefit Plan” shall mean (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and (ii) each other employment, individual consulting, compensation, bonus, commission, incentive, severance or redundancy, termination pay, retention, transaction bonus, change in control, Tax gross-up, relocation, repatriation, expatriation, deferred compensation, profit-sharing, stock option, phantom stock option, restricted stock, stock unit, stock appreciation right or other stock-related award, health or welfare benefit, death benefit, disability benefit, perquisite, fringe benefit, sick pay, paid time off, vacation pay, leave of absence or retirement benefit plan, program, policy, practice or Contract, in each case whether or not in writing and whether or not funded, that either (a) is maintained or contributed to, or required to be maintained or contributed to, by Remainco or any of its Subsidiaries or with respect to which Remainco or any of its Subsidiaries is a party, in each case, for the benefit of any Spinco Employee or Former Spinco Employee or (b) with respect to which any of the Spinco Companies has or may incur or become subject to any liability or obligation; provided, however, that in no event shall any Remainco Governmental Plan be considered to be a Remainco Benefit Plan.

“Remainco Commitment Letter” shall mean an executed commitment letter, including (a) all exhibits, schedules, annexes, joinders and amendments to such letter in effect as of the date of this Agreement; and (b) any associated fee letter in customarily redacted form, in each case, by and between Remainco (or any Subsidiary thereof (other than the Spinco Companies), if applicable) and the financing sources party thereto (together with all additional lenders and financing sources joined to the Remainco Commitment Letter, the “Remainco Financing Lenders”), pursuant to which, among other things, the Remainco Financing Lenders have committed to provide Remainco with financing in the amount set forth therein (the “Remainco Financing”) for purposes of repaying the Remainco Debt Facilities.

Exhibit A - 9

“Remainco Common Stock” shall mean the common stock, $0.01 par value per share, of Remainco.

“Remainco Companies” shall mean Remainco and each of its Subsidiaries.

“Remainco Debt Facilities” shall mean the Existing Remainco Credit Agreement, the Existing Remainco Securitization Facility and the Existing Remainco Indenture.

“Remainco Disclosure Letter” shall mean the Remainco Disclosure Letter that has been prepared by Remainco in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by Remainco to RMT Partner concurrently with the execution of this Agreement.

“Remainco Equity Award” shall mean any outstanding Remainco Option, Remainco Phantom Option, Remainco RSU or Remainco PSU, or any other outstanding stock option, restricted stock, restricted stock unit or other equity award with respect to the equity interests of Remainco or any Remainco Affiliate.

“Remainco Equity Plan” shall mean (i) the 2006 Stock Option Plan of Remainco, (ii) the Remainco 2012 Performance Incentive Plan, (iii) the Remainco Performance Incentive Plan, as amended and restated effective May 18, 2016, and (iv) the Remainco Performance Incentive Plan, as amended and restated on July 25, 2019.

“Remainco Financing Lenders” shall have the meaning set forth in the definition of “Remainco Commitment Letter.”

“Remainco Financing Sources” means the Persons, including the Lenders, that have committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Remainco or any of its Affiliates in connection with, or that are otherwise acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents, administrative or collateral agents, trustees or similar representatives in respect of, all or any part of the Remainco Financing.

“Remainco Governmental Plan” shall mean any governmental or statutory plan, program or arrangement (including, without limitation, statutory severance, minimum wage and workers’ compensation requirements), as to which Remainco or any Remainco Affiliate contributes, has an obligation to contribute, or otherwise has any liability for the benefit of any Spinco Employee.

“Remainco Options” shall mean each option to purchase shares of Remainco Common Stock from Remainco, whether granted by Remainco pursuant to a Remainco Equity Plan, assumed by Remainco in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Exhibit A - 10

“Remainco Phantom Option” shall mean an award designated as a “phantom stock option” under any of the Remainco Equity Plans before the Separation Effective Time (as such term is defined in the Separation Agreement).

“Remainco PSU” shall mean each performance stock unit representing the right to vest in and be issued shares of Remainco Common Stock, whether granted by Remainco pursuant to a Remainco Equity Plan, assumed by Remainco in connection with any merger, acquisition or similar transaction or otherwise issued or granted, and which vests based in whole or in part on the achievement of specified performance objectives.

“Remainco RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Remainco Common Stock by Remainco, whether granted by Remainco pursuant to a Remainco Equity Plan, assumed by Remainco in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested (which, for the avoidance of doubt, excludes any Remainco PSUs).

“Remainco SEC Documents” shall mean all registration statements, proxy statements, Remainco certifications and other statements, reports, schedules, forms and other documents filed by Remainco with the SEC, including all amendments thereto, since January 1, 2019.

“Remainco Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of Remainco Common Stock or at least a majority of the assets of Remainco (whether through a tender offer, merger or otherwise), that is determined by the Remainco Board, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account such factors that the Remainco Board determines to be relevant, including the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and other relevant information, (i) to be more favorable, from a financial point of view, to Remainco’s stockholders than the Contemplated Transactions and (ii) to be reasonably likely to be completed, taking into account such factors that the Remainco Board determines to be relevant, including any financing and approval requirements and other financial, legal, regulatory and other aspects of such proposal that the Remainco Board determines to be relevant, including whether financing, if a cash transaction (in whole or part), is then fully committed.

A “Remainco Triggering Event” shall be deemed to have occurred if (a) the Remainco Board shall have effected a Remainco Change in Recommendation; (b) the Remainco Board shall have adopted, approved, endorsed, declared advisable or recommended to Remainco’s stockholders an Acquisition Proposal other than the Contemplated Transactions; (c) the Remainco Board shall have failed to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by RMT Partner to provide such reaffirmation after an Acquisition Proposal shall have been publicly disclosed or shall have become publicly known (provided that RMT Partner may only make such request once with respect to any Acquisition Proposal and once with respect to each material amendment to any Acquisition Proposal; (d) Remainco shall have failed to include in the Joint Proxy Statement/Prospectus the Remainco Board Recommendation or included in the Joint Proxy Statement/Prospectus any proposal to vote upon or consider any Acquisition Proposal other than the Contemplated Transactions; (e) Remainco or any of its Subsidiaries shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Transaction; or (f) the Remainco Board shall have failed to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of Remainco within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

Exhibit A - 11

“Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

“RMT Partner Affiliate” shall mean any trade or business (whether or not incorporated) that would be treated together with any of the RMT Partner Companies as a “single employer” within the meaning of Section 4001 of ERISA or Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“RMT Partner Asbestos Liability” means any liability or obligation related to asbestos or silica-containing products actually or allegedly manufactured, marketed, distributed or sold by RMT Partner, any of its Subsidiaries (including the RMT Partner Companies) or the RMT Partner Business or any of their respective predecessors prior to the Closing and arising out of asbestos or silica actually or allegedly contained in such products.

“RMT Partner Associate” shall mean any current or former officer, employee, independent contractor, consultant or director, of or to any of the RMT Partner Companies or of or to any RMT Partner Affiliate.

“RMT Partner Benefit Plan” shall mean (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and (ii) each other employment, individual consulting, compensation, bonus, commission, incentive, severance or redundancy, termination pay, retention, transaction bonus, change in control, Tax gross-up, relocation, repatriation, expatriation, deferred compensation, profit-sharing, stock option, phantom stock option, restricted stock, stock unit, stock appreciation right or other stock-related award, health or welfare benefit, death benefit, disability benefit, perquisite, fringe benefit, sick pay, paid time off, vacation pay, leave of absence or retirement benefit plan, program, policy, practice or Contract, in each case whether or not in writing and whether or not funded, that either (a) is maintained or contributed to, or required to be maintained or contributed to, by any of the RMT Partner Companies, or with respect to which any of the RMT Partner Companies is a party, in each case, for the benefit of any current or former RMT Partner Employee or (b) with respect to which any of the RMT Partner Companies has or may incur or become subject to any liability or obligation; provided, however, that in no event shall any RMT Partner Governmental Plan be considered to be a RMT Partner Benefit Plan.

“RMT Partner Board” shall mean RMT Partner’s board of directors.

“RMT Partner Business” shall mean the business of RMT Partner and/or any of the RMT Partner Companies, taken as a whole.

Exhibit A - 12

“RMT Partner Commitment Letter” shall mean an executed commitment letter, including (A) the term sheet and any other exhibits, schedules, annexes, joinders and amendments to such agreements in effect as of the date of this Agreement; and (B) any associated fee letter in redacted form (which may be redacted solely with respect to amounts, percentages and basis points of compensation and other similar economics set forth therein, the pricing and other terms of the “flex” provisions set forth therein, none of which redactions individually or in the aggregate would reduce the amount of the RMT Partner Financing (other than a decrease to the available amount of funding resulting from the implementation of original issue discount or additional funding fees pursuant to the market flex provisions) or adversely affect the availability of the RMT Partner Financing or delay or prevent the Closing or make the funding of the RMT Partner Financing by the financing sources party thereto (together with all additional lenders and financing sources joined to the RMT Partner Commitment Letter, the “RMT Partner Financing Lenders”) less likely to occur), pursuant to which, among other things, the RMT Partner Financing Lenders have committed to provide RMT Partner with financing in the amount set forth therein (together with any Permitted Alternative Financing thereof, the “RMT Partner Financing”) for purposes of funding the RMT Partner Special Dividend.

“RMT Partner Common Stock” shall mean the common stock, $0.01 par value per share, of RMT Partner.

“RMT Partner Companies” shall mean RMT Partner and each of its Subsidiaries, including Merger Sub.

“RMT Partner Company Data” shall mean all confidential data, information and data compilations contained in the RMT Partner IT Systems or any databases of the RMT Partner Companies, including Personal Data, that are used by, or necessary to the RMT Partner Companies.

“RMT Partner Company Privacy Policies” shall mean any (a) internal or external past or present data protection, data usage, data privacy and security policies of the RMT Partner Companies, (b) public statements, representations, obligations, promises, commitments relating to privacy, security or the Processing of Personal Data and (c) policies and obligations applicable to the RMT Partner Companies as a result of any certification relating to privacy, security or the Processing of Personal Data.

“RMT Partner Contract” shall mean any Contract: (a) to which any of the RMT Partner Companies is a party; (b) by which any of the RMT Partner Companies or any RMT Partner IP or any other asset of any of the RMT Partner Companies is or may become bound or under which any of the RMT Partner Companies has, or may become subject to, any obligation; or (c) under which any of the RMT Partner Companies has or may acquire any right or interest.

“RMT Partner Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of August 27, 2018, among RMT Partner and certain of its Subsidiaries, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as amended.

“RMT Partner Data Processor” shall mean a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of, at the direction of, or while providing services to, the RMT Partner Companies.

Exhibit A - 13

“RMT Partner Disclosure Letter” shall mean the RMT Partner Disclosure Letter that has been prepared by RMT Partner in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by RMT Partner to Remainco concurrently with the execution of this Agreement.

“RMT Partner Employee” shall mean any director, officer or employee of any of the RMT Partner Companies.

“RMT Partner Equity Award” shall mean any outstanding RMT Partner SAR, RMT Partner RSA, RMT Partner RSU or RMT Partner PSA, or any other outstanding stock option, restricted stock, restricted stock unit, share appreciation right or other equity award with respect to the equity interests of RMT Partner or any RMT Partner Affiliate.

“RMT Partner Equity Plans” shall mean, collectively, RMT Partner’s 2007 Equity Incentive Plan, 2013 Equity Incentive Plan and 2018 Equity Incentive Plan.

“RMT Partner Existing Indebtedness” shall mean (i) the RMT Partner Credit Agreement and (ii) that certain Note Purchase Agreement, dated as of July 14, 2011, among RMT Partner and the purchasers party thereto, as amended.

“RMT Partner Financing” shall have the meaning set forth in the definition of “RMT Partner Commitment Letter.”

“RMT Partner Financing Lenders” shall have the meaning set forth in the definition of “RMT Partner Commitment Letter.”

“RMT Partner Financing Sources” means the Persons, including the Lenders, that have committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with RMT Partner or any of its Affiliates in connection with, or that are otherwise acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents, administrative or collateral agents, trustees or similar representatives in respect of, all or any part of the RMT Partner Financing.

“RMT Partner Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by RMT Partner in connection with the issuance of RMT Partner Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it becomes effective under the Securities Act.

“RMT Partner Governmental Plan” shall mean any governmental or statutory plan, program or arrangement (including, without limitation, statutory severance, minimum wage and workers’ compensation requirements), as to which RMT Partner or any RMT Partner Affiliate contributes, has an obligation to contribute, or otherwise has any liability for the benefit of any RMT Partner Associate.

Exhibit A - 14

“RMT Partner Information Security Program” shall mean a written information security program that complies with RMT Partner Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data, and that is at least as stringent as one or more relevant industry standards and that includes: (a) policies and procedures regarding Personal Data and the Processing thereof; (b) administrative, technical and physical safeguards to protect the security, confidentiality and integrity of any Personal Data owned, controlled, maintained, held or Processed by the RMT Partner Companies or any third party operating on behalf of or at the direction of the RMT Partner Companies; (c) disaster recovery, business continuity, incident response and security plans, procedures and facilities; and (d) protections against Data Breaches, Malicious Code and against loss, misuse or unauthorized access to and Processing of RMT Partner Company Data, RMT Partner IT Systems and the systems of any RMT Partner Data Processor.

“RMT Partner Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of RMT Partner and its consolidated Subsidiaries as of September 30, 2020.

“RMT Partner IP” shall mean all Intellectual Property Rights with respect to which any of the RMT Partner Companies has (or purports to have) an ownership interest.

“RMT Partner IT Systems” shall mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or Processed in the conduct of, the RMT Partner Business.

“RMT Partner Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has had or would reasonably be expected to have or result in a material adverse effect on the business, assets, liabilities, financial condition, results of operations or cash flows of RMT Partner and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effects to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following be deemed to constitute, or be taken into account in determining whether there has occurred, a RMT Partner Material Adverse Effect: (i) conditions generally affecting the industry in which RMT Partner competes or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions, pandemics (including SARS-CoV-2 or COVID-19 ) or other force majeure events) do not have a disproportionate impact on the RMT Partner Companies taken as a whole, relative to other companies in the industry in which the RMT Partner Companies operates; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on RMT Partner Companies taken as a whole, relative to other companies in the industry in which the RMT Partner Companies operate; (iii) changes in the trading price or trading volume of RMT Partner Common Stock; (iv) any obligation arising under Section 5.4(d) (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (v), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of RMT Partner Common Stock may give rise to a RMT Partner Material Adverse Effect and may be taken into account in determining whether a RMT Partner Material Adverse Effect has occurred); (v) changes in GAAP (or any interpretations of GAAP) or Legal Requirement applicable to RMT Partner or any of its Subsidiaries, to the extent that such conditions do not have a disproportionate impact on RMT Partner Companies taken as a whole, relative to other companies in the industry in which the RMT Partner Companies operate; (vi) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (v), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a RMT Partner Material Adverse Effect and may be taken into account in determining whether a RMT Partner Material Adverse Effect has occurred); (vii) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; or (viii) Effects resulting directly from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions (it being understood that this clause (viii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences from this Agreement and the Contemplated Transactions or (b) would prevent or materially impair or materially delay RMT Partner or any of its Subsidiaries from performing any of the Transaction Documents or complying with any of their obligations thereunder or consummating the Contemplated Transactions.

Exhibit A - 15

“RMT Partner Owned Real Property” shall mean all Owned Real Property of RMT Partner or any of RMT Partner’s Subsidiaries.

“RMT Partner Pension Plan” shall mean each defined benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA maintained, sponsored, contributed to, or required to be contributed to, by any of the RMT Partner Companies or any RMT Partner Affiliate or with respect to which any of the RMT Partner Companies or any RMT Partner Affiliate has any liability (including contingent liability).

“RMT Partner Privacy Requirements” shall mean any and all applicable Legal Requirement, industry requirements and Contracts relating to the Processing of Personal Data, including: (a) each Legal Requirement relating to the protection or Processing of Personal Data that is applicable to the RMT Partner Companies, including, as applicable, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; the Illinois Biometric Information Privacy Act, 740 ILCS 14 et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); Legal Requirement requiring notification to any Person or Governmental Body in the event of a Data Breach; and all implementing regulations and requirements and other similar Legal Requirement; (b) each Contract relating to the Processing of Personal Data applicable to the RMT Partner Companies; and (c) each applicable rule, code of conduct or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

Exhibit A - 16

“RMT Partner Product” shall mean any product or service (i) both (x) designed or developed and (y) sold or licensed; (ii) under development and substantially completed; or (iii) manufactured, sold, licensed or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the RMT Partner Companies as of the date of this Agreement, including the products and services listed in Section 3.8 of the RMT Partner Disclosure Letter. The RMT Partner Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary RMT Partner Products.”

“RMT Partner PSU” shall mean each performance share unit representing the right to vest in and be issued shares of RMT Partner Common Stock, whether granted by RMT Partner pursuant to a RMT Partner Equity Plan, assumed by RMT Partner in connection with any merger, acquisition or similar transaction or otherwise issued or granted and which vests based in whole or in part on the achievement of specified performance objectives.

“RMT Partner Registered IP” means each item of Registered IP included in the RMT Partner IP.

“RMT Partner RSA” shall mean each share of restricted stock of RMT Partner Common Stock, whether granted by RMT Partner pursuant to a RMT Partner Equity Plan, assumed by RMT Partner in connection with any merger, acquisition or similar transaction or otherwise issued or granted and which vests based solely on the continued employment or service of the recipient thereof.

“RMT Partner RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of RMT Partner Common Stock, whether granted by RMT Partner pursuant to a RMT Partner Equity Plan, assumed by RMT Partner in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested (which, for the avoidance of doubt, excludes any RMT Partner PSUs).

“RMT Partner SAR” shall mean each stock appreciation right with respect to shares of RMT Partner Common Stock, whether granted by RMT Partner pursuant to a RMT Partner Equity Plan, assumed by RMT Partner in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“RMT Partner Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of RMT Partner Common Stock or at least a majority of the assets of RMT Partner (whether through a tender offer, merger or otherwise), that is determined by the RMT Partner Board, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account such factors that the RMT Partner Board determines to be relevant, including the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and other relevant information, (i) to be more favorable, from a financial point of view, to RMT Partner’s stockholders than the Contemplated Transactions and (ii) to be reasonably likely to be completed, taking into account such factors that the RMT Partner Board determines to be relevant, including any financing and approval requirements and other financial, legal, regulatory and other aspects of such proposal that the RMT Partner Board determines to be relevant, including whether financing, if a cash transaction (in whole or part), is then fully committed.

Exhibit A - 17

A “RMT Partner Triggering Event” shall be deemed to have occurred if (a) the RMT Partner Board shall have effected a RMT Partner Change in Recommendation; (b) the RMT Partner Board shall have adopted, approved, endorsed, declared advisable or recommended to RMT Partner’s shareholders an Acquisition Proposal other than the Contemplated Transactions; (c) the RMT Partner Board shall have failed to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by Remainco to provide such reaffirmation after an Acquisition Proposal shall have been publicly disclosed or shall have become publicly known (provided that Remainco may only make such request once with respect to any Acquisition Proposal and once with respect to each material amendment to any Acquisition Proposal; (d) RMT Partner shall have failed to include in the Joint Proxy Statement/Prospectus the RMT Partner Board Recommendation or included in the Joint Proxy Statement/Prospectus any proposal to vote upon or consider any Acquisition Proposal other than the Contemplated Transactions; (e) RMT Partner or any of its Subsidiaries shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Transaction; or (f) the RMT Partner Board shall have failed to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of RMT Partner within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

“Ruling” shall mean a private letter ruling received from the IRS delivered to Remainco (and made available to each of Spinco and RMT Partner) that (a) includes language substantively similar to the language in IRS private letter ruling 201740015 permitting use of the “Overlap Counting Principles” described in such private letter ruling, (b) includes rulings on such additional matters requested in the Ruling Request consistent with the IRS presubmission conference memorandum dated as of January 22, 2021 and (c) does not impose an obligation to look at investor websites to gather information on a date following two days prior to the Closing Date.

“Ruling Request” shall have the meaning set forth in the Tax Matters Agreement.

“Sanctioned Person” shall mean (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury of the United Kingdom or other relevant Sanctions authorities in applicable jurisdictions; (b) the government, including any political subdivision, agency or instrumentality thereof of a Sanctioned Territory or the government of Venezuela; (c) any Person located, organized or resident in a Sanctioned Territory; or (d) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (c).

“Sanctioned Territory” shall mean, at any time, a country or territory against which the United States, the United Kingdom, the European Union and its Member States, the United Nations Security Council or other relevant Sanctions authority maintains country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctions” shall mean economic or financial sanctions, trade embargoes or anti-boycott laws or regulations imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury of the United Kingdom or other relevant Sanctions authorities in applicable jurisdictions.

Exhibit A - 18

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Distribution” shall have the meaning set forth in the Separation Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Separation Agreement” shall mean the Separation and Distribution Agreement by and between Remainco, RMT Partner and Spinco, dated as of the date of this Agreement, as it may be amended from time to time in accordance with the terms thereof.

“Separation Plan” shall have the meaning set forth in the Separation Agreement.

“Shared Contracts” shall have the meaning set forth in the Separation Agreement.

“Shared Information” shall mean (i) all Information provided by any of Remainco or its Affiliates (including the Spinco Companies) to any of RMT Partner or its Affiliates hereunder prior to the Effective Time, and (ii) any Information in the possession or under the control of Remainco, RMT Partner or their respective Affiliates that relates to the operation of the Spinco Business or any Spinco Company prior to the Effective Time and that the requesting party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities and Legal Requirement) by a Governmental Body having jurisdiction over the requesting party; (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other; (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement; or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of RMT Partner, the Spinco Companies or Remainco and their respective Affiliates, as the case may be.

“Solvent” when used with respect to any Person, shall mean that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Exhibit A - 19

“Spinco Assets” shall have the meaning ascribed to the Spinco Assets in the Separation Agreement.

“Spinco Benefit Plan” shall mean “Spinco Benefit Arrangement” as such term is defined in the Employee Matters Agreement.

“Spinco Board” shall mean Spinco’s board of directors.

“Spinco Business” shall have the meaning ascribed to the Spinco Business in the Separation Agreement.

“Spinco Commitment Letter” shall mean an executed commitment letter, including (a) all exhibits, schedules, annexes, joinders and amendments to such agreements in effect as of the date of this Agreement; (b) any associated fee letter in unredacted form, and (c) any associated engagement letter in unredacted form, in each case, by and between Spinco (or any Subsidiary thereof, if applicable) and the financing sources party thereto (together with all additional lenders and financing sources joined to the Spinco Commitment Letter, the “Spinco Financing Lenders”), pursuant to which, among other things, the Spinco Financing Lenders have committed to provide Spinco with financing in the amount set forth therein (together with any Permitted Alternative Financing, the “Spinco Financing”) for purposes of financing the Cash Payment.

“Spinco Common Stock” shall mean the Common Stock of Spinco, par value $$0.01 per share.

“Spinco Companies” shall mean Spinco and its Subsidiaries after giving effect to the Spinco Contribution.

“Spinco Company Data” shall mean all confidential data, information, and data compilations contained in the Spinco IT Systems or any databases of the Spinco Companies, including Personal Data, that are used by, or necessary to, the Spinco Companies.

“Spinco Company Privacy Policies” shall mean any (a) internal or external past or present data protection, data usage, data privacy and security policies of the Spinco Companies, (b) public statements, representations, obligations, promises, commitments relating to privacy, security or the Processing of Personal Data and (c) policies and obligations applicable to the Spinco Companies as a result of any certification relating to privacy, security or the Processing of Personal Data.

“Spinco Contract” shall mean any Contract: (a) to which any of the Spinco Companies is a party; (b) by which any of the Spinco Companies, any Spinco IP or any other asset of any of the Spinco Companies is or may become bound or under which any of the Spinco Companies has, or may become subject to, any obligation; or (c) under which any of the Spinco Companies has or may acquire any right or interest.

“Spinco Contribution” shall have the meaning set forth in the Separation Agreement.

Exhibit A - 20

“Spinco Data Processor” shall mean a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of, at the direction of, or while providing services to, the Spinco Companies.

“Spinco Employee” shall mean an individual who will become or is reasonably expected by Remainco, as of the date hereof, to become a “Spinco Employee,” as such term is defined in the Employee Matters Agreement.

“Spinco Financing Lenders” shall have the meaning set forth in the definition of “Spinco Commitment Letter.”

“Spinco Financing Sources” means the Persons, including the Lenders, that have committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Spinco or any of its Affiliates in connection with, or that are otherwise acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents, administrative or collateral agents, trustees or similar representatives in respect of, all or any part of the Spinco Financing.

“Spinco Independent Contractor” shall mean a self-employed person or entity contracted to perform work for or provide services to Spinco.

“Spinco Information Security Program” shall mean a written information security program that complies with Spinco Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data, and that is at least as stringent as one or more relevant industry standards and that includes: (a) policies and procedures regarding Personal Data and the Processing thereof; (b) administrative, technical and physical safeguards to protect the security, confidentiality and integrity of any Personal Data owned, controlled, maintained, held or Processed by the Spinco Companies or any third party operating on behalf of or at the direction of the Spinco Companies; (c) disaster recovery, business continuity, incident response and security plans, procedures and facilities; and (d) protections against Data Breaches, Malicious Code and against loss, misuse or unauthorized access to and Processing of Spinco Company Data, Spinco IT Systems and the systems of any Spinco Data Processor.

“Spinco IP” shall have the meaning of “SpinCo IP” set forth in the Separation Agreement.

“Spinco IT Systems” shall have the meaning of “Spinco IT Assets” set forth in the Separation Agreement.

Exhibit A - 21

“Spinco Material Adverse Effect” shall mean any effect, change, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, assets, financial condition, results of operations or cash flows of the Spinco Business taken as a whole; provided, however, that in no event shall any Effects to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following be deemed to constitute, or be taken into account in determining whether there has occurred, a Spinco Material Adverse Effect: (i) conditions generally affecting the industry in which the Spinco Business compete or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions, pandemics (including SARS-CoV-2 or COVID-19 ) or other force majeure events) do not have a disproportionate impact on the Spinco Business taken as a whole, relative to other companies in the industry in which the Spinco Business operates; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Spinco Business, taken as a whole, relative to other companies in the industry in which the Spinco Business operates; (iii) changes in the trading price or trading volume of Remainco Common Stock; (iv) any obligation arising under Section 5.4(d) (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (v), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Remainco Common Stock may give rise to a Spinco Material Adverse Effect and may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); (v) changes in GAAP (or any interpretations of GAAP) or Legal Requirement applicable to the Spinco Business, to the extent that such conditions do not have a disproportionate impact on the Spinco Business taken as a whole, relative to other companies in the industry in which the Spinco Business operates; (vi) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (v), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Spinco Material Adverse Effect and may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); (vii) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; or (viii) Effects resulting directly from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions (it being understood that this clause (viii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences from this Agreement and the Contemplated Transactions or (b) would prevent or materially impair or materially delay Remainco or any of its Subsidiaries (including the Spinco Companies) from performing any of the Transaction Documents or complying with any of their obligations thereunder or consummating the Contemplated Transactions.

“Spinco Owned Real Property” shall mean all Owned Real Property: (i) of any of the Spinco Companies, and (ii) primarily used in the Spinco Business as of the Distribution Date or at any time during the Measurement Period, other than as disposed of in the ordinary course of business, and excluding the Remainco Retained Properties (as defined in the Real Estate Matters Agreement).

Exhibit A - 22

“Spinco Privacy Requirements” shall mean any and all applicable Legal Requirement, industry requirements and Contracts relating to the Processing of Personal Data, including: (a) each Legal Requirement relating to the protection or Processing of Personal Data that is applicable to the Spinco Companies, including, as applicable, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; the Illinois Biometric Information Privacy Act, 740 ILCS 14 et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); Legal Requirement requiring notification to any Person or Governmental Body in the event of a Data Breach; and all implementing regulations and requirements and other similar Legal Requirement; (b) each Contract relating to the Processing of Personal Data applicable to the Spinco Companies; and (c) each applicable rule, code of conduct or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Spinco Product” shall mean any product or service (i) both (A) designed or developed and (B) sold or licensed; (ii) under development and substantially completed; or (iii) manufactured, sold, licensed or distributed, in each of the foregoing clauses (i), (ii) and (iii), by or on behalf of the Spinco Business or the Spinco Companies as of the date of this Agreement, including the products and services listed in Section 2.10 of the Remainco Disclosure Letter. The Spinco Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary Spinco Products.”

“Spin-Off” shall have the meaning set forth in the Separation Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status of the Transactions” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Remainco, Spinco and RMT Partner, dated as of the date hereof and attached to the Separation Agreement.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Transaction Documents” shall mean this Agreement, the Separation Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Remainco and Spinco, in the form attached to the Separation Agreement.

“WBCL” means the Wisconsin Business Corporations Law as amended.

Exhibit A - 23

Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of this Agreement listed opposite such term:

Acquisition Inquiry	1
Acquisition Proposal	1
Acquisition Transaction	1
Additional Antitrust Consents	119
Adjusted RMT Partner Value	7
Affiliate	1
Agreement	1
Alternative Commitment Letters	108
Alternative Financing Agreements	109
Alternative Financings	108
Alternative Remainco Commitment Letter	107
Alternative Remainco Financing	107
Alternative RMT Partner Commitment Letter	105
Alternative RMT Partner Financing	105
Alternative Spinco Commitment Letter	108
Alternative Spinco Financing	108
Antitrust Filings	96
Audited Financial Statements	104
Bankruptcy and Equity Exceptions	14
Baseline RMT Partner Value	7
Burdensome Condition	98
Business Day	2
Certifying Parties	4
Chosen Courts	131
Closing	2
Closing Date	3
COBRA	2
Code	2
Collective Bargaining Agreement	2
Commitment Letters	2
Competition Laws	2
Confidentiality Agreement	2
Consent	2
Contemplated Transactions	2
Contract	2
D&O Indemnitee	115
Data Breach	2
Derivative	3
DGCL	3
Distribution Date	3
Distributions	3
DOL	3
Effect	23
Effective Time	3
Employee Matters Agreement	3
Encumbrance	3
End Date	123
Entity	3
Environmental Laws	3
Environmental Liabilities	3
ERISA	3
Exchange Act	4
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	5
Existing Remainco Credit Agreement	4
Existing Remainco Indenture	4
Existing Remainco Securitization Facility	4
Export Control Laws	4
FCPA	26
FDI Consents	119
FDI Filings	96
FDI Laws	4
Final Determination Date\	4
Final Overlap Shareholder Spreadsheet	4
Financing Agreements	107
Financing Source Related Parties	128
Financing Sources	4
Financings	4
First Distribution	4
Former Spinco Employee	4
GAAP	5
Government Bid	5
Government Contract	5
Governmental Approvals	5
Governmental Authorization	5
Governmental Body	5
Hazardous Materials	5
HSR Act	5
Import Laws	5
Indebtedness	6
Information	6

Exhibit A - 24

Initial Audited Financial Statements	103
Initial Audited Financial Statements Delivery Date	103
Intellectual Property Matters Agreement	6
Intellectual Property Rights	6
Interim Financial Period	104
Interim Financial Statements	104
Intermediateco	1
Internal Restructuring	6
IRS	6
Joint Proxy Statement/Prospectus	6
Knowledge of Remainco	6
Knowledge of RMT Partner	6
Legal Proceeding	6
Legal Requirement	6
Lenders	7
Liabilities	7
Lien and Guarantee Release	116
Made Available	7
Make Available	7
Malicious Code	7
Measurement Period	19
Merger	1
Merger Sub	1
New RMT Partner Directors	101
New Share Issuance	5
Notice of Remainco Intervening Event	95
Notice of Remainco Superior Proposal	93
Notice of RMT Partner Intervening Event	91
Notice of RMT Partner Superior Proposal	90
Notice Period	90, 94
OFAC	20
Open Source Code	8
Order	8
Organizational Documents	8
Overlap Calculation	4
Overlap Shareholders	5
Overlap Shares	5
Owned Real Property	8
Owned Spinco IP	8
participate	103
Permitted Alternative Financing	110
Permitted Encumbrances	8
Person	8
Personal Data	8
Pre-Closing Period	72
Process	9
Processed	9
Processing	9
Proprietary RMT Partner Products	18
Proprietary Spinco Product	9
Proprietary Spinco Products	24
Qualified Spinco Common Stock	9
Real Estate Matters Agreement	9
Registered IP	9
Release	9
Remainco	1
Remainco Affiliate	9
Remainco Asbestos Liability	36
Remainco Asbestos Proceedings	35
Remainco Benefit Plan	10
Remainco Board	1
Remainco Board Recommendation	93
Remainco Certifications	17
Remainco Change in Recommendation	93
Remainco Commitment Letter	10
Remainco Common Stock	10
Remainco Companies	10
Remainco Debt Facilities	10
Remainco Disclosure Letter	10
Remainco Environmental and Asbestos Indemnification Agreements	36
Remainco Equity Award	10
Remainco Equity Plan	11
Remainco Financing	10
Remainco Financing Agreements	106
Remainco Financing Lenders	10, 11
Remainco Financing Sources	11
Remainco Governmental Plan	11
Remainco Intervening Event	94
Remainco Options	11
Remainco Pension Plan	30
Remainco Phantom Option	11
Remainco Preferred Stock	12
Remainco PSU	11
Remainco RSU	11
Remainco SEC Documents	11
Remainco Stockholders’ Meeting	92
Remainco Superior Proposal	12
Remainco Tax Opinion	122
Remainco Termination Fee	126
Remainco Triggering Event	12

Exhibit A - 25

Remedial Action	97
Representatives	12
Required Merger Sub Stockholder Vote	68
Required Remainco Stockholder Vote	38
Required RMT Partner Stockholder Vote	68
RMT Partner	1
RMT Partner Affiliate	12
RMT Partner Asbestos Liability	13
RMT Partner Asbestos Proceedings	65
RMT Partner Associate	13
RMT Partner Benefit Plan	13
RMT Partner Board	13
RMT Partner Board Recommendation	89
RMT Partner Business	13
RMT Partner Certifications	50
RMT Partner Change in Recommendation	89
RMT Partner Commitment Letter	13, 15
RMT Partner Common Stock	14
RMT Partner Companies	14
RMT Partner Company Data	14
RMT Partner Company Privacy Policies	14
RMT Partner Company Returns	59
RMT Partner Contract	14
RMT Partner Credit Agreement	14
RMT Partner Data Processor	14
RMT Partner Disclosure Letter	14
RMT Partner Employee	14
RMT Partner Environmental and Asbestos Indemnification Agreements	66
RMT Partner Equity Award	14
RMT Partner Equity Plans	15
RMT Partner Existing Indebtedness	15
RMT Partner Financing	14, 15
RMT Partner Financing Agreements	105
RMT Partner Financing Lenders	13, 15
RMT Partner Financing Sources	15
RMT Partner Form S-4 Registration Statement	15
RMT Partner Governmental Plan	15
RMT Partner Information Security Program	15
RMT Partner Interim Balance Sheet	16
RMT Partner Intervening Event	91
RMT Partner IP	16
RMT Partner IT Systems	16
RMT Partner Leased Real Property	53
RMT Partner Material Adverse Effect	16
RMT Partner Material Contract	55
RMT Partner Overlap Ownership Percentage	5
RMT Partner Owned Real Property	17
RMT Partner Pension Plan	17
RMT Partner Preferred Stock	46
RMT Partner Privacy Requirements	17
RMT Partner Product	18
RMT Partner PSU	18
RMT Partner Registered IP	18
RMT Partner RSA	18
RMT Partner RSU	18
RMT Partner SAR	18
RMT Partner SEC Documents	49
RMT Partner Special Dividend	7
RMT Partner Special Dividend Amount	7
RMT Partner Stockholders’ Meeting	88
RMT Partner Superior Proposal	18
RMT Partner Tax Opinion	119
RMT Partner Termination Fee	126
RMT Partner Top Customers	67
RMT Partner Top Distributors	68
RMT Partner Top Service Providers	68
RMT Partner Top Suppliers	68
RMT Partner Triggering Event	19
Ruling	19
Ruling Event	3
Ruling Request	19
Sanctioned Person	19
Sanctioned Territory	19
Sanctions	20
Sarbanes-Oxley Act	20
SEC	20
Securities Act	20
Separation Agreement	20
Separation Plan	20
Share Equivalents	4
Shared Contracts	20
Shared Information	20
Sidley	2
Solvency Opinions	119
Solvent	21
Specified Time	12
Spinco	1
Spinco Assets	21

Exhibit A - 26

Spinco Benefit Plan	21
Spinco Board	21
Spinco Business	21
Spinco Business Unaudited Financial Data	16
Spinco Commitment Letter	21
Spinco Common Stock	21
Spinco Companies	21
Spinco Company Data	21
Spinco Company Privacy Policies	22
Spinco Company Returns	28
Spinco Contract	22
Spinco Contribution	22
Spinco Data Processor	22
Spinco Employee	22
Spinco Financing	21
Spinco Financing Agreements	107
Spinco Financing Lenders	21, 22
Spinco Financing Sources	22
Spinco Independent Contractor	22
Spinco Information Security Program	22
Spinco IP	23
Spinco IT Systems	23
Spinco Leased Real Property	20
Spinco Material Adverse Effect	23
Spinco Material Contract	23
Spinco Operating Facilities	19
Spinco Overlap Ownership Percentage	5
Spinco Owned Real Property	24
Spinco Privacy Requirements	24
Spinco Product	24
Spinco Products	9
Spinco Registered IP	20
Spinco Registration Statement	87
Spinco Top Customers	37
Spinco Top Distributors	38
Spinco Top Service Providers	38
Spinco Top Suppliers	38
Spin-Off	24
Subsidiary	24
Surviving Corporation	2
Tax	25
Tax Matters Agreement	25
Tax Return	25
Tax-Free Status of the Transactions	25
Threshold Percentage	4
Transaction Documents	25
Transition Services Agreement	25
UK Bribery Act	26
US Remainco Benefit Plan	29
WARN Act	34
WBCL	25

Exhibit A - 27